As Filed With the Securities and Exchange Commission on September 17, 2009

Registration No. 333-161268

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

SCIENTIFIC GAMES INTERNATIONAL, INC.

(as Issuer)

(Exact Name of registrant as specified in its charter)

Delaware	2754	58-1943521
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number))

SCIENTIFIC GAMES CORPORATION

(as guarantor)

(and the other guarantors identified in the Table of Additional Registrants below)

(Exact name of registrant as specified in its charter)

Delaware	7373	81-0422894
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number))

Scientific Games Corporation

750 Lexington Avenue, 25th Floor

New York, New York 10022

(212) 754-2233

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ira H. Raphaelson, Esq.
Scientific Games Corporation
750 Lexington Avenue, 25th Floor
New York, New York 10022
(212) 754-2233

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe, Esq.

Senet S. Bischoff, Esq.
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
(212) 906-1200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrant	State of Incorporation or Formation	IRS Employer Identification Number	Commission File Number
Autotote Enterprises, Inc.**	Connecticut	06-1370549	333-161268-08
Autotote Gaming, Inc.***	Nevada	88-0415955	333-161268-07
MDI Entertainment, LLC***	Delaware	58-1943521	333-161268-06
Scientific Games Products, Inc.***	Delaware	45-0565615	333-161268-05
Scientific Games Racing, LLC***	Delaware	58-1943521	333-161268-04
Scientific Games SA, Inc.***	Delaware	58-1673074	333-161268-03
SG Racing, Inc.***	Delaware	74-3141546	333-161268-02
TRACKPLAY, LLC***	Delaware	03-0398820	333-161268-01

Addresses of Principal Executive Offices:

**	600 Long Wharf Drive New Haven, CT 06511

***	1500 Bluegrass Lakes Parkway Alpharetta, GA 30004

The information in this prospectus is not complete and may be changed.  We may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2009

PRELIMINARY PROSPECTUS

$225,000,000

SCIENTIFIC GAMES INTERNATIONAL, INC.

(as Issuer)

SCIENTIFIC GAMES CORPORATION

(as Guarantor)

Exchange Offer for
9.250% Senior Subordinated Notes due 2019

The Exchange Offer:

•    Scientific Games International, Inc., referred to as the “Issuer,” will exchange all outstanding 9.250% senior subordinated notes due 2019, referred to as the “old notes,” that are validly tendered and not validly withdrawn for an equal principal amount of 9.250% senior subordinated notes due 2019, referred to as the “new notes,” that are, subject to specified conditions, freely transferable.

•    The exchange offer expires at 5:00 p.m., New York City time, on                , 2009, unless extended.  We do not currently intend to extend the expiration date.

•    You may withdraw tenders of old notes at any time prior to the expiration date of the exchange offer.

•    Neither Scientific Games Corporation nor the Issuer will receive any cash proceeds from the exchange offer.

The New Notes:

•    We are offering new notes to satisfy certain obligations under the registration rights agreement entered into in connection with the private offering of the old notes.

•    The terms of the new notes are substantially identical to the old notes, except that the new notes, subject to specified conditions, will be freely transferable.

•    The new notes will be guaranteed on a senior subordinated unsecured basis by Scientific Games Corporation and all of its 100%-owned domestic subsidiaries (other than the Issuer), which are referred to as the “guarantors.”

•    We do not plan to list the new notes on a national securities exchange or automated quotation system.

Please see “Risk Factors” beginning on page 16 of this prospectus for a discussion of certain factors that you should consider before participating in this exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes as required by applicable securities laws and regulations. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.  We have agreed that, for a period of up to 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

None of the Securities and Exchange Commission, any state securities commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Mississippi Gaming Commission, the Louisiana Gaming Control Board, the Indiana Gaming Commission, the New Jersey Casino Control Commission or any other gaming authority or other regulatory agency has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2009.

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

This prospectus does not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.  The information in this prospectus is current only as of the date on its cover and may change after that date.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. You may obtain information incorporated by reference, at no cost, by writing or telephoning us at the following address:

Scientific Games Corporation

Attention:  Investor Relations

750 Lexington Avenue, 25th Floor

New York, New York 10022

(212) 754-2233

To obtain timely delivery, you must request the information no later than five (5) business days prior to the expiration of the exchange offer, or                , 2009.  See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page ii.

i

INDUSTRY AND MARKET DATA

Certain market data and other statistical information included in this prospectus (including the documents incorporated by reference in this prospectus) are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

BASIS OF PRESENTATION

We filed a Current Report on Form 8-K on May 18, 2009 to retrospectively adjust portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 2, 2009, to reflect our adoption, effective January 1, 2009, of FASB Staff Position APB 14-1, ‘‘Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).’’ You should read the Current Report on Form 8-K in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our other filings.

Unless the context indicates otherwise, references in this prospectus to Scientific Games International, Inc. and the “Issuer” refer to Scientific Games International, Inc., a Delaware corporation, the issuer of the new notes, and references to the “guarantors” refer to Scientific Games Corporation and its wholly owned domestic subsidiaries (other than the Issuer) that will guarantee the new notes. Unless the context indicates otherwise, references to “Scientific Games,” “the Company,” “we,” “our,” “ours” and “us” refer to Scientific Games Corporation and its consolidated subsidiaries, including the Issuer.

WHERE YOU CAN FIND MORE INFORMATION

The Issuer is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Rule 12h-5 under the Exchange Act.  Scientific Games Corporation, however, is subject to the informational requirements of the Exchange Act and, accordingly, files annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission (the “SEC”).  You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.  Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange offer. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. Copies of our SEC filings, including the exhibits to the registration statement, are available through us or from the SEC through the SEC’s website or at its facilities described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In this prospectus, we “incorporate by reference” the information we file with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules), which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be an important part of this prospectus. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement. In addition, information contained in this prospectus shall be modified or superseded by information in any such subsequently filed documents which are incorporated by reference in this prospectus. We incorporate by reference in this prospectus the following documents filed with the SEC pursuant to the Exchange Act:

•                  Annual Report on Form 10-K for the year ended December 31, 2008 (Items 6, 7 and 8 thereof amended by the Current Report on Form 8-K filed on May 18, 2009);

•                  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009; and

•                  Current Reports on Form 8-K filed on April 2, 2009, April 22, 2009, May 18, 2009, May 19, 2009, May 27, 2009, June 2, 2009, June 11, 2009, June 19, 2009 and August 17, 2009.

ii

We also incorporate by reference any future filings made by us with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the SEC’s rules) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering, and any reoffering, of the securities offered hereby.

References in this prospectus to this prospectus will be deemed to include the documents incorporated by reference, which are an integral part of this prospectus.  You should obtain and review carefully copies of the documents incorporated by reference.  Any statement contained in the documents incorporated by reference will be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently dated document incorporated by reference or in this prospectus modifies or supersedes the statement.  Information that we file later with the SEC will automatically update the information incorporated by reference and the information in this prospectus.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the address on page i of this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus constitute “forward-looking statements.” Forward-looking statements describe future expectations, plans, results or strategies, and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology.  These statements are based upon management’s current expectations, assumptions and estimates, and are not guarantees of future results or performance.  Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions in the Company’s markets; technological change; retention and renewal of existing contracts and entry into new or amended contracts; availability and adequacy of cash flow to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulations, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; seasonality; ability to enhance and develop successful gaming concepts; dependence on suppliers and manufacturers; liability for product defects; factors associated with foreign operations; influence of certain stockholders; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock market volatility.  For a discussion of these and other factors that may affect our business, you should also read carefully the factors described in the “Risk Factors” section of this prospectus.  Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the SEC.  Forward-looking statements speak only as of the date they are made and except, for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

SUMMARY

This is only a summary of the prospectus. You should read carefully the entire prospectus, including “Risk Factors,” and our consolidated financial statements and related notes as well as the documents incorporated by reference in this prospectus, before making an investment decision.

Our Company

Overview

We are a leading supplier of technology-based products, systems and services to gaming markets worldwide.  We believe we offer our customers the widest array of technologically advanced products and services in each market we serve.  We report our operations in three business segments: Printed Products Group, Lottery Systems Group, and Diversified Gaming Group.

Printed Products Group

Our Printed Products Group is composed of our instant lottery ticket business and our prepaid phone card business.

We believe we are the leading provider of instant lottery tickets in the world.  Our instant ticket customers include 40 of the 42 U.S. jurisdictions that currently sell instant lottery tickets, and we sell instant tickets and/or related services to lotteries in over 50 other countries.  We believe that our innovative products and services allow lotteries to increase their retail sales of instant tickets.

Instant ticket and related services include ticket design and manufacturing, as well as value added services, including game design, sales and marketing support, specialty games and promotions, inventory management and warehousing, and fulfillment services.  We provide lotteries with access to some of the world’s most popular entertainment brands, including Deal or No Deal®, Major League Baseball®, National Basketball Association®, Harley-Davidson®, Wheel of Fortune®, Monopoly®, Corvette® and World Poker Tour®.  We also provide lotteries with customized partnerships, or cooperative service programs (“CSPs”), to help them efficiently and effectively manage and support their operations to achieve greater retail sales and lower operating costs.

Lottery Systems Group

We believe we are a leading provider of sophisticated, customized computer software, equipment and data communication services to government-sponsored and privately operated lotteries in and outside the U.S.  This business includes the provision of transaction processing software for the accounting and validation of both instant and online lottery games, point-of-sale terminals, central site computers, communications technology, and ongoing support and maintenance for these products.  Central computer systems, terminals and associated software are typically provided in the U.S. through facilities management contracts and internationally through outright sales.  We have contracts to operate online lottery systems for 13 of the 44 U.S. jurisdictions that operate online lotteries and we believe we are the second largest online lottery system provider in Europe.

Diversified Gaming Group

Our Diversified Gaming Group provides services and systems to private and public operators in the wide area gaming markets and in the pari-mutuel wagering industry.  Our product offerings include server-based gaming machines, video lottery terminals (“VLTs”), monitor games, wagering systems for the pari-mutuel racing industry, sports betting systems and services and Great Britain regulated Category C Amusement With Prize (“AWP”) and Skill With Prize (“SWP”) terminals.  Business units within the Diversified Gaming Group include: The Global Draw Limited and certain related companies (“Global Draw”), a leading supplier of gaming terminals, systems and monitor games to licensed bookmakers, primarily in the U.K. and Mexico; Games Media Limited (“Games Media”), our AWP and SWP terminal supplier to U.K. public house (“pub”) operators; Scientific Games Racing LLC, a leading worldwide supplier of computerized systems for pari-mutuel wagering; and our venue management gaming operations in Connecticut, Maine and the Netherlands.

As previously announced, our Board of Directors has engaged a financial advisor to assist in reviewing strategic alternatives for the Company’s pari-mutuel wagering and venue management businesses.  We expect to consider and evaluate available alternatives during the review including, but not limited to, the sale of those businesses.  We have not set any timetable for the conclusion of this strategic review.  There can be no assurance that the review process will result in the announcement or consummation of any sale or other transaction or the price or other terms upon which any such transaction may take place.

Consorzio Lotterie Nazionali

We are a member of Consorzio Lotterie Nazionali (“CLN”), a consortium consisting principally of the Issuer, Lottomatica S.p.A, and Arianna 2001, a company owned by the Federation of Italian Tobacconists.  The consortium has a signed contract with the Italian Monopoli di Stato to be the exclusive operator of the Italian Gratta e Vinci instant lottery.  The contract commenced in 2004 and expires in 2010 with a six year extension option held by the Italian Monopoli di Stato.  Under our contract with the consortium, we supply instant lottery tickets, game development services, marketing support, the instant ticket management system and systems support.  We also participate in the profits or losses of the consortium as a 20% equity owner, and assist Lottomatica S.p.A in the lottery operations.  Our investment in the consortium resulted in a significant portion of our net income in 2008.  For the years ended December 31, 2008 and 2007, we recorded equity income of approximately $51.7 million and $37.7 million, respectively, attributable to our interest in CLN.  In accordance with the rules and regulations of the SEC, the audited financial statements of CLN as of December 31, 2008 and 2007 and for the years then ended have been filed as an exhibit to our most recent Annual Report on Form 10-K and are therefore incorporated by reference in this prospectus.  For the six month period ended June 30, 2009, we recorded equity income of approximately $26.6 million attributable to our interest in CLN.  See “Risk Factors–We recognize significant earnings from our investment in CLN but we do not control distributions of its cash.  Our contract with CLN is scheduled to expire in 2010.”

Competitive Strengths

Our competitive strengths include:

•                  Leading industry positions.  We are a leading worldwide supplier of technology-based products, systems and services to gaming markets and we believe we are the leading worldwide provider of services, systems and products to the lottery industry.  Our instant ticket customers include 40 of the 42 U.S. jurisdictions that currently sell instant lottery tickets, and we sell instant tickets and/or related services to lotteries in over 50 other countries.  In addition, we have contracts to operate online lotteries for 13 of the 44 U.S. jurisdictions that currently operate online lotteries and we believe that we are the second largest online lottery provider in Europe.  We also believe that we are a leading supplier of wide area gaming systems and terminals in the U.K.  We attribute our leadership position in each of these businesses primarily to our technological expertise, lottery product marketing expertise, well-established customer relationships, high level of customer service and ability to offer a broad array of products and value-added services.  In our instant ticket business, we have invested heavily in security technologies, marketing information systems and branding initiatives that have allowed us to maintain our industry position.  In addition, in states where we provide cooperative services, we have been successful in increasing revenues and reducing costs for those states, which we believe strengthens our customer relationships.  For our U.S. lottery contracts, we are the exclusive provider of online lottery systems and typically the primary supplier of instant lottery tickets in each state where we have contracts.  Under a typical U.S. online lottery contract, we supply the equipment, software and maintenance on our proprietary systems, which creates switching costs, including a risk of lost sales to the lottery.  In our Diversified Gaming Group, we have developed proprietary games and have invested a significant amount of capital to develop, build and install state-of-the art pari-mutuel wagering and communications networks throughout North America, the U.K. and other countries.

•                  Substantial recurring revenue.  We typically provide our lottery and diversified gaming services pursuant to long-term contracts.  U.S. instant ticket lottery contracts typically have an initial term of three years and frequently include multiple renewal options, which our customers have generally exercised for additional periods ranging from one to five years.  Historically, we have experienced a high success rate on our re-bidding efforts for existing contracts following the expiration of the initial term and all renewal options.  Our U.S. online lottery contracts typically have a minimum initial term of five years, with additional renewal options.  Contracts in the wide area gaming industry are typically for an initial period of two to four years.  Under the wide area gaming contracts, we are typically paid a fee equal to a percentage of our customer’s revenues generated from wagers on each terminal.  In addition, we own our Connecticut off-track betting (“OTB”) licenses and operations in perpetuity, subject to our compliance with certain licensing requirements.  We also hold one of five OTB licenses within the state of Maine and are the exclusive licensed operator for all pari-mutuel wagering in the Netherlands.  For the six months ended June 30, 2009, approximately 94% of our revenues were service revenues, which are generally recurring in nature.

•                  Scope of product and service offerings.  We believe that we offer a broad array of products in each of our businesses.  Our ability to offer our customers a wide range of lottery, diversified gaming and pari-mutuel products enables us to serve a substantial portion of our customers’ gaming product and service demands, which we believe enhances our customer relationships.  Moreover, our portfolio allows us to cross-sell our products and services to customers, providing us with a wide range of revenue-generating opportunities.  We believe that many of our customers do not have the marketing, design, manufacturing, and sales resources necessary to completely operate on their own and that these customers benefit from our capabilities in those areas.  We believe this support strengthens our long-term competitive advantage as a key partner with our customers.

•                  Superior technology.  We believe that we are a technology leader, which contributes to our leadership positions in our businesses.  The increased application of computer-based technologies to the manufacturing and service of instant lottery tickets continues to separate the printing of instant lottery tickets from conventional forms of printing.  We believe we are generally recognized within the lottery business as a leader in applying these technologies to the manufacture and sale of instant lottery tickets.  In order to maintain our position as a leading innovator within the lottery business, we intend to continue to explore and develop new technologies and their applications to instant lottery tickets and systems.  In the Diversified Gaming Group, we believe that we are a technology leader in computerized wagering systems and related equipment.  We have established two special purpose enterprise-level computing data centers, through which multiple racetracks and OTBs are linked to one another via dedicated, secure, high-speed communications channels.  In our Global Draw business unit, we provide customers with a turnkey offering that includes remote management of game content and wagering terminals, central computer systems, data communication and field support.  We develop our own proprietary game content, supplemented by third-party content as needed, and games are displayed on our state of the art terminals.  We believe that these terminals achieve higher revenue levels for our customers than those provided by the competition, in part because our terminals allow U.K.-based customers the flexibility of switching from Great Britain regulated Category B2 to Category B3 content.

Business Strategies

Our strategies include:

•                  Strengthen our partnerships with our customers to increase revenues.  Under our CSP, online lottery and wide area gaming contracts, we are typically paid a fee equal to a percentage of our customer’s revenues.  As a result, we are incented to work closely with our customers to increase their revenues.  At a time when our government and private lottery customers are facing budget deficits or other effects of the current economic downturn, we believe these customers may be more open to solutions that will enhance participation rates and revenues.  Some of these potential solutions include offering higher-priced lottery products, implementing innovative multi-game/multi-price-point strategies, bolstering marketing and promotions, increasing retailer penetration, offering immediate ticket validation and prize payment and other solutions that form the basis of our CSP service offering.  We have had success in the past increasing our customers’ revenues (and thereby increasing our revenues) by implementing these and other solutions.  In the Diversified Gaming Group, we intend to continue to work in partnership with the customers of our Global Draw and Games Media subsidiaries to grow their net win by introducing leading edge and venue-customized content onto our unique server-based gaming platform, minimizing machine downtime and implementing marketing initiatives.  We believe that the pub business in the U.K., which is served by our Games Media subsidiary, has not yet fully realized the benefits from the transition from analog to digital gaming, and that, given our technological capabilities, we are uniquely positioned to take advantage of the opportunities arising from this transition.  We also believe that there will be opportunities to continue to cross-sell our server-based gaming machines and content to our existing lottery and racing customers.

•                  Continue to expand internationally.  We believe that growth opportunities for our lottery, wide area gaming and pari-mutuel businesses exist in international markets.  The instant lottery ticket market in China, for example, is in its early stages of development, with retail sales of the China Sports Lottery reaching approximately RMB7.5 billion in the first half of 2009.  At the end of 2008, through our joint venture with a local partner, we established a secure, state-of-the-art instant lottery ticket manufacturing facility in Beijing, China that is expected to produce instant lottery tickets for sale to the China Sports Lottery for a 15-year period beginning in 2009.  We also have an eight-year instant ticket validation, distribution and accounting system contract with the China Sports Lottery for which we are paid based on a percentage of retail sales.  Our joint venture in Italy continues to experience positive results notwithstanding the current global economic downturn, with instant ticket retail sales growing 2% year-over-year to €4.9 billion in the first half of 2009.  Additionally, many of the other European lotteries constitute target markets for us due to limited instant ticket market penetration and relatively low per capita instant ticket sales.  In the Diversified Gaming Group, our Global Draw and Games Media subsidiaries continue to increase their installed bases of terminals, with Global Draw’s installed based growing 7% year-over-year to 15,957 in the first half of 2009 and Games Media’s installed base growing to 2,312 in the first half of 2009.  We believe our success in the wide area gaming business in the U.K. and in Mexico will provide us a competitive advantage as we pursue opportunities elsewhere.  For example, during 2008, Global Draw entered into key strategic alliances in Asia, Latin America and the Caribbean.

•                  Continue to implement initiatives designed to increase cash flow and profit margins.  In the fall of 2008, we launched our Profitability Improvement Program in order to more fully realize the synergies from further integration of past acquisitions, reduce capital and operating expenses and increase profit margins, free cash flow and return on investment.  This program involves, among other things, entering into multi-state marketing ventures, declining to enter into or exiting contracts or projects which offer inferior returns on invested capital, reducing our capital expenditures budget to $125.0 million in 2009 from $230.0 million in 2008 and reducing headcount and overhead expenses.  We are already beginning to see the benefits from this program, as evidenced by the $4.3 million in selling, general and administrative expense savings and $7.0 million improvement in gross profit we realized in the first half of 2009, resulting in total savings of $11.3 million from this program in the first half of 2009.  We were also able to reduce our capital expenditures from $115.2 million in the first half of 2008 to $56.1 million in the first half of 2009.  We have also commenced a global procurement initiative to seek to optimize our purchasing efficiency by aggregating our purchasing power, outsourcing where appropriate and initiating a competitive bidding process for certain goods and services.  We expect to realize an estimated $15 to $20 million of cost savings in 2009 and $15 to $20 million of additional cost savings in 2010, primarily from our procurement initiative.  We believe that these savings and other initiatives will not only allow us to remain resilient in the current economic environment, but also position us to take advantage of our improved cost structure as we look to grow in the years to come.

•                  Enhance operating flexibility by strengthening our balance sheet and liquidity position.  We have taken, and expect to continue to take, steps to strengthen our balance sheet and liquidity position.  During 2009, we (1) amended our credit facilities to provide us with additional operating flexibility, (2) deferred a portion of the earn-out and contingent bonuses that were payable in connection with our 2006 acquisition of Global Draw by issuing promissory notes, (3) completed the offering of the old notes (receiving net proceeds of approximately $212.0 million after the original issue discount and fees and expenses) and (4) used our cash flow and cash on hand to repurchase approximately $174.6 million in aggregate principal amount of our outstanding 0.75% convertible senior subordinated debentures due 2024 (referred to as the “convertible debentures”) and approximately $12.9 million in aggregate principal amount of our senior subordinated notes due 2012 (referred to as the “2012 notes”).   See “Description of Other Indebtedness” for additional information regarding the amendment to our credit facilities and the promissory notes issued to defer a portion of the Global Draw earn-out.  We believe that these steps, combined with our focus on free cash flow generation, should allow us to enhance our operating flexibility by strengthening our balance sheet and increasing our liquidity position.

Corporate Information

Our principal executive offices are located at 750 Lexington Avenue, 25th Floor, New York, New York 10022 and our telephone number is (212) 754-2233. We maintain a website on the Internet at http://www.scientificgames.com.  Our website and the information it contains are not a part of this registration statement.

The Issuer is a direct wholly owned subsidiary of Scientific Games Corporation.  The Issuer’s principal executive offices are located at 1500 Bluegrass Lakes Parkway, Alpharetta, Georgia 30004, and its telephone number is (770) 664-3700.  The Issuer is our primary domestic operating company.

The Exchange Offer

The following summary contains basic information about the exchange offer and the new notes. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Description of Notes.”

On May 21, 2009, the Issuer issued an aggregate of $225.0 million principal amount of 9.250% Senior Subordinated Notes due 2019 (the old notes) to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.  The old notes are unconditionally guaranteed, jointly and severally, on a senior subordinated unsecured basis, by the guarantors.

The Exchange Offer	The Issuer is offering to exchange an aggregate of $225.0 million principal amount of new notes for $225.0 million principal amount of the old notes.

To exchange your old notes, you must properly tender them, and the Issuer must accept them. You may tender outstanding old notes only in denominations of the principal amount of $2,000 and integral multiples of $1,000 in excess thereof. The Issuer will exchange all old notes that you validly tender and do not validly withdraw. The Issuer will issue registered new notes promptly after the expiration of the exchange offer.

The form and terms of the new notes will be substantially identical to those of the old notes except that the new notes will have been registered under the Securities Act. Therefore, the new notes will not be subject to certain contractual transfer restrictions, registration rights and certain additional interest provisions applicable to the old notes prior to consummation of the exchange offer.

Resale of New Notes

We believe that, if you are not a broker-dealer, you may offer new notes (together with the guarantees thereof) for resale, resell and otherwise transfer the new notes (and the related guarantees) without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• acquired the new notes in the ordinary course of business;

• are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the new notes; and

• are not an “affiliate” (as defined under Rule 405 of the Securities Act) of the Issuer or any guarantor.

If any of these conditions are not satisfied, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.  Our belief that transfers of new notes would be permitted without registration or prospectus delivery under the conditions described above is based on the interpretations of the SEC given to other, unrelated issuers in transactions similar to the exchange offer.  We cannot assure you that the SEC would take the same position with respect to the exchange offer.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes.  However, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2009, unless we extend it.

Withdrawal

You may withdraw your tender of old notes under the exchange offer at any time before the exchange offer expires.  Any withdrawal must be in accordance with the procedures described in “The Exchange Offer—Withdrawal Rights.”

Procedures for Tendering Old Notes	Each holder of old notes that wishes to tender old notes for new notes pursuant to the exchange offer must, before the exchange offer expires, either:

• transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, including the old notes, to the exchange agent; or

•  if old notes are tendered in accordance with book-entry procedures, arrange with The Depository Trust Company (“DTC”), to cause to be transmitted to the exchange agent an agent’s message indicating, among other things, the holder’s agreement to be bound by the letter of transmittal, or comply with the procedures described below under “— Guaranteed Delivery.”

A holder of old notes that tenders old notes in the exchange offer must represent, among other things, that:

• the holder is not an “affiliate” of the Issuer or any guarantor as defined under Rule 405 of the Securities Act;

• the holder is acquiring the new notes in its ordinary course of business;

•  the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes within the meaning of the Securities Act;

•  if the holder is a broker-dealer that will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of the new notes; and

• the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Do not send letters of transmittal, certificates representing old notes or other documents to us or DTC. Send these documents only to the exchange agent at the address given in this prospectus and in the letter of transmittal.

Special Procedures for Tenders by Beneficial Owners of Old Notes	If • you beneficially own old notes;

• those old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian; and

• you wish to tender your old notes in the exchange offer,

you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery

If you hold old notes in certificated form or if you own old notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those old notes but

• the certificates for your old notes are not immediately available or all required documents are unlikely to reach the exchange agent before the exchange offer expires; or

• you cannot complete the procedure for book-entry transfer on time,

you may tender your old notes in accordance with the procedures described in “The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery.”

Consequences of Not Exchanging Old Notes

If you do not tender your old notes or we reject your tender, your old notes will remain outstanding and will continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes will not be entitled to any further registration rights under the registration rights agreement. We do not currently plan to register the old notes under the Securities Act.

You do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Material U.S. Federal Income Tax Considerations	Your exchange of old notes for new notes will not be treated as a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Conditions to the Exchange Offer

The exchange offer is subject to the conditions that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Acceptance of Old Notes and Delivery of New Notes

Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all old notes properly tendered prior to the expiration of the exchange offer. We will complete the exchange offer and issue the new notes promptly after the expiration of the exchange offer.

Exchange Agent

The Bank of Nova Scotia Trust Company of New York is serving as exchange agent for the exchange offer. The address and the facsimile and telephone numbers of the exchange agent are provided in this prospectus under “The Exchange Offer—Exchange Agent” and in the letter of transmittal.

The New Notes

The exchange offer applies to the $225.0 million principal amount of the old notes outstanding as of the date hereof.  The form and the terms of the new notes will be identical in all material respects to the form and the terms of the old notes except that the new notes:

•                  will have been registered under the Securities Act;

•                  will not be subject to restrictions on transfer under the Securities Act;

•                  will not be entitled to the registration rights that apply to the old notes; and

•                  will not be subject to any increase in annual interest rate as described below under “Description of Notes—Registration Rights.”

The new notes evidence the same debt as the old notes exchanged for the new notes and will be entitled to the benefits of the same indenture under which the old notes were issued, which is governed by New York law.  See “Description of Notes.”

Issuer	Scientific Games International, Inc., a Delaware corporation and a direct wholly owned subsidiary of Scientific Games Corporation.

Securities Offered	$225.0 million in principal amount of 9.250% Senior Subordinated Notes due 2019.

Maturity Date	The notes will mature on June 15, 2019.

Interest Payment Dates	June 15 and December 15 of each year, commencing December 15, 2009.

Optional Redemption

The Issuer may redeem some or all of the notes at any time prior to June 15, 2014 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption plus a “make-whole” premium. The Issuer may redeem some or all of the notes on or after June 15, 2014 at the redemption prices listed under “Description of Notes—Redemption—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

In addition, at any time prior to June 15, 2012, the Issuer may redeem up to 35% of the initially outstanding aggregate principal amount of the notes at a redemption price of 109.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds contributed to the capital of the Issuer from one or more equity offerings of the Company.

Regulatory Redemption

The notes are subject to redemption requirements imposed by gaming laws and regulations of gaming authorities in jurisdictions in which we conduct gaming operations. See “Description of Notes—Redemption—Regulatory redemption.”

Guarantees	The old notes are, and the new notes will be, fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the

Company and each of its wholly owned domestic subsidiaries (other than the Issuer).

Ranking	The new notes will be the Issuer’s unsecured senior subordinated obligations and will rank:

• junior in right of payment to all of the Issuer’s existing and future senior indebtedness, including its indebtedness under our credit facilities;

•  equal in right of payment with the Issuer’s existing and future senior subordinated indebtedness, including any old notes, its 7.875% senior subordinated notes due 2016 (referred to as the “2016 notes”), its guarantee of the Company’s 6.25% senior subordinated notes due 2012 (referred to as the “2012 notes” and, together with the 2016 notes, the “existing notes”) and its guarantee of the Company’s convertible debentures;

• senior in right of payment to any of the Issuer’s future indebtedness that is expressly subordinated in right of payment to the new notes; and

• structurally junior in right of payment to all of the liabilities of any of the Company’s other subsidiaries that do not guarantee the new notes.

Similarly, the guarantee of each guarantor of the new notes will rank:

• junior in right of payment to all of such guarantor’s existing and future senior indebtedness, including its guarantee of borrowings under our credit facilities;

•  equal in right of payment with any existing and future senior subordinated indebtedness of such guarantor, including (in the case of the Company) the 2012 notes, the convertible debentures and its guarantee of any old notes and the 2016 notes and (in the case of each of the other guarantors) its guarantee of any old notes, the existing notes and the convertible debentures;

• senior in right of payment to any future indebtedness of such guarantor that is expressly subordinated in right of payment to its guarantee of the new notes; and

• structurally junior in right of payment to all of the liabilities of any subsidiary of such guarantor if that subsidiary does not guarantee the new notes

As of June 30, 2009:

•  the Issuer had $593.7 million of senior indebtedness, including $50.6 million of outstanding letters of credit, all of which was secured senior indebtedness under our credit facilities, and the Issuer had $199.4 million of additional availability under our credit facilities (all of which would be secured) (excluding the Issuer’s obligations as a guarantor of the promissory notes with an aggregate principal amount of approximately £28.1 million, or approximately $45.5 million (based on the exchange rate used in our consolidated balance sheet as of June 30, 2009), issued in connection with the deferral of a portion of the earn-out and contingent bonuses that were payable in connection with our 2006 acquisition of Global Draw, referred to as the “Global Draw promissory notes”);

•  the Company and the other guarantors of the new notes had $201.8 million of senior indebtedness in the form of outstanding surety bonds (excluding their obligations as guarantors of (1) the Issuer’s obligations under our credit facilities and (2) the Global Draw promissory notes);

•  the Issuer and the guarantors had $754.5 million of senior subordinated indebtedness outstanding, consisting entirely of the old notes, the existing notes and the convertible debentures (or guarantees thereof); and

•  our subsidiaries which are not guaranteeing the new notes had outstanding total third-party liabilities of approximately $225.8 million, including the Global Draw promissory notes and trade payables.

Change of Control

If we experience a change of control, the Issuer will be required to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. See “Description of Notes—Change of Control.”

Certain Covenants	The indenture governing the notes contains certain covenants which will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur indebtedness;

• pay dividends or make distributions in respect of capital stock or make certain other restricted payments or investments;

• sell assets, including capital stock of our restricted subsidiaries;

• agree to payment restrictions affecting restricted subsidiaries;

• enter into transactions with our affiliates; and

• merge, consolidate or sell all or substantially all of the Company’s assets.

These covenants are subject to important exceptions and qualifications described under the heading “Description of Notes—Covenants.”

No Public Market

The new notes are new securities and there is currently no established trading market for the new notes. The initial purchasers have advised us that they presently intend to make a market in the new notes. However, you should be aware that they are not obligated to make a market in the new notes and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the new notes may not be available if you try to sell your new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

Use of proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

Risk Factors

Investment in the notes involves certain risks.  You should carefully consider the information under “Risk Factors” and all other information included or incorporated by reference in this prospectus before investing in the notes.

SUMMARY HISTORICAL AND CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary historical financial data as of and for the periods indicated.  The summary statement of operations data for the years ended December 31, 2006, 2007 and 2008 and the summary balance sheet data as of December 31, 2006, 2007 and 2008 have been derived from and should be read in conjunction with our audited consolidated financial statements, the notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Current Report on Form 8-K filed on May 18, 2009 (which retrospectively adjusted portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 to reflect a change in accounting principle as described under “Basis of Presentation” on page ii), which report is incorporated herein by reference.

The summary historical financial data for the six months ended June 30, 2008 and 2009 and the balance sheet data as of June 30, 2009 have been derived from and should be read in conjunction with our unaudited consolidated condensed financial statements, the notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which report is incorporated herein by reference.

	Years Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
	(in thousands, except per share amounts)

Statement of operations data:
Operating revenues:
Services	$791,804	$922,415	$999,972	$498,614	$428,592
Sales	105,426	124,289	118,857	64,362	27,126
Total revenues	$897,230	$1,046,704	$1,118,829	$562,976	$455,718
Cost of services (exclusive of depreciation and amortization)	432,013	521,433	594,785	282,914	249,905
Cost of sales (exclusive of depreciation and amortization)	77,934	90,347	85,856	46,551	20,385
Selling, general and administrative expenses	143,105	165,080	184,213	96,066	80,618
Employee termination costs	12,622	3,642	13,695	2,772	3,920
Depreciation and amortization	106,006	160,366	218,643	69,612	61,404
Operating income	$125,550	$105,836	$21,637	$65,061	$39,486
Net income (loss) available to common stockholders	$55,261	$53,155	$(4,485)	$42,417	$(4,844)
Basic net income (loss) available to common stockholders per share	$0.61	$0.57	$(0.05)	$0.46	$(0.05)
Diluted net income (loss) available to common stockholders per share	$0.58	$0.55	$(0.05)	$0.45	$(0.05)

	As of December 31,			As of June 30,
	2006	2007	2008	2009
Balance sheet data:
Cash, cash equivalents and short term investments	$27,791	$29,403	$140,639	$234,833
Total assets	1,757,938	2,098,786	2,182,453	2,329,461
Total long-term debt (including current installments)	870,144	1,043,938	1,239,467	1,369,078
Total stockholders’ equity	572,663	693,591	595,829	639,802

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the six months ended June 30, 2009 and the years ended December 31, 2004, 2005, 2006, 2007 and 2008.  For the purpose of determining the ratio of earnings to fixed charges, “earnings” consist of earnings (loss) before income tax expense (benefit) plus fixed charges, and “fixed charges” consist of interest expense, including amortization of deferred financing costs, plus one-third of rental expense (this portion is considered to be representative of the interest factor).

	Year Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2009

Ratio of earnings to fixed charges (1)	3.8x	3.3x	2.2x	1.5x	0.4x	1.1x

(1)   Earnings (as calculated as described above) were less than fixed charges by approximately $54.5 million for the fiscal year ended December 31, 2008.

RISK FACTORS

Before making any decision to participate in the exchange offer, you should carefully consider the following risk factors in addition to the other information contained in this prospectus and incorporated by reference in this prospectus, although the risk factors (other than those dealing specifically with the new notes) are generally applicable to the old notes as well as the new notes.  Any of the following risks could materially and adversely affect our business, financial condition or results of operations.  The risks described below are not the only risks facing us.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations.  In the following discussion of risk factors, when we refer to the term “note” or “notes,” we are referring to both the old notes and the new notes to be issued in the exchange offer.

RISKS RELATING TO OUR BUSINESS

We operate in highly competitive industries and our success depends on our ability to effectively compete with numerous domestic and foreign businesses.

We face competition from a number of domestic and foreign businesses, some of which have substantially greater financial resources than we do, which could impact our ability to win new contracts and renew existing contracts.  We continue to operate in a period of intense price-based competition, which could affect the number and the profitability of the contracts we win.

Contract awards by lottery authorities are sometimes challenged by unsuccessful bidders, which can result in costly and protracted legal proceedings that can result in delayed implementation or cancellation of the award.  In addition, the domestic lottery market has matured such that the number of states conducting lotteries is unlikely to increase materially in the near-term.

We believe our principal competitors in the instant ticket lottery business are increasing their production capacity, which could increase pricing pressures in the instant ticket business and adversely affect our ability to win or renew instant ticket contracts or reduce the profitability of instant ticket contracts that we do win.  Our domestic U.S. instant ticket business could also be adversely affected should additional foreign competitors in Canada or Mexico export their lottery products to the U.S. or should other foreign competitors establish printing facilities in the U.S., Canada or Mexico to supply the U.S.

We also face increased price competition in the online lottery business from our two principal competitors.  Since late 2007, the lottery authorities in South Carolina, West Virginia, South Dakota, New Hampshire and Vermont awarded new online lottery contracts to competitors.  Our online lottery contracts with South Carolina, West Virginia and South Dakota terminated on November 15, 2008, June 27, 2009 and August 2, 2009, respectively, and our online lottery contracts with New Hampshire and Vermont terminate on June 30, 2010.  We also compete in the international instant ticket lottery business with low-price, low-quality printers in a regulated environment where laws are being reinterpreted so as to create competition from non-traditional lottery vendors and products.

Pricing pressures and potential privatization of some lotteries may also change the manner in which online and instant ticket contracts are awarded and the profitability of those contracts.  Any future success of our lottery business will also depend, in part, on the success of the lottery industry in attracting and retaining players in the face of increased competition for these players’ entertainment dollars, as well as our own success in developing innovative products and systems to achieve this goal.  Our failure to achieve this goal could reduce revenues from our lottery operations.  As a result of pressures on state and other government budgets, other forms of gaming may be legalized, which could adversely impact our business.

We also operate in competitive markets in other parts of our business.  Our pari-mutuel business faces competition from other operators, other gaming venues such as casinos and state-sponsored lotteries and other forms of legal and illegal gaming.  The market for pari-mutuel wagering has seen declines over a period of years and the continuing popularity of horse and dog racing is important to the operating results of our pari-mutuel business.  Our other gaming-related businesses face competition from other vendors and illegal operators, as well as changes in law and regulation that can affect our future profitability.  In our prepaid phone card business, we are operating in a period of intense price-based competition, which may continue to negatively affect our revenues and operating margins.  Moreover, the cellular telephone industry is undergoing technological changes such that other technologies, including electronic commerce, could impact our growth opportunities and our customer relationships.

Recent changes to certain contracts and other aspects of our business, together with the current economic conditions and adverse foreign currency exchange rate fluctuations, have adversely affected our results of operations and may continue to do so.

Over the past several quarters, we have changed the pricing and pricing structure of certain of our lottery contracts and, in 2009, began selling instant lottery tickets in China through our joint venture rather than directly.  These changes, together with the current global economic slowdown and adverse foreign currency exchange rate fluctuations, have had and may continue to have a negative effect on our results of operations.  For example, our revenues in the first half of 2009 decreased approximately $107.3 million, or 19%, compared to the same period in 2008.  We expect these factors that negatively impacted our results in the first half of 2009 to continue to do so into at least the fourth quarter of 2009.

In addition, we cannot predict the effect that the global economic slowdown will have on us as it also impacts our customers, vendors and business partners.  We believe that the lottery and wide area gaming businesses are less susceptible to reductions in consumer spending than the destination gaming business (e.g., resort/casino venues, which are typically less accessible than lottery and wide area gaming retail outlets) and other parts of the consumer sector.  However, there can be no assurance that the continuation or worsening of the current economic slowdown will not negatively impact the lottery or wide area gaming businesses.

Our business is subject to evolving technology.

The markets for all of our products and services are affected by changing technology, new legislation and evolving industry standards.  Our ability to anticipate or respond to such changes and to develop and introduce new and enhanced products and services on a timely basis will be a significant factor in our ability to expand, remain competitive, attract new customers and retain existing contracts.

We can give no assurance that we will achieve the necessary technological advances or have the financial resources needed to introduce new products or services on a timely basis or that we will otherwise have the ability to compete effectively in the markets we serve.

We are heavily dependent on our ability to renew our long-term contracts with our customers and we could lose substantial revenue and profits if we are unable to renew certain of our contracts.

Generally, our contracts are for initial terms of one to five years, with optional renewal periods.  Upon the expiration of a contract, including any extensions thereof, new contracts may be awarded through a competitive bidding process.  Since late 2007, the lottery authorities in South Carolina, West Virginia, South Dakota, New Hampshire and Vermont awarded new online lottery contracts to our competitors.  Our revenues from our online contracts for South Carolina, West Virginia, South Dakota, New Hampshire and Vermont represented approximately $23.0 million, or approximately 2%, of our total 2008 revenues.

In addition, our contract with CLN, our largest customer, is scheduled to expire in 2010 concurrently with the scheduled expiration of CLN’s contract with the Italian Monopoli di Stato under which CLN is the exclusive operator of the Italian Gratta e Vinci instant ticket lottery.  The Italian government recently promulgated a decree providing for a competitive tender process for the granting of up to four concessions to potential operators of the Gratta e Vinci instant ticket lottery for a nine-year term (subject to a performance evaluation of the concessionaire during the fifth year) following the termination of CLN’s current contract, subject to certain terms and conditions, including a potentially significant upfront payment obligation, bonding requirements and a reduction in the commission rate from approximately 12.1% to 11.9%.  In anticipation of the tender process, we have entered into a memorandum of understanding with the other members of CLN to participate in the tender process together. There can be no assurance that CLN (or a similar vehicle) will be awarded a concession to continue to operate the instant ticket lottery following the termination of its current contract or whether other operators will also be awarded a concession.  In addition, there can be no assurance that we will continue to supply instant lottery tickets and other services under any future arrangements. We have commenced discussions with our lenders regarding a potential amendment to our credit facilities intended to facilitate our participation in the tender process. There can be no assurance that we will be able to successfully complete any such amendment.

We are also required by certain of our lottery customers to provide surety or performance bonds in connection with our contracts.  There can be no assurance that we will continue to be able to obtain surety or performance bonds on commercially reasonable terms or at all.  Our inability to provide such bonds would materially and adversely affect our ability to renew existing, or obtain new, lottery contracts.

There can be no assurance that our current contracts will be extended or that we will be awarded new contracts as a result of competitive bidding processes in the future.  The termination, expiration or failure to renew one or more of our contracts could cause us to lose substantial revenue and profits, which could have an adverse effect on our ability to win or renew other contracts or pursue acquisitions or other growth initiatives.

We may not have sufficient cash flows from operating activities, cash on hand and available borrowings under our credit facilities to finance required capital expenditures under new contracts, service our indebtedness and meet our other cash needs.  These obligations require a significant amount of cash.

Our online lottery, wide area gaming and pari-mutuel contracts generally require significant up-front capital expenditures for terminal assembly, software customization and implementation, systems and equipment installation and telecommunications configuration.  Historically, we have funded these up-front costs through cash flows generated from operations, available cash on hand and borrowings under our credit facilities.  Our ability to continue to procure new contracts will depend on, among other things, our then present liquidity levels or our ability to obtain additional financing at commercially reasonable terms.  If we do not have adequate liquidity or are unable to obtain financing for these up-front costs on favorable terms or at all, we may not be able to bid on certain contracts, which could restrict our ability to grow and have a material adverse effect on our results of operations. Moreover, we may not realize the return on investment that we anticipate on new contracts due to a variety of factors, including lower than anticipated retail sales and unanticipated regulatory developments or litigation.

As of June 30, 2009, we had total indebtedness of approximately $1,383.0 million, or approximately 68% of our total capitalization, consisting primarily of senior secured term loan and revolving credit facilities under our credit agreement, senior subordinated notes and convertible senior subordinated debentures.  Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future.  This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

If we are unable to generate sufficient cash flow from operations in the future to meet our commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital.  We cannot assure you that any of these actions could be completed on a timely basis or on satisfactory terms or at all, or that these actions would enable us to continue to satisfy our capital requirements.  Moreover, our existing or future debt agreements contain restrictive covenants that may prohibit us from adopting these alternatives.  Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt.  In addition, as described below, a substantial portion of our long-term indebtedness may accelerate and become due in 2010 unless certain actions are taken to eliminate the right of the holders of our convertible debentures to require us to redeem or repurchase such convertible debentures or unless our available liquidity exceeds the aggregate principal amount of such convertible debentures then outstanding plus $50.0 million.  During 2009, we have taken steps that we believe will allow us to address this potential acceleration event, including deferring a portion of the Global Draw earn-out payment by issuing the Global Draw promissory notes, completing the offering of the old notes (and receiving net proceeds of approximately $212.0 million after the original issue discount and fees and expenses) and repurchasing approximately $174.6 million in aggregate principal amount of our convertible debentures (leaving approximately $99.2 million in aggregate principal amount of our convertible debentures currently outstanding).  Although we expect that we will be able to satisfy the conditions described above in a timely manner (including by having sufficient cash and liquidity) in light of the steps we have taken and intend to take, and thereby prevent the acceleration of such indebtedness, there can be no assurance that we will be able to do so.

Our business depends on the protection of our intellectual property and proprietary information.

We believe that our success depends, in part, on protecting our intellectual property in the U.S. and in foreign countries.  Our intellectual property includes certain patents and trademarks relating to our instant ticket games and wagering systems, as well as proprietary or confidential information that is not subject to patent or similar protection.  Our intellectual property protects the integrity of our games, systems, products and services, which is a core value of the industries in which we operate.  For example, our intellectual property is designed to ensure the security of the printing of our instant lottery tickets and prepaid phone cards and provide simple and secure validation of our lottery tickets.  Competitors may independently develop similar or superior products, software, systems or business models.  In cases where our intellectual property is not protected by an enforceable patent, such independent development may result in a significant diminution in the value of our intellectual property.

There can be no assurance that we will be able to protect our intellectual property.  We enter into confidentiality or license agreements with our employees, vendors, consultants, and, to the extent legally permissible, our customers, and generally control access to, and the distribution of, our game designs, systems and other software documentation and other proprietary information, as well as the designs, systems and other software documentation and other information we license from others.  Despite our efforts to protect these proprietary rights, unauthorized parties may try to copy our gaming products, business models or systems, use certain of our confidential information to develop competing products, or develop independently or otherwise obtain and use our gaming products or technology, any of which could have a material adverse effect on our business.  Policing unauthorized use of our technology is difficult and expensive, particularly because of the global nature of our operations.  The laws of other countries may not adequately protect our intellectual property.

There can be no assurance that our business activities, games, products and systems will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.  Any such claim and any resulting litigation, should it occur, could subject us to significant liability for damages and could result in invalidation of our proprietary rights, distract management, and/or require us to enter into costly and burdensome royalty and licensing agreements.  Such royalty and licensing agreements, if required, may not be available on terms acceptable to us, or may not be available at all.  In the future, we may also need to file lawsuits to defend the validity of our intellectual property rights and trade secrets, or to determine the validity and scope of the proprietary rights of others.  Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources.

We rely on products and technologies that we license from third parties.  There can be no assurance that these third-party licenses, or the support for such licenses, will continue to be available to us on commercially reasonable terms, if at all.

Our business competes on the basis of the security and integrity of our systems and products.

We believe that our success depends, in part, on providing secure products and systems to our vendors and customers.  Attempts to penetrate security measures may come from various combinations of customers, retailers, vendors, employees and others.  Our ability to monitor and ensure quality of our products is periodically reviewed and enhanced.  Similarly, we constantly assess the adequacy of our security systems to protect against any material loss to any of our customers and the integrity of the product to end-users.  There can be no assurance that our business will not be affected by a security breach or lapse, which could have a material adverse impact on our results of operations, business or prospects.

Our industry is subject to strict government regulations that may limit our existing operations and have a negative impact on our ability to grow.

In the U.S. and many other countries, lotteries, pari-mutuel and other forms of wagering must be expressly authorized by law.  Once authorized, such activities are subject to extensive and evolving governmental regulation.  Moreover, such gaming regulatory requirements vary from jurisdiction to jurisdiction.  Therefore, we are subject to a wide range of complex gaming laws and regulations in the jurisdictions in which we are licensed.  Most jurisdictions require that we be licensed, that our key personnel and certain of our security holders be found suitable or be licensed, and that our products be reviewed and approved before placement.  If a license, approval or finding of suitability is required by a regulatory authority and we fail to seek or do not receive the necessary approval, license or finding of suitability, then we may be prohibited from distributing our products for use in the particular jurisdiction.

The regulatory environment in any particular jurisdiction may change in the future, and any such change could have a material adverse effect on our results of operations, business or prospects.  Moreover, there can be no assurance that the operation of lotteries, pari-mutuel wagering facilities, video gaming industry machines, Internet gaming or other forms of lottery or wagering systems will be approved by additional jurisdictions or that those jurisdictions in which these activities are currently permitted will continue to permit such activities.  Although we believe that we have developed procedures and policies designed to comply with the requirements of evolving laws, there can be no assurance that law enforcement or gaming regulatory authorities will not seek to restrict our business in their jurisdictions or even institute enforcement proceedings.

Moreover, in addition to the risk of an enforcement action, we also potentially risk an impact on our reputation in the event of any potential legal or regulatory investigation whether or not we are ultimately accused of or found to have committed any violation.  We are required to obtain and maintain licenses from various state and local jurisdictions in order to operate certain aspects of our pari-mutuel business and we are subject to extensive background investigations and suitability standards in our lottery business.  We also will become subject to regulation in any other jurisdiction where our customers operate in the future.  There can be no assurance that we will be able to obtain new licenses or renew any of our existing licenses, and the loss, denial or non-renewal of any of our licenses could have a material adverse effect on our results of operations, business or prospects.  Lottery authorities generally conduct background investigations of the winning vendor and its employees prior to and after the award of a lottery contract.  Generally, regulatory authorities have broad discretion when granting, renewing or revoking these approvals and licenses.  Lottery authorities with which we do business may require the removal of any of our employees deemed to be unsuitable and are generally empowered to disqualify us from receiving a lottery contract or operating a lottery system as a result of any such investigation.  Our failure, or the failure of any of our key personnel, systems or machines, in obtaining or retaining a required license or approval in one jurisdiction could negatively impact our ability (or the ability of any of our key personnel, systems or gaming machines) to obtain or retain required licenses and approvals in other jurisdictions.  The failure to obtain or retain a required license or approval in any jurisdiction would decrease the geographic areas where we may operate and generate revenues, decrease our share in the gaming marketplace and put us at a disadvantage compared with our competitors.

Some jurisdictions also require extensive personal and financial disclosure and background checks from persons and entities beneficially owning a specified percentage (typically 5% or more) of our equity securities.  The failure of these beneficial owners to submit to such background checks and provide required disclosure could jeopardize the award of a lottery contract to us or provide grounds for termination of an existing lottery contract.  Additional restrictions are often imposed by international jurisdictions in which we market our lottery systems on foreign corporations, such as us, seeking to do business in such jurisdictions.  In light of these regulations and the potential impact on our business, in 2007, our Board of Directors and our stockholders adopted an amendment to our restated certificate of incorporation that allows for the restriction of stock ownership by persons or entities who fail to comply with informational or other regulatory requirements under applicable gaming law, who are found unsuitable to hold our stock by gaming authorities or whose stock ownership adversely affect our ability to obtain, maintain, renew or qualify for a license, contract, franchise or other regulatory approval from a gaming authority.  The licensing procedures and background investigations of the authorities that regulate our businesses and the amendment may inhibit potential investors from becoming significant stockholders or inhibit existing shareholders from retaining or increasing their ownership.

We have developed and implemented an internal compliance program in an effort to ensure that we comply with legal requirements imposed in connection with our wagering-related activities, as well as legal requirements generally applicable to all publicly traded corporations.  The compliance program is run on a day-to-day basis by our Chief Compliance Officer with legal advice provided by our General Counsel and outside experts.  The compliance program is overseen by the Compliance Committee of our Board of Directors, consisting of three outside directors.  While we are firmly committed to full compliance with all applicable laws, there can be no assurance that such steps will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of a monetary fine or suspension or revocation of one or more of our licenses.

Gaming opponents persist in their efforts to curtail the expansion of legalized gaming, which, if successful, could limit our existing operations.

Legalized gaming is subject to opposition from gaming opponents.  There can be no assurance that this opposition will not succeed in preventing the legalization of gaming in jurisdictions where these activities are presently prohibited or prohibiting or limiting the expansion of gaming where it is currently permitted, in either case to the detriment of our business, financial condition, results and prospects.

Our ability to complete future acquisitions of gaming and related businesses and integrate those businesses successfully could limit our future growth.

Part of our corporate strategy is to continue to pursue expansion and acquisition opportunities in gaming and related businesses.  In connection with any such acquisitions, we could face significant challenges in managing and integrating the expanded or combined operations, including acquired assets, operations and personnel.  There can be no assurance that acquisition opportunities will be available on acceptable terms or at all or that we will be able to obtain necessary financing or regulatory approvals to complete potential acquisitions.  Our ability to succeed in implementing our strategy will depend to some degree upon the ability of our management to identify, complete and successfully integrate commercially viable acquisitions.  Acquisition transactions may disrupt our ongoing business and distract management from other responsibilities.

Our revenues fluctuate due to seasonality  and timing of equipment sales and, therefore, you should not rely upon our periodic operating results as indications of future performance.

Our pari-mutuel service revenues are subject to seasonality related to weather variations.  The first and fourth quarters of the calendar year traditionally comprise the weakest period for our pari-mutuel wagering service revenue.  As a result of inclement weather during the winter months, a number of racetracks do not operate and those that do operate often experience missed racing days.  Additionally, the fourth quarter is typically the weakest quarter for Global Draw due to reduced wagering during the holiday season.  This adversely affects the amounts wagered and our corresponding service revenues.  Our revenues in our Lottery Systems Group can to some extent be dependent on the size of jackpots of lottery games such as Powerball® and Mega Millions during the relevant period.

Lottery and wagering equipment sales and software license revenues usually reflect a limited number of large transactions, which may not recur on an annual basis.  Consequently, revenues and operating margins can vary substantially from period to period as a result of the timing and magnitude of major equipment sales and software license revenue.  As a general matter, lottery and wagering equipment sales generate lower operating margins than revenue from other aspects of our business.  In addition, instant ticket and prepaid phone card sales may vary depending on the season and timing of contract awards, changes in customer budgets, ticket inventory levels, lottery retail sales and general economic conditions.

Our business could also be impacted by natural or man-made disasters such as Hurricane Katrina or the terrorist attack in New York on September 11, 2001.  Although we have taken steps to have disaster recovery plans in place and have business interruption insurance, there can be no assurance that such an event would not have a significant impact on our business.

Our success depends in part on our ability to develop, enhance and/or introduce successful gaming concepts and game content.

In the Diversified Gaming Group, our Global Draw and Games Media businesses develop and source game content both internally and through third party suppliers.  Games Media also seeks to secure third party brands for incorporation into its game content.  We believe creative and appealing game content produces more revenue and net win for the gaming machine customers of these businesses and provides them with a competitive advantage, which in turn enhances the revenues of Global Draw and Games Media and their ability to attract new business or to retain existing business.  In our lottery business, we believe that innovative gaming concepts and game content, such as multiplier games for our Lottery Systems Group and licensed brand game content for our Printed Products Group, can enhance the revenue of our lottery customers and distinguish us from our competitors.  There can be no assurance that we will be able to sustain the success of our existing game content or effectively develop or obtain from third parties new and enhanced game content that will be widely accepted both by our customers and their end users.

We are dependent on our suppliers and contract manufacturers, and any failure of these parties to meet our performance and quality standards or requirements could cause us to incur additional costs or lose customers.

Our production of instant lottery tickets and prepaid phone cards, in particular, depends upon a continuous supply of raw materials, supplies, power and natural resources.  Our operating results could be adversely affected by an interruption or cessation in the supply of these items or a serious quality assurance lapse.

We transmit certain wagering data utilizing satellite transponders, generally pursuant to long-term contracts.  The technical failure of any of these satellites would require us to obtain other communication services, including other satellite access.  In some cases, we employ backup systems to limit our exposure in the event of such a failure.  There can be no assurance of access to such other satellites or, if available, the ability to obtain the use of such other satellites on favorable terms or in a timely manner.  While satellite failures are infrequent, the operation of satellites is outside of our control.

Our contracts for the broadcast of signals are usually one-year contracts.  Because of competitive and other factors, we cannot provide assurance that these broadcast contracts will be renewed.  Elimination of our access to racing broadcast signals could have a material adverse affect on racing revenue as well as our ability to expand the business into new markets.

In addition, our Global Draw business has entered into a number of significant contracts whose performance depends upon our third-party suppliers delivering equipment on schedule for Global Draw to meet its contract commitments.  Failure of the suppliers to meet their delivery commitments could result in Global Draw being in breach of and subsequently losing those contracts, which loss could have a material adverse affect on our results of operations.

We may be liable for product defects or other claims relating to our products.

Our products could be defective, fail to perform as designed or otherwise cause harm to our customers, their equipment or their products.  If any of our products are defective, we may be required to recall the products and/or repair or replace them, which could result in substantial expenses and affect our profitability.  Any problems with the performance of our products could harm our reputation, which could result in a loss of sales to customers and/or potential customers.  In addition, if our customers believe that they have suffered harm caused by our products, they could bring claims against us that could result in significant liability.  Any claims brought against us by customers may result in diversion of management’s time and attention, expenditure of large amounts of cash on legal fees, expenses, and payment of damages, decreased demand for our products and services, and injury to our reputation.  Our insurance may not sufficiently cover a large judgment against us or a large settlement payment, and is subject to customary deductibles, limits and exclusions.

We have foreign operations, which subjects us to additional risks.

We are a global business and derive a substantial and growing portion of our revenue and profits from operations outside the U.S.  In fiscal year ended December 31, 2008, we derived approximately 50% of our total revenues from our operations outside of the U.S.  Our operations in foreign markets subject us to risks customarily associated with such operations, including:

•                  the complexity of foreign laws, regulations and markets;

•                  the impact of foreign labor laws and disputes;

•                  other economic, tax and regulatory policies of local governments; and

•                  the ability to attract and retain key personnel in foreign jurisdictions.

Additionally, foreign taxes paid by our foreign subsidiaries and joint venture interests on their earnings may not be recovered against our U.S. tax liability.  At December 31, 2008, we had a deferred tax asset for our foreign tax credit (FTC) carry forward of approximately $40.4 million. Although we will continue to explore tax planning strategies to use all of our FTC, at March 31, 2009, we established a valuation allowance of approximately $33.8 million against the FTC deferred tax asset to reduce the asset to the net amount our management estimates is “more likely than not” to be realized.  Further, we determined it is not “more likely than not” that the foreign taxes generated in 2009 will be realized in full against our U.S. tax liability during the FTC carry forward period.  As a result, our 2009 annual effective income tax rate is expected to be greater than the federal statutory rate because of the valuation allowance established against the deferred tax asset for a portion of the FTC generated in 2009.

Our consolidated financial results are significantly affected by foreign currency exchange rate fluctuations.  Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than U.S. dollars and from the translation of foreign currency balance sheet accounts into U.S. dollar-denominated balance sheet accounts.  We are exposed to currency exchange rate fluctuations because a significant portion of our revenues is denominated in currencies other than the U.S. dollar, particularly the British pound sterling and the Euro.  Exchange rate fluctuations have in the past adversely affected our operating results and cash flows and may adversely affect our results of operations and cash flows and the value of our assets outside the U.S. in the future.

In addition, our ability to expand successfully in foreign markets involves other risks, including difficulties in integrating our foreign operations, risks associated with entering markets in which we may have little experience and the day-to-day management of a growing and increasingly geographically diverse company.  Our investment in foreign markets often entails entering into joint ventures or other business relationships with locally based entities, which can involve additional risks arising from our lack of sole decision-making authority, our reliance on a partner’s financial condition, inconsistency between our business interests or goals and those of our partners and disputes between us and our partners.  In particular, our investment in CLN is a minority investment in an Italian consortium whose largest equity holder is Lottomatica S.p.A, an Italian entity, and we do not control decisions relating to the governance of the consortium, including with respect to the distribution of its cash earnings.

Through our joint ventures and wholly owned foreign enterprises, we have lottery-related investments and business operations in China, from which we expect to derive a growing portion of income.  Our business and results of operations in China are subject to a number of risks, including risks relating to our ability to finance our operations in China, the complex regulatory environment in China, the political climate in China, the Chinese economy and our joint venture and other business partners in China.  Two of our joint ventures are with locally based state-owned enterprises, which can potentially heighten the joint venture-related risks described above relating to inconsistency of business interests and disputes.

We believe that our operations in China are in compliance with all applicable legal and regulatory requirements.  However, we cannot assure you that legal and regulatory requirements in China will not change or that China’s central or local governments will not impose new, stricter regulations or interpretations of existing regulations that would impose additional costs on our operations in China or even restrict or prohibit such operations.  For example, comprehensive legislation regulating competition took effect in August 1, 2008.  This new law, among other things, prohibits certain types of agreements (unless they fall within specified exemptions) and certain behavior classified as abuse of dominant market position or intellectual property rights.  Additionally, new lottery regulations in China became effective on July 1, 2009.  Although we do not believe these new laws will have a material adverse effect on our results of operations, we cannot predict with certainty what impact the new law (or implementing rules or enforcement policy) will have on our business in China (including whether or to what extent, the law applies to state-owned business or joint ventures in which they participate).

We may not realize the operating efficiencies, market position or financial results that we anticipate from our investments in foreign markets and our failure to effectively manage the above risks associated with our operations in foreign markets could have a material adverse effect on our results of operations, business or prospects.

We recognize significant earnings from our investment in CLN but we do not control distributions of its cash. Our contract with CLN is scheduled to expire in 2010.

We are a 20% equity owner in CLN, the income from which we account for under the equity method of accounting.  Our investment in CLN resulted in a significant portion of our income in 2008.  For the year ended December 31, 2008, we recorded income of approximately $51.7 million attributable to our interest in CLN.  For the six months ended June 30, 2009, we recorded income of approximately $26.6 million attributable to our interest in CLN.  Our investment in CLN is a minority investment and we do not control decisions relating to the distribution of its cash earnings.  Lottomatica S.p.A., which owns one of our principal competitors, has a 63% interest in CLN.  If CLN does not distribute earnings to equity holders, we may record significant income attributable to our interest in CLN but will not receive commensurate cash flow.  Any inability to access cash earned by the consortium could adversely affect our ability to pay our obligations under the notes.

In addition, our contract with CLN, our largest customer, is scheduled to expire in 2010 concurrently with the scheduled expiration of CLN’s contract with the Italian Monopoli di Stato under which CLN is the exclusive operator of the Italian Gratta e Vinci instant ticket lottery.  The Italian government recently promulgated a decree providing for a competitive tender process for the granting of up to four concessions to potential operators of the Gratta e Vinci instant ticket lottery for a nine-year term (subject to a performance evaluation of the concessionaire during the fifth year) following the termination of CLN’s current contract, subject to certain terms and conditions, including a potentially significant upfront payment obligation, bonding requirements and a reduction in the commission rate from approximately 12.1% to 11.9%.  In anticipation of the tender process, we have entered into a memorandum of understanding with the other members of CLN to participate in the tender process together.  There can be no assurance that CLN (or a similar vehicle) will be awarded a concession to continue to operate the instant ticket lottery following the termination of its current contract or whether other operators will also be awarded a concession.  In addition, there can be no assurance that we will continue to supply instant lottery tickets and other services under any future arrangements.  We have commenced discussions with our lenders regarding a potential amendment to our credit facilities intended to facilitate our participation in the tender process.  There can be no assurance that we will be able to successfully complete any such amendment.

Certain holders of our common stock exert significant influence over the Company and may make decisions that conflict with the interests of our creditors.

In August 2004, MacAndrews & Forbes Holdings Inc. was issued approximately 25% of our outstanding common stock in connection with its conversion of our then outstanding Series A Convertible Preferred Stock.  According to a Form 4 filed with the SEC on January 6, 2009, this holder beneficially owns 25,985,737 shares of our common stock, or approximately 28% of our currently outstanding common stock.  Such holder is entitled to appoint up to four members of our Board of Directors under a stockholders’ agreement with us, as supplemented, which we originally entered into with holders of the Series A Convertible Preferred Stock, and certain actions of the Company require the approval of such holder.  As a result, this holder has the ability to exert significant influence over our business and may make decisions with which our creditors may disagree.  For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interests as a note holder.  In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes.

If certain of our key personnel leave us, our business will be significantly adversely affected.

We depend on the continued performance of our senior management team, including Joseph R. Wright, our Chief Executive Officer and Vice Chairman of our Board. A. Lorne Weil relinquished the role of Chief Executive Officer effective January 1, 2009 but continues to serve as Chairman of the Board.  Although no longer an executive officer, we depend on Mr. Weil for overall strategic and organizational guidance and advice on business development projects and mergers and acquisitions.  Mr. Weil and our senior management team have extensive experience in the lottery and pari-mutuel businesses.  Mr. Wright has an employment contract with us through 2011 and Mr. Weil has an employment contract with us through 2013.  If we lose the services of Mr. Weil, Mr. Wright or any of our other senior officers and cannot find suitable replacements for such persons in a timely manner, it could have a material adverse effect on our business.

We could incur costs in the event of violations of or liabilities under environmental laws.

Our operations and real properties are subject to U.S. and foreign environmental laws and regulations, including those relating to air emissions, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites.  We could incur costs, including cleanup costs, fines or penalties, and third-party claims as a result of violations of or liabilities under environmental laws.  Some of our operations require environmental permits and controls to prevent or reduce environmental pollution, and these permits are subject to review, renewal and modification by issuing authorities.  We believe that our operations are currently in substantial compliance with all environmental laws, regulations and permits and have not historically incurred material costs for noncompliance with, or liabilities under, these requirements.

Failure to perform under our lottery contracts may result in litigation, substantial monetary liquidated damages and contract termination.

Our business subjects us to contract penalties and risks of litigation, including due to potential allegations that we have not fully performed under our contracts or that goods or services we supply are defective in some respect.  Litigation is pending in Colombia arising out of the termination of certain Colombian lottery contracts in 1993. An agency of the Colombian government has asserted claims against certain parties, including the Issuer, which owned a minority interest in Wintech de Colombia S.A., or Wintech (now liquidated), the former operator of the Colombian national lottery. The claims are for, among other things, contract penalties, interest and the costs of a bond issued by a Colombian surety. For additional information regarding this litigation see “Item 3—Legal Proceedings” included in our Annual Report on Form 10-K.  Since the filing of our Annual Report on Form 10-K, a Colombian court ruled against Wintech’s appeal (to which we are not party) of an action by the Colombian governmental agency that arises out of the same claims asserted by the Colombian governmental agency against the Issuer.  Although we believe that any potential losses arising from this litigation will not result in a material adverse effect on our consolidated financial position or results of operations, we cannot predict the final outcome, and there can be no assurance that this litigation will not be finally resolved adversely to us or result in material liability.

In addition, our lottery contracts typically permit a lottery authority to terminate the contract at any time for material failure to perform, other specified reasons and, in many cases, for no reason at all.  Lottery contracts to which we are a party also frequently contain exacting implementation schedules and performance requirements and the failure to meet these schedules and requirements may result in substantial monetary liquidated damages, as well as possible contract termination.  We are also required by certain of our lottery customers to provide surety or performance bonds.  We have paid or incurred liquidated damages under our lottery contracts and material amounts of liquidated damages could be imposed on us in the future, which could, if imposed, have a material adverse effect on our results of operations, business or prospects.

Labor disputes may have an adverse effect on our operations.

Although we have increasingly automated our pari-mutuel field operations and created two hub centers, we have union employees in our pari-mutuel field operations in the U.S. and Canada.  We collectively bargain with the labor unions that represent these employees.  The collective bargaining agreement representing the majority of our union employees in our pari-mutuel field operations in the U.S. and the collective bargaining agreement relating to our Canadian racing operations expire on October 20, 2009.  Notwithstanding these agreements, if we were to experience a union strike or work stoppage, it would be difficult to find sufficient replacement employees with the proper skills.  Certain of our other employees are represented by unions, including certain employees at our printing facilities in Australia, Canada, Chile and United Kingdom and at one of our Connecticut OTB locations.  There can be no assurance that we will not encounter any conflicts or strikes with any labor union that represents our employees, which could have an adverse effect on our business or results of operations, could cause us to lose customers or could cause our customers’ operations to be affected and might have permanent effects on our business.

RISKS RELATING TO THE NOTES

Our indebtedness could make it more difficult to pay our debts, divert our cash flow from operations for debt payments, limit our ability to borrow funds and increase our vulnerability to general adverse economic and industry conditions.

As of June 30, 2009, we had total debt of approximately $1,383.0 million, or approximately 68% of our total capitalization.  Our debt service obligations with respect to this debt could have an adverse impact on our earnings and cash flow for as long as the indebtedness is outstanding.

Our indebtedness could have important consequences to holders of our notes.  For example, it could:

•                  make it more difficult to pay our debts, including payments on the notes, as they become due during general negative economic and market industry conditions because if our revenues decrease due to general economic or industry conditions, we may not have sufficient cash flow from operations to make our scheduled debt payments;

•                  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and, consequently, place us at a competitive disadvantage to our competitors with less debt;

•                  require a substantial portion of our cash flow from operations for debt payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•                  make us more highly leveraged than some of our competitors, which could place us at a competitive disadvantage; and

•                  limit our ability to borrow additional funds.

Despite our current levels of debt, we may still incur more debt and increase the risks described above.

We may be able to incur significant additional indebtedness in the future.  For example, as of June 30, 2009, there was $199.4 million of additional availability under the revolving credit facility.  If we add new debt to our current debt levels, the related risks that we now face could intensify, making it less likely that we will be able to fulfill our obligations to holders of the notes.

We may not have sufficient cash flows from operating activities, cash on hand and available borrowings under our credit facilities to service our indebtedness and meet our other cash needs.  These obligations require a significant amount of cash.

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future.  This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.  We cannot assure you that our future cash flow, cash on hand or available borrowings will be sufficient to meet our obligations and commitments.  If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness (including the notes), selling material assets or operations or seeking to raise additional debt or equity capital.  We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or at all, or that these actions would enable us to continue to satisfy our capital requirements.  In addition, our existing or future debt agreements, including the indenture and the credit facilities, will contain restrictive covenants that may prohibit us from adopting any of these alternatives.  Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt.  See “Description of Other Indebtedness” and “Description of Notes.”

Our credit facilities and the indentures governing the notes, the convertible debentures and our existing notes impose certain restrictions.  Failure to comply with any of these restrictions could result in acceleration of our indebtedness.  Were this to occur, we would not have sufficient cash to pay our accelerated indebtedness.

The operating and financial restrictions and covenants in our debt agreements, including the credit facilities and the indentures governing the notes, the convertible debentures and the existing notes, may adversely affect our ability to finance future operations or capital needs or to engage in new business activities.  The credit facilities and/or the indentures will restrict our ability to, among other things:

•                  declare dividends or redeem or repurchase capital stock;

•                  prepay, redeem or purchase other debt;

•                  incur liens;

•                  make loans, guarantees, acquisitions and investments;

•                  incur additional indebtedness;

•                  engage in sale and leaseback transactions;

•                  amend or otherwise alter debt and other material agreements;

•                  make capital expenditures;

•                  engage in mergers, acquisitions or asset sales;

•                  transact with affiliates; and

•                  alter the business we conduct.

In addition, our credit facilities require us to maintain certain financial ratios.  As a result of these covenants, we will be limited in the manner in which we can conduct our business, and may be unable to engage in favorable business activities or finance future operations or capital needs.  Accordingly, these restrictions may limit our ability to successfully operate our business.  A failure to comply with the restrictions contained in the credit facilities or the indentures, or to maintain the financial ratios required by the credit facilities, could lead to an event of default which could result in an acceleration of the indebtedness.  We cannot assure you that our future operating results will be sufficient to enable compliance with the covenants in the credit facilities, the indentures or other indebtedness or to remedy any such default.  In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to make any accelerated payments, including those under the notes.  See “Description of Other Indebtedness” and “Description of Notes.”

The holders of our convertible debentures have the right to require us to repurchase some or all of their convertible debentures in June 2010, and the Global Draw promissory notes and our 2012 notes will mature in May and June 2011 and December 2012, respectively.  The maturity of borrowings under our credit facilities will be accelerated to March 2010, February 2011 or September 2012, respectively, if certain conditions related to our convertible debentures, Global Draw promissory notes or 2012 notes, as applicable, are not satisfied.

Under the terms of our convertible debentures, the holders of the convertible debentures may require us to repurchase some or all of their debentures for cash on June 1, 2010 at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus accrued and unpaid interest.  In connection with that repurchase right, the terms of our credit facilities provide that the term loan facility and revolving credit facility will both mature on March 1, 2010, unless one of the following conditions is met:

•                  the right of holders of the convertible debentures to require the repurchase of their convertible debentures is eliminated on or prior to March 1, 2010;

•                  the convertible debentures are refinanced, redeemed or defeased (or a trust or escrow is established, on terms reasonably satisfactory to the administrative agent under the credit facilities, for purposes of and in an amount sufficient to discharge all payment obligations with respect to the convertible debentures) on or prior to March 1, 2010; or

•                  the sum of the aggregate unused and available revolving facility commitments plus unrestricted cash held by the Issuer and the guarantors on March 1, 2010 is not less than the sum of the principal amount of convertible debentures then outstanding plus $50.0 million.

In addition, the Global Draw promissory notes mature in May and June 2011. In connection with the anticipated maturity of the Global Draw promissory notes, the terms of our credit facilities provide that the term loan facility and revolving credit facility will both mature on February 7, 2011 unless either:

•                  no such promissory notes remain outstanding on such date; or

•                  the sum of the aggregate unused and revolving facility commitments plus unrestricted cash held by the Issuer and the guarantors on such date is not less than the sum of the principal amount of such promissory notes then outstanding plus $50.0 million.

In addition, our 2012 notes mature on December 15, 2012.  In connection with the anticipated maturity of the 2012 notes, the terms of our credit facilities provide that the term loan facility and revolving credit facility will both mature on September 15, 2012, unless either:

•                  the 2012 notes are refinanced, redeemed or defeased (or a trust or escrow is established, on terms and conditions reasonably satisfactory to the administrative agent, for purposes of and in an amount sufficient to discharge the 2012 notes) on or prior to September 15, 2012; or

•                  the sum of the aggregate unused and available revolving facility commitments plus unrestricted cash held by the Issuer and the guarantors on September 15, 2012 is not less than the sum of the principal amount of the 2012 notes then outstanding plus $50.0 million.

During 2009, we have taken steps that we believe will allow us to address the potential acceleration event with respect to our convertible debentures, including deferring a portion of the Global Draw earn-out payment by issuing the Global Draw promissory notes, completing the offering of the old notes (and receiving net proceeds of approximately $212.0 million after the original issue discount and fees and expenses) and repurchasing approximately $174.6 million in aggregate principal amount of our convertible debentures (leaving approximately $99.2 million in aggregate principal amount of our convertible debentures currently outstanding).  In light of the steps we have taken and intend to take, we expect that we will be able to satisfy the conditions described above with respect to our convertible debentures in a timely manner (including by having sufficient cash and liquidity to satisfy the liquidity condition described above), and thereby prevent the indebtedness under our credit facilities from becoming accelerated at March 1, 2010.  In addition, we expect to have enough cash and liquidity to retire all of our convertible debentures when holders have the right to require us to repurchase the convertible debentures in June 2010.  However, we cannot assure you that we will be able to satisfy the conditions set forth above or to repay any accelerated indebtedness under our credit facilities or repurchase the convertible debentures in 2010 or such later date as such repurchase may be required, or to repay the Global Draw promissory notes in May and June 2011 or the 2012 notes in 2012.

The notes are not secured by any of our assets.  However, our credit facilities are secured and, therefore, our bank lenders have a prior claim on our and certain of our subsidiaries’ assets.

The notes are not secured by any of our assets.  However, our credit facilities are secured by a pledge of the Company’s and its existing and future domestic subsidiaries’ assets (including those of the Issuer), including 65% of the stock of existing and future foreign subsidiaries directly held by the Company or its domestic subsidiaries (including the Issuer).  If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt.  Accordingly, the lenders under our credit facilities have a prior claim on certain of our and our subsidiary guarantors’ assets.  In that event, because the notes are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.  In addition, the terms of the notes allow us to secure significant amounts of additional debt with our assets, all of which would be senior to the notes.

Your right to receive payments on the notes is subordinated to the Issuer’s senior debt and the senior debt of the guarantors.

Payment on the notes is subordinated in right of payment to all of the Issuer’s and the guarantors’ senior debt, including obligations under the credit facilities.  As a result, upon any distribution to the Issuer’s or the guarantors’ creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer or the guarantors or its or their property, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on the notes.  In these cases, sufficient funds may not be available to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of senior debt and, due to the turnover provisions in the indenture, less, ratably, than the holders of unsubordinated obligations, including trade payables.  See “Description of Notes—Ranking.” In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for limited periods in the event of certain nonpayment defaults on our credit facilities.

As of June 30, 2009, the notes and the guarantees of the notes were subordinated to approximately $795.5 million of senior indebtedness (excluding $225.8 million of third party liabilities of our non-guarantor subsidiaries, to which the notes are structurally subordinated), including $50.6 million of outstanding letters of credit of the Issuer and the guarantors and $201.8 million in outstanding surety bonds.  We will be permitted to incur additional indebtedness, including senior debt, in the future under the terms of the indentures covering the notes and the existing notes.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the subsidiary guarantors’ senior subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our and their senior debt.

The Issuer will rely in part on its subsidiaries and the other subsidiaries of the Company for funds necessary to meet its financial obligations, including the notes.

We conduct a significant portion of our activities through subsidiaries other than the Issuer.  The Issuer will depend in part on those subsidiaries for dividends and other payments to generate the funds necessary to meet its financial obligations, including the payment of principal and interest on the notes.  We cannot assure you that the earnings from, or other available assets of, these operating subsidiaries, together with the Issuer’s operations, will be sufficient to enable the Issuer to pay principal or interest on the notes when due.

Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require holders of notes to return payments received from guarantors.

The old notes are, and the new notes will be, guaranteed by the Company and its wholly owned domestic subsidiaries (other than the Issuer).  If a bankruptcy proceeding or lawsuit were to be initiated by unpaid creditors, the notes and the guarantees of the notes could come under review for federal or state fraudulent transfer violations.  Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, obligations under the notes or a guarantee of the notes could be voided, or claims in respect of the notes or a guarantee of the notes could be subordinated to all other debts of the debtor or that guarantor if, among other things, the debtor or the guarantor, at the time it incurred the debt evidenced by such notes or guarantee:

•                  received less than reasonably equivalent value or fair consideration for the incurrence of such debt or guarantee; and

•                  one of the following applies:

•                  it was insolvent or rendered insolvent by reason of such incurrence;

•                  it was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•                  it intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by the debtor or guarantor under the notes or guarantee of the notes could be voided and required to be returned to the debtor or guarantor, as the case may be, or deposited in a fund for the benefit of the creditors of the debtor or guarantor.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred.  Generally, however, a debtor or a guarantor would be considered insolvent if:

•                  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•                  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•                  it could not pay its debts as they become due.

We cannot be sure as to the standards that a court would use to determine whether or not a guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees of the notes would not be voided or subordinated to the guarantor’s other debt.

If a guarantee was legally challenged, it could also be subject to the claim that, because it was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the guarantor were incurred for less than fair consideration.

A court could thus void the obligations under a guarantee or subordinate a guarantee to a guarantor’s other debt or take other action detrimental to holders of the notes.

The old notes are, and the new notes will be, structurally subordinated to the obligations of the Company’s non-guarantor subsidiaries.  Your right to receive payment on the notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

Some but not all of the Company’s subsidiaries guaranteed the old notes and will guarantee the new notes.  Our foreign subsidiaries are not guarantors on the notes, and will become so in the future only if they guarantee other debt of us or any of our domestic restricted subsidiaries.  Furthermore, a subsidiary guarantee of the notes may be released under the circumstances described under “Description of Notes—Guarantees.” Our obligations under the old notes are, and under the new notes will be, structurally subordinated to the obligations of our non-guarantor subsidiaries (or to those of any subsidiary whose guarantee is voided as provided above).  Holders of notes will not have any claim as a creditor against our subsidiaries that are not guarantors of the notes.  Therefore, in the event of any bankruptcy, liquidation or reorganization of a non-guarantor subsidiary, the rights of the holders of notes to participate in the assets of such non-guarantor subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary) and preferred stockholders of such subsidiaries, if any.  For the year ended December 31, 2008, our non-guarantor subsidiaries had operating revenues of $467.7 million and operating income of $36.9 million.  As of June 30, 2009, non-guarantor subsidiaries represented approximately 48.2% of our total assets and had total third party liabilities outstanding of $225.8 million.

We may be unable to finance a change of control offer.

If certain change of control events occur, the Issuer will be required to make an offer for cash to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any.  However, we cannot assure you that the Issuer will have the financial resources necessary to purchase the notes upon a change of control or that it will have the ability to obtain the necessary funds on satisfactory terms, if at all.  A change of control would result in an event of default under our credit agreement and may result in a default under other of our indebtedness that may be incurred in the future and would also require us to offer to purchase our existing notes at 101% of the principal amount thereof, plus accrued and unpaid interest, and our convertible debentures at 100% of the principal amount thereof, plus accrued and unpaid interest.  The credit agreement prohibits the purchase of outstanding notes prior to repayment of the borrowings under the credit agreement and any exercise by the holders of the notes, the existing notes or the convertible debentures of their right to require us to repurchase the notes will cause an event of default under our credit agreement.  In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would constitute a “Change of Control” under the indenture.  See “Description of Notes—Change of Control.”

Investors may not be able to determine when a change of control giving rise to their right to have the notes repurchased by the Issuer has occurred following a sale of “substantially all” of our assets.

A change of control, as defined in the indenture governing the notes, will require the Issuer to make an offer to repurchase all outstanding notes.  The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets.  There is no precisely established definition of the phrase “substantially all” under applicable law.  Accordingly, the ability of a holder of notes to require the Issuer to repurchase their notes as a result of a sale, lease or transfer of less than all of our or the Issuer’s assets to another individual, group or entity may be uncertain.

If an active trading market does not develop for the new notes you may not be able to resell them.

There is no existing trading market for the new notes.  If no active trading market develops, you may not be able to resell your new notes at their fair market value or at all.  We do not intend to apply for listing of the new notes on any securities exchange.  The initial purchasers have informed us that they currently intend to make a market in the new notes.  However, the initial purchasers are not obligated to do so and may discontinue any such market-making at any time without notice.

The liquidity of any market for the new notes will depend upon various factors, including:

•                  the number of holders of the new notes;

•                  the interest of securities dealers in making a market for the new notes;

•                  the overall market for high yield securities;

•                  our financial performance or prospects; and

•                  the prospects for companies in our industry generally.

Accordingly, we cannot assure you that a market or liquidity will develop for the new notes.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes.  We cannot assure you that the market for the new notes, if any, will not be subject to similar disruptions.  Any such disruptions may adversely affect you as a holder of the new notes.

You may be required to dispose of, or we may be permitted to redeem, the notes pursuant to gaming laws.

Certain gaming authorities currently may require a holder of the notes to be licensed or found qualified or suitable under applicable laws and regulations.  It is possible that gaming authorities in additional jurisdictions could impose similar requirements.  If, at any time, a holder of notes is required to be licensed or found qualified under any applicable gaming laws or regulations and that holder does not become so licensed or found qualified or suitable, we will have the right, at our option, (1) to require that holder of notes to dispose of all or a portion of those notes within 60 days after the holder receives notice of that finding, or at some other time as prescribed by the applicable gaming authorities, or (2) to redeem the notes of that holder upon not less than 30 nor more than 60 days prior notice, at a redemption price equal to the lesser of the principal amount thereof, or the price at which such holder or beneficial owner acquired the notes, together with, in each case, accrued and unpaid interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such gaming authority (or if such gaming authority restricts the redemption price to a lesser amount, then such lesser amount shall be the redemption price).

The old notes are, and the new notes will be, issued with original issue discount for U.S. federal income tax purposes.

The notes were issued with original issue discount for U.S. federal income tax purposes.  Therefore, in addition to the stated interest on the notes, holders of the notes that are U.S. persons are required to include the amounts representing the original issue discount in gross income on a constant yield basis in advance of the receipt of the cash payments to which such income is attributable.  See “Material U.S. Federal Income Tax Considerations.”

RISKS RELATING TO THE EXCHANGE OFFER

If you fail to follow the exchange offer procedures, your old notes will not be accepted for exchange.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures.  We will issue new notes as part of this exchange offer only after timely receipt of your old notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your old notes.  Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery.  If we do not receive your old notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your old notes, we will not accept your old notes for exchange.  Neither we nor the exchange agent is required to give notification of defects or irregularities with respect to the tenders of old notes for exchange.  If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

Any outstanding old notes after the consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of old notes after the consummation of the exchange offer may not be able to sell their old notes.

We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer.  As a result, the old notes may only be transferred in limited circumstances under the securities laws.  If you do not exchange your old notes in the exchange offer, you will lose your right to have the old notes registered under the Securities Act, subject to certain limitations.  If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes because there will be fewer old notes outstanding.  Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing transfer restrictions.

Lack of an active market for the new notes may adversely affect the liquidity and market price of the new notes.

There is no existing market for the new notes.  We do not intend to apply for a listing of the new notes on any securities exchange.  We do not know if an active public market for the new notes will develop or, if developed, will continue.  If an active public market does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected.  We cannot make any assurances regarding the liquidity of the market for the new notes, the ability of holders to sell their new notes or the price at which holders may sell their new notes.  In addition, the liquidity and the market price of the new notes may be adversely affected by changes in the overall market for securities similar to the new notes, by changes in our business, financial condition or results of operations and by changes in conditions in our industry.  In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such new notes.

The market price for the new notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes offered hereby.  The market for the new notes, if any, may be subject to similar disruptions.  Any such disruptions may adversely affect the value of your new notes.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer.  Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any increase in our indebtedness.  The exchange offer is intended to satisfy our obligations under the registration rights agreement.

CAPITALIZATION

The following is a summary of our consolidated debt and total capitalization as of June 30, 2009.  You should read this table in conjunction with “Summary Historical and Consolidated Financial Data,” “Selected Financial Data” and our consolidated financial statements and the notes thereto and related sections included in our Current Report on Form 8-K filed on May 18, 2009 (which retrospectively adjusted portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 to reflect a change in accounting principle as described under “Basis of Presentation” on page ii), which report is incorporated by reference herein.

	As of June 30, 2009
	(in thousands)
Debt:
Revolving credit facility(1)	$—
Term loan(2)	543,125
9.250% Senior Subordinated Notes(2)	217,895	(3)
7.875% Senior Subordinated Notes due 2016(2)	200,000
6.25% Senior Subordinated Notes due 2012(2)	187,075
0.75% Convertible Senior Subordinated Debentures due 2024(2)	135,554	(4)
Capital leases and other indebtedness	85,429
Total debt	$1,369,078

Stockholders’ equity:
Class A common stock	$926
Additional paid-in capital	643,603
Accumulated earnings	53,215
Treasury stock, at cost	(48,126)
Accumulated other comprehensive income	(9,816)
Total stockholders’ equity	$639,802
Total capitalization	$2,008,880

(1)                            As of June 30, 2009, availability under our $250.0 million revolving credit facility was $199.4 million.  As of June 30, 2009, there were no borrowings and $50.6 million in letters of credit outstanding.

(2)                            Amounts do not include accrued and unpaid interest.

(3)                            Balance is net of a debt discount.  Principal balance outstanding at June 30, 2009 was $225.0 million.

(4)                            Balance reflects an FSP APB 14-1 valuation adjustment.  Principal balance outstanding at June 30, 2009 was $142.4 million.  As a result of repurchases of our convertible senior subordinated debentures subsequent to June 30, 2009, a principal balance of approximately $99.2 million was outstanding as of September 16, 2009.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

Simultaneously with the issuance and sale of the old notes on May 21, 2009, the Issuer and the guarantors entered into a registration rights agreement with J.P. Morgan Securities Inc. and other financial institutions named in the agreement, the initial purchasers of the old notes.  Under the registration rights agreement, the Issuer and the guarantors agreed, among other things, to:

•                  use their commercially reasonable efforts to file with the SEC an exchange offer registration statement relating to the new notes;

•                  use their commercially reasonable efforts to have the registration statement declared effective by the SEC and remain effective until 180 days after the closing of the exchange offer; and

•                  use their commercially reasonable efforts to complete an exchange offer, in which new notes will be issued in exchange for old notes, not later than 60 days after the registration statement is declared effective.

The Issuer and the guarantors are conducting the exchange offer to satisfy these obligations under the registration rights agreement.

Under some circumstances, the Issuer and the guarantors may be required to file and use their commercially reasonable efforts to cause to be declared effective by the SEC, in addition to or in lieu of the exchange offer registration statement, a shelf registration statement covering resales of the old notes.  If the Issuer and the guarantors fail to meet specified deadlines under the registration rights agreement, then the Issuer, and, to the extent of their guarantees of the notes, the guarantors, will be obligated to pay liquidated damages to holders of the old notes in the amount of a 0.25% per annum increase in the annual interest rate borne by the notes for the first 90-day period following such failure (which interest rate will increase by 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.0% per annum) until such failure is cured.  See “Description of Notes—Registration Rights.”  A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and the summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement.

Terms of the Exchange Offer

The Issuer and the guarantors are offering to exchange an aggregate principal amount of up to $225.0 million of new notes and guarantees thereof for a like aggregate principal amount of old notes and guarantees thereof.  The form and the terms of the new notes are identical in all material respects to the form and the terms of the old notes except that the new notes:

•                  will have been registered under the Securities Act;

•                  will not be subject to restrictions on transfer under the Securities Act;

•                  will not be entitled to the registration rights that apply to the old notes; and

•                  will not be subject to any increase in annual interest rate as described below under “Description of Notes—Registration Rights.”

The new notes evidence the same debt as the old notes exchanged for the new notes and will be entitled to the benefits of the same indenture under which the old notes were issued, which is governed by New York law.  For a complete description of the terms of the new notes, see “Description of Notes.” We will not receive any cash proceeds from the exchange offer.

The exchange offer is not extended to holders of old notes in any jurisdiction where the exchange offer would not comply with the securities or blue sky laws of that jurisdiction.

As of the date of this prospectus, $225.0 million aggregate principal amount of old notes is outstanding and registered in the name of Cede & Co., as nominee for DTC.  Only registered holders of the old notes, or their legal representatives and attorneys-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer.  The Issuer and the guarantors will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer.  This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes and to others believed to have beneficial interests in the old notes.

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, the Issuer will accept for exchange old notes which are properly tendered on or before the expiration date and not withdrawn as permitted below.  As used in this section of the prospectus entitled, “The Exchange Offer,” the term “expiration date” means 5:00 p.m., New York City time, on                     , 2009.  If, however, the Issuer and the guarantors, in their sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which the exchange offer is so extended. Old notes tendered in the exchange offer must be in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

If you do not tender your old notes or if you tender old notes that are not accepted for exchange, your old notes will remain outstanding and continue to accrue interest but will not retain any rights under the registration rights agreement.  Existing transfer restrictions would continue to apply to old notes that remain outstanding.  See “—Consequences of Failure to Exchange Old Notes” and “Risk Factors—Any outstanding old notes after the consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of old notes after the consummation of the exchange offer may not be able to sell their old notes” for more information regarding old notes outstanding after the exchange offer.  Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

None of the Issuer and the guarantors, their respective boards of directors or their management recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation.  You must decide whether to tender old notes in the exchange offer and, if you decide to tender, the aggregate amount of old notes to tender.  We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

The Issuer and the guarantors have the right, in their reasonable discretion and in accordance with applicable law, at any time:

•                  to extend the expiration date;

•                  to delay the acceptance of any old notes or to terminate the exchange offer and not accept any old notes for exchange if the Issuer and the guarantors determine that any of the conditions to the exchange offer described below under “—Conditions to the Exchange Offer” have not occurred or have not been satisfied; and

•                  to amend the terms of the exchange offer in any manner.

During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by the Issuer.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment to the exchange agent as promptly as practicable and make a public announcement of the extension, delay, non-acceptance, termination or amendment.  In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If the Issuer and the guarantors amend the exchange offer in a manner that we consider material, we will as promptly as practicable distribute to the holders of the old notes a prospectus supplement or, if appropriate, an updated prospectus from a post-effective amendment to the registration statement of which this prospectus is a part disclosing the change and extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment of the exchange offer and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Procedures for Tendering Old Notes

Valid Tender

When the holder of old notes tenders, and the Issuer accepts, old notes for exchange, a binding agreement between the Issuer and the guarantors, on the one hand, and the tendering holder, on the other hand, is created, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal.

Except as described below under “—Guaranteed Delivery,” a holder of old notes who wishes to tender old notes for exchange must, on or prior to the close of business on the expiration date:

•                  transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at the address provided below under “—Exchange Agent”; or

•                  if old notes are tendered in accordance with the book-entry procedures described below under “—Book-Entry Transfers,” arrange with DTC to cause an agent’s message to be transmitted to the exchange agent at the address provided below under “—Exchange Agent.”

The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that the Issuer and the guarantors may enforce the letter of transmittal against that holder.

In addition, on or prior to the expiration date:

•                  the exchange agent must receive the certificates for the old notes being tendered;

•                  the exchange agent must receive a confirmation, referred to as a “book-entry confirmation,” of the book-entry transfer of the old notes being tendered into the exchange agent’s account at DTC, and the book-entry confirmation must include an agent’s message; or

•                  the holder must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery.”

If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

The method of delivery of the certificates for the old notes, the letter of transmittal and all other required documents is at your election and risk.  If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service.  In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date.  Delivery is complete when the exchange agent actually receives the items to be delivered.  Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.  Do not send letters of transmittal or old notes to the Issuer or any guarantor.

The Issuer will not accept any alternative, conditional or contingent tenders.  Each tendering holder, by execution of a letter of transmittal or by causing the transmission of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “Eligible Guarantor Institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless the old notes surrendered for exchange are tendered:

•                  by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•                  for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•                  a bank;

•                  a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•                  a credit union;

•                  a national securities exchange, registered securities association or clearing agency; or

•                  a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Issuer and the guarantors in their sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution, and must also be accompanied by such opinions of counsel, certifications and other information as the Issuer and the guarantors or the trustee under the indenture for the old notes may require in accordance with the restrictions on transfer applicable to the old notes.

Book-Entry Transfers

For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer.  Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.  The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender old notes.  Accordingly, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures.

Notwithstanding the ability of holders of old notes to effect delivery of old notes through book-entry transfer at DTC, either:

•                  the letter of transmittal or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable, must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange Agent”; or

•                  the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery

If a holder wants to tender old notes in the exchange offer and (1) the certificates for the old notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date, or (2) a book-entry transfer cannot be completed on a timely basis, the old notes may be tendered if:

•                  the tender is made by or through an eligible institution;

•                  the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent by hand, facsimile, mail or overnight delivery service on or prior to the expiration date:

•                  stating that the tender is being made;

•                  setting forth the name and address of the holder of the old notes being tendered and the amount of the old notes being tendered; and

•                  guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent’s message, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•                  the exchange agent receives the certificates for the old notes, or a book-entry confirmation, and a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

The Issuer and the guarantors, in their sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered old notes.  The determination of these questions by the Issuer and the guarantors, as well as their interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties.  A tender of old notes is invalid until all defects and irregularities have been cured or waived.  Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as the Issuer and the guarantors will determine, unless they waive the defects or irregularities.  None of the Issuer and the guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any defects or irregularities in tenders, nor will any of them be liable for failing to give any such notice.

The Issuer and the guarantors reserve the absolute right, in their sole and absolute discretion:

•                  to reject any tenders determined to be in improper form or unlawful;

•                  to waive any of the conditions of the exchange offer; and

•                  to waive any condition or irregularity in the tender of old notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

If any letter of transmittal, certificate, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing.  In addition, unless waived by the Issuer, the person must submit proper evidence satisfactory to the Issuer, in its sole discretion, of the person’s authority to so act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, the Issuer will, promptly after the expiration date, accept all old notes properly tendered and issue new notes registered under the Securities Act.  See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied or waived before old notes are accepted for exchange.  The exchange agent might not deliver the new notes to all tendering holders at the same time.  The timing of delivery depends upon when the exchange agent receives and processes the required documents.

For purposes of the exchange offer, the Issuer will be deemed to have accepted properly tendered old notes for exchange when it gives oral or written notice to the exchange agent of acceptance of the tendered old notes, with written confirmation of any oral notice to be given promptly thereafter.  The exchange agent is the agent of the Issuer for receiving tenders of old notes, letters of transmittal and related documents.

For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note.  Accordingly, registered holders of new notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from May 21, 2009.  Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

In all cases, the Issuer will issue new notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

•                  certificates for those old notes or a timely book-entry confirmation of the transfer of those old notes into the exchange agent’s account at DTC;

•                  a properly completed and duly executed letter of transmittal or an agent’s message; and

•                  all other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable.

If for any reason under the terms and conditions of the exchange offer the Issuer does not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, the Issuer will return the unaccepted or non-exchanged old notes without cost to the tendering holder promptly after the expiration or termination of the exchange offer.  In the case of old notes tendered by book-entry transfer through DTC, any unexchanged old notes will be credited to an account maintained with DTC.

Resales of New Notes

Based on interpretive letters issued by the SEC staff to other, unrelated issuers in transactions similar to the exchange offer, we believe that a holder of new notes, other than a broker-dealer, may offer new notes (together with the guarantees thereof) for resale, resell and otherwise transfer the new notes (and the related guarantees) without delivering a prospectus to prospective purchasers, if the holder acquired the new notes in the ordinary course of business, has no intention of engaging in a “distribution,” as defined under the Securities Act, of the new notes and is not an “affiliate,” as defined under the Securities Act, of the Issuer or any guarantor.  We will not seek our own interpretive letter.  As a result, we cannot assure you that the SEC staff would take the same position with respect to this exchange offer as it did in interpretive letters to other parties in similar transactions.

If the holder is an affiliate of the Issuer or any guarantor or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes, that holder or other person may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

By tendering old notes, the holder of those old notes will represent to the Issuer and the guarantors that, among other things:

•                  the holder is not an “affiliate,” as defined under Rule 405 under the Securities Act, of the Issuer or any guarantor;

•                  the holder is acquiring the new notes in its ordinary course of business;

•                  the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes within the meaning of the Securities Act; and

•                  the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Any broker-dealer that holds old notes acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from the Issuer) may exchange those old notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes received by such broker-dealer in the exchange offer.  To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of new notes received in an exchange such as the exchange pursuant to the exchange offer, if the old notes for which the new notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.  Any profit on these resales of new notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act.  See “Plan of Distribution and Selling Restrictions” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer and the new notes.

Withdrawal Rights

You can withdraw tenders of old notes at any time prior to the expiration date.  For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent or comply with the appropriate procedures of ATOP.  Any notice of withdrawal must:

•                  specify the name of the person that tendered the old notes to be withdrawn;

•                  identify the old notes to be withdrawn, including the principal amount of such old notes;

•                  a signed statement that you are withdrawing your election to have your securities exchanged; and

•                  where certificates for old notes are transmitted, the name of the registered holder of the old notes if different from the person withdrawing the old notes.

If you delivered or otherwise identified certificated old notes to the exchange agent, you must submit the serial numbers of the old notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of old notes tendered for the account of an eligible institution.  See “The Exchange Offer—Procedures for Tendering Old Notes—Signature Guarantees” for further information on the requirements for guarantees of signatures on notices of withdrawal.  If you tendered old notes in accordance with applicable book-entry transfer procedures, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and you must deliver the notice of withdrawal to the exchange agent.  You may not rescind withdrawals of tender; however, old notes properly withdrawn may again be tendered at any time on or prior to the expiration date in accordance with the procedures described under “The Exchange Offer—Procedures for Tendering Old Notes.”

The Issuer and the guarantors will determine, in their sole discretion, all questions regarding the validity,

form and eligibility, including time of receipt, of notices of withdrawal.  Their determination of these questions as well as their interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties.  None of the Issuer and the guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will any of them be liable for failing to give any such notice.

Withdrawn old notes will be returned to the holder as promptly as practicable after withdrawal without cost to the holder.  In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn will be credited to an account maintained with DTC.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, the Issuer is not required to accept for exchange, or to issue new notes in exchange for, any old notes, and the Issuer and the guarantors may terminate or amend the exchange offer, if at any time prior to the expiration date, the Issuer and the guarantors determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our sole discretion.  The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose.  If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “—Terms of the Exchange Offer.”

In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes.

If the Issuer and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction, the registration rights agreement requires that the Issuer and the guarantors file a shelf registration statement to cover resales of the old notes by the holders thereof who satisfy specified conditions relating to the provision of information in connection with the shelf registration statement.  See “Description of Notes—Registration Rights.”

Exchange Agent

We have appointed The Bank of Nova Scotia Trust Company of New York as exchange agent for the exchange offer.  You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent.  Holders of old notes seeking to (1) tender old notes in the exchange offer should send certificates for old notes, letters of transmittal and any other required documents and/or (2) withdraw such tendered old notes should send such required documentation (in accordance with the procedures described under “The Exchange Offer—Withdrawal Rights”) to the exchange agent by hand-delivery, registered or certified first-class mail (return receipt requested), telex, telecopier or any courier guaranteeing overnight delivery, as follows:

By Registered and Certified Mail:	By Overnight Courier:	By Hand-Delivery:

The Bank of Nova Scotia Trust Company of New York.	The Bank of Nova Scotia Trust Company of New York.	The Bank of Nova Scotia Trust Company of New York.
Attn: Pat Keane	Attn: Pat Keane	Attn: Pat Keane
One Liberty Plaza	One Liberty Plaza	One Liberty Plaza
New York, New York 10006	New York, New York 10006	New York, New York 10006

By Facsimile Transmission:

(212) 225-5436

Attn: Pat Keane

By Telephone:

(212) 225-5427

AND

The Bank of Nova Scotia Trust Company of New York

One Liberty Plaza

New York, New York 10006

If you deliver the letter of transmittal or any other required documents to an address or facsimile number other than as indicated above, your tender of old notes will be invalid.

Fees and Expenses

The registration rights agreement provides that the Issuer and the guarantors will bear all expenses in connection with the performance of their obligations relating to the registration of the new notes and the conduct of the exchange offer.  These expenses include registration and filing fees, rating agency fees, fees and disbursements of the trustee under the indenture, accounting and legal fees and printing costs, among others.  We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses.  We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of old notes and for handling or tendering for those clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange.  If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then any such transfer taxes, whether imposed on the registered holder or on any other person, will be payable by the holder or such other person.  If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes.  Accordingly, we will not recognize any gain or loss for accounting purposes.  We intend to amortize the expenses of the exchange offer and issuance of the old notes over the term of the new notes.

Consequences of Failure to Exchange Old Notes

Holders of the old notes do not have any appraisal or dissenters’ rights in the exchange offer.  Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, remain outstanding and continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes.  In general, the old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.  Following the consummation of the exchange offer, except in limited circumstances with respect to specific types of holders of old notes, the Issuer and the guarantors will have no further obligation to provide for the registration under the Securities Act of the old notes.  See “Description of Notes—Registration Rights.” We do not currently anticipate that we will take any action following the consummation of the exchange offer to register the old notes under the Securities Act or under any state securities laws.

The new notes and any old notes which remain outstanding after consummation of the exchange offer will vote together for all purposes as a single class under the indenture.

SELECTED FINANCIAL DATA

Selected historical financial data presented below as of and for the years ended December 31, 2004, 2005, 2006, 2007 and 2008 have been derived from our audited consolidated financial statements.  Certain reclassifications have been made to prior years’ amounts to conform to current presentation.  These data should be read in conjunction with the consolidated financial statements and the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Current Report on Form 8-K filed on May 18, 2009 (which retrospectively adjusted portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 to reflect a change in accounting principle as described under “Basis of Presentation” on page ii), which report is incorporated herein by reference.  The selected historical financial data for the six months ended June 30, 2008 and 2009 and the balance sheet data as of June 30, 2009 have been derived from and should be read in conjunction with our unaudited consolidated condensed financial statements, the notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which report is incorporated herein by reference.  See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

	Year Ended December 31,					Six Months Ended June 30,
	2004 (c)	2005 (d)	2006 (e)	2007 (f)	2008 (g)	2008 (h)	2009 (i)
	(in thousands, except per share amounts)
Operating revenues:
Services	$590,984	$639,327	$791,804	$922,415	$999,972	$498,614	$428,592
Sales	134,511	142,356	105,426	124,289	118,857	64,362	27,126
Total revenues	$725,495	$781,683	$897,230	$1,046,704	$1,118,829	$562,976	$455,718
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	$318,989	$351,430	$432,013	$521,433	$594,785	$282,914	$249,905
Cost of sales (exclusive of depreciation and amortization)	92,231	100,621	77,934	90,347	85,856	46,551	20,385
Selling, general and administrative expenses (a)	105,274	129,444	143,105	165,080	184,213	96,066	80,618
Employee termination costs	—	2,400	12,622	3,642	13,695	2,772	3,920
Depreciation and amortization	61,277	66,794	106,006	160,366	218,643	69,612	61,404
Operating income	$147,724	$130,994	$125,550	$105,836	$21,637	$65,061	$39,486
Other (income) expense:
Interest expense	$31,184	$37,272	$54,843	$70,772	$78,071	$34,825	$40,204
Equity in net (income) loss of joint ventures (b)	6,060	2,064	(7,900)	(41,252)	(58,570)	(35,256)	(30,578)
(Gain) loss on early extinguishment of debt	16,868	478	—	—	2,960	2,960	(4,044)
Other income, net	(748)	(1,700)	(767)	(2,050)	(4,691)	(695)	(986)
	$53,364	$38,114	$46,176	$27,470	$17,770	$1,834	$4,596
Income before income taxes	$94,360	$92,880	$79,374	$78,366	$3,867	$63,227	$34,890
Income tax expense	28,844	28,402	24,113	25,211	8,352	20,810	39,734
Net income (loss)	$65,516	$64,478	$55,261	$53,155	$(4,485)	$42,417	$(4,844)
Convertible preferred stock dividend	4,721	—	—	—	—	—	—
Net income (loss) available to common stockholders	$60,795	$64,478	$55,261	$53,155	$(4,485)	$42,417	$(4,844)

Basic and diluted net income (loss) per share:
Basic net income (loss) available to common stockholders	$0.83	$0.72	$0.61	$0.57	$(0.05)	$0.46	$(0.05)
Diluted net income (loss) available to common stockholders	$0.72	$0.70	$0.58	$0.55	$(0.05)	$0.45	$(0.05)
Weighted average number of shares used in per share calculations:
Basic shares	73,014	89,327	91,066	92,566	92,875	92,979	92,500
Diluted shares	90,710	92,484	94,979	95,996	92,875	94,473	92,500
Selected balance sheet data (end of period)
Total assets	$1,090,898	$1,170,485	$1,757,938	$2,098,786	$2,182,453		$2,329,461
Total long-term debt (including current installments)	541,623	522,620	870,144	1,043,938	1,239,467		1,369,078
Total stockholders’ equity	367,492	442,920	572,663	693,591	595,829		639,802

The following notes are an integral part of these selected historical consolidated financial data.

(a)                                  Includes $34,122, $25,312 and $18,100 in stock-based compensation expense in 2008, 2007 and 2006, respectively. Includes $18,617 and $16,128 in stock-based compensation for the six months ended June 30, 2009 and 2008, respectively.

(b)                                 Includes income of $51,700, $37,655 and $8,266 in 2008, 2007 and 2006, respectively, and losses of $1,713 and $6,060 in 2005 and 2004, respectively, and income of $26,577 and $30,962 for the six months ended June 30, 2009 and 2008 respectively, for our share of the earnings of CLN, our Italian joint venture that began selling instant tickets in 2004. Reflects income of $3,923 and $3,330 in 2008 and 2007, respectively, and income of $1,344 and $1,925 for the six months ended June 30, 2009 and 2008, respectively, from our 29.4% interest in Roberts Communications Network, LLC, which was acquired in February 2007. Reflects income of approximately $3,433 and $290 in 2008 and 2007, respectively, and $1,697 and $2,262 for the six months ended June 30, 2009 and 2008, respectively, from our 50% interest in Guard Libang, a provider of instant ticket validation systems and certain cooperative services to the Chinese Welfare Lottery in China.

(c)                                  Includes early extinguishment of debt costs of $16,868 incurred in connection with the write-off of deferred financing fees related to our refinancing of our senior secured credit facility and the payment of $6,862 of redemption premium for the purchase of most of our 12.50% senior subordinated notes. Includes approximately $3,100 of items identified during the initial adoption of the Sarbanes-Oxley Act of 2002.

(d)                                 Includes a charge of $12,363 related to the discontinuance of our Supplemental Executive Retirement Plan, a non-tax deductible charge of $1,658 in connection with the earn-out on our acquisition of Printpool Honsel GmbH on December 31, 2004, a $2,230 charge in the Lottery segment related to defective tickets and $2,400 in employee termination costs in the Diversified Gaming segment.

(e)                                  Includes approximately $9,700 related to pari-mutuel asset impairment charges and approximately $12,600 in employee termination costs.

(f)                                    Includes approximately $26,300 in impairment charges resulting from the rationalization of our global Printed Products Group operations during 2007. Includes approximately $2,800 in charges resulting from the agreement we entered into during the fourth quarter of 2007 for the sale of our lottery operations in Peru, approximately $3,600 in charges related to a reduction in force that occurred in Germany during the fourth quarter of 2007 and income of approximately $3,900 during the fourth quarter of 2007 as a result of the reversal of an EssNet warranty reserve.

(g)                                 Includes $13,700 of employee termination costs. Depreciation and amortization includes approximately $76,200 in impairment charges primarily related to the impairment of certain hardware and software assets in the Printed Products Group ($6,400), the Lottery Systems Group $(64,100), the Diversified Gaming Group ($2,600) and from our corporate headquarters ($3,100) as a result of certain underperforming Lottery Systems contracts in Mexico and Oklahoma and the write-off of other impaired hardware. Cost of services includes contract loss accruals on Lottery Systems contracts in Mexico ($4,400) and Oklahoma ($3,400). Selling, general and administrative expense includes a charge of approximately $4,400 as a result of the Global Draw earn-out. Interest expense includes early extinguishment of long-term debt of $2,960 reflecting the write-off of unamortized deferred financing fees related to our old credit agreement, which was terminated and replaced with our new credit agreement.

(h)                                 Includes approximately $2,800 of employee termination costs. Selling, general and administrative expense includes a charge of approximately $3,400 as a result of the Global Draw earn-out. Includes a loss on early extinguishment of long-term debt of $2,960 reflecting the write-off of unamortized deferred financial fees related to our old credit agreement, which was terminated and replaced with our new credit agreement.

(i)                                     Includes approximately $3,900 of employee termination costs. Includes a gain on early extinguishment of long-term debt of $4,044 related to the repurchase of convertible debentures and 2012 notes.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facilities

We and the Issuer are party to a credit agreement dated as of June 9, 2008, as amended on March 27, 2009, among the Issuer, as borrower, the Company, as guarantor, and the several lenders from time to time parties thereto.  This credit agreement provides for $250.0 million senior secured revolving credit facility and a $550.0 million senior secured term loan credit facility (which we refer to elsewhere in this prospectus collectively as the “credit facilities”).  The lenders under the credit facilities are JPMorgan Chase Bank, N.A., Bank of America, N.A. and other financial institutions named in the agreements governing the credit facilities.

The credit facilities terminate on June 9, 2013, subject to certain conditions being met, or such earlier date as specified in the credit facilities if such conditions have not been met.  See “Risk Factors—Risk Factors Relating to the Notes—The holders of our convertible debentures have the right to require us to repurchase some or all of their convertible debentures in June 2010, and the Global Draw promissory notes and our 2012 notes will mature in May and June 2011 and December 2012, respectively.  The maturity of our credit facilities will be accelerated to March 2010, February 2011 or September 2012, respectively, if certain conditions related to our convertible debentures, Global Draw promissory notes or 2012 notes, as applicable, are not satisfied.”

The credit facilities are guaranteed by us and our present and future wholly owned domestic subsidiaries (other than the Issuer) and are collateralized by (1) substantially all of the property and assets of the Company and its direct and indirect 100%-owned domestic subsidiaries (including the Issuer) and (2) 100% of our interest in the capital stock (or other equity interests) of all our direct and indirect 100%-owned domestic subsidiaries and 65% of our interest in the capital stock (or other equity interests) of the first-tier foreign subsidiaries of the Issuer and the guarantors under the credit facilities.  Under the credit facilities, the Issuer has the ability to request additional tranches of term loans or to request an increase in the commitments under the revolving credit facilities in a maximum aggregate amount of $200 million at a later date.

Borrowings under the credit facilities bear interest at a rate per annum equal to, at the Issuer’s option, either (1) a base rate determined by reference to the higher of (a) the prime rate of JPMorgan Chase Bank, N.A., and (b) the federal funds effective rate plus 0.50%, or (2) a reserve-adjusted LIBOR rate, in each case plus an applicable margin.  The applicable margin varies based on the consolidated leverage ratio of the Company from 1.00% to 2.00% above the base rate for base rate loans, and 2.00% to 3.00% above LIBOR for LIBOR-based loans.  Notwithstanding the foregoing, from March 30, 2009 until the date the compliance certificate for the third fiscal quarter of 2009 is delivered pursuant to the credit facilities, the applicable margin for LIBOR-based loans will be deemed to be 3.00% and the applicable margin for base rate loans will be deemed to be 2.00%.

In connection with the credit facilities, we and the Issuer are subject to a number of restrictions on our respective businesses, including, but not limited to, restrictions on the Company’s, the Issuer’s, and our other subsidiaries’ ability to grant liens on assets, merge, consolidate or sell assets, incur indebtedness, make acquisitions, engage in other businesses, engage in transactions with affiliates, make distributions on equity interests and other usual and customary covenants.  In addition, we and the Issuer will be subject to certain financial maintenance covenants, including maximum ratios of total debt/EBITDA and total senior debt/ EBITDA and a minimum ratio of EBITDA to interest charges (in each case, as defined in the credit facilities).  Failure to comply with the provisions of any of these covenants could result in acceleration of our debt and other financial obligations.

Under an amendment to the credit facilities that we entered into on March 27, 2009, (1) up to approximately $18.8 million in certain charges incurred and reserves created in the fourth quarter of 2008, (2) up to $15.0 million of certain charges that may be incurred during the 12-month period commencing on March 1, 2009, including charges in connection with cost-reduction initiatives, and (3) certain costs and fees incurred in connection with the amendment, will be added back to “Consolidated EBITDA” for purposes of calculating our “Consolidated Leverage Ratio” and the “Consolidated Senior Debt Ratio” (as such terms are defined under the credit facilities).

In addition, for purposes of determining the Consolidated Leverage Ratio and the Consolidated Senior Debt Ratio as of any date prior to the earliest date on which any of the holders of our convertible debentures may require the Company to repurchase their convertible debentures (currently June 1, 2010) (the “Convertible Debentures Repurchase Date”) neither (1) the earn-out payable with respect to our acquisition of Global Draw nor (2) the principal amount of any unsecured promissory notes that may be issued in order to defer payment of up to the equivalent of $60.0 million of such earn-out (provided that, among other terms of such promissory notes, no principal payment thereon is required prior to September 30, 2010), will be included as “Indebtedness” in the calculation of “Consolidated Total Debt” (as such terms are defined in the credit facilities).  Accordingly, the Global Draw promissory notes that were issued in May and June 2009 (described below under “–Certain Other Indebtedness”) will not be included as Indebtedness in the calculation of Consolidated Total Debt for purposes of determining our Consolidated Leverage Ratio and the Consolidated Senior Debt Ratio prior to the Convertible Debenture Repurchase Date.

Under the amendment, the revolving credit facility and the term loan facility under the credit facilities will mature (if earlier than the date that would otherwise apply under the terms of the credit facilities) on February 7, 2011 unless on such date no Global Draw promissory notes remain outstanding or the sum of the aggregate available revolving commitments under the credit facilities plus unrestricted cash and cash equivalents of the Issuer and the guarantors under the credit facilities is not less than $50.0 million in excess of the amount required to repay in full such outstanding promissory notes.

Under the amendment, for purposes of determining our Consolidated Leverage Ratio as of any date of determination prior to the earlier of the Convertible Debentures Repurchase Date and the date our convertible debentures are redeemed in full, unrestricted cash and cash equivalents of the Issuer and the guarantors under the credit facilities up to the “Debenture Reserve Amount” at such determination date will be netted against the then outstanding principal amount of our convertible debentures (and Consolidated Total Debt will be thereby reduced to the extent of such netting).  The “Debenture Reserve Amount” is an amount equal to the net cash proceeds received by the Issuer or the guarantors under the credit facilities after the date of the amendment and prior to the Convertible Debentures Repurchase Date from (1) the issuance by the Company of shares of its capital stock (other than disqualified stock), or the issuance of “Permitted Additional Senior Indebtedness” or “Permitted Additional Subordinated Debt”, or Indebtedness under the “Incremental Facilities” (as such terms are defined in the credit facilities), and (2) any “Asset Sales” (as defined in the credit facilities) (up to an aggregate of $125.0 million of net cash proceeds) with respect to which a reinvestment notice is timely given (provided that the Debenture Reserve Amount will (a) not exceed the outstanding principal amount of our convertible debentures, (b) be reduced to zero on the Convertible Debentures Repurchase Date and (c) to the extent the Debenture Reserve Amount is increased as a result of Assets Sales, will be decreased if and to the extent that term loans under the credit facilities are prepaid in lieu of reinvesting the net cash proceeds there from pursuant to a reinvestment notice).  The old notes constitute “Permitted Additional Subordinated Debt” and, as such, the net cash proceeds from the issuance of such notes will be included in the “Debenture Reserve Amount” to the extent permitted under the amendment.

For more information regarding our credit facilities, see Note 8 to our consolidated financial statements included in our Current Report on Form 8-K filed on May 18, 2009 and, with respect to the amendment to the credit facilities that we entered into in March 2009, Note 6 to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which reports are incorporated herein by reference.

Existing Notes

Our indebtedness includes approximately $187.1 million in aggregate principal amount of 6.25% senior subordinated notes due 2012 issued by the Company (which we collectively refer to elsewhere in this registration statement as the “2012 notes”) and $200 million of 7.875% senior subordinated notes due 2016 issued by the Issuer (which we collectively refer to elsewhere in this registration statement as the “2016 notes”, and together with the 2012 notes, the “existing notes”).

The 2012 notes are unsecured senior subordinated obligations of the Company and rank (1) junior in right of payment to all of the Company’s existing and future senior indebtedness, including the Company’s guarantee of the Issuer’s indebtedness under the credit facilities (as discussed above), (2) equal in right of payment with any of the Company’s other existing and future senior subordinated indebtedness, including the convertible debentures (as discussed below), and the Company’s guarantee of the 2016 notes and the notes, (3) senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated in right of payment to the 2012 notes and (4) structurally junior in right of payment to all of the indebtedness of any of our subsidiaries that do not guarantee the 2012 notes.

The 2012 notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by all of the Company’s wholly owned domestic subsidiaries, including the Issuer.  The guarantee of each guarantor of the 2012 notes ranks (1) junior in right of payment to all of such guarantor’s existing and future senior indebtedness, including, in the case of the Issuer, its indebtedness under the credit facilities and, in the case of each other guarantor, its guarantee of the Issuer’s indebtedness under the credit facilities, (2) equal in right of payment with any existing and future senior subordinated indebtedness of such guarantor, including, in the case of the Issuer, the 2016 notes and the notes and its guarantee of the convertible debentures, and, in the case of each other guarantor, its guarantee of the convertible debentures, the 2016 notes and the notes, (3) senior in right of payment to any future indebtedness of such guarantor that is expressly subordinated in right of payment to the guarantee of the 2012 notes, and (4) structurally junior in right of payment to all of the existing and future indebtedness of any subsidiary of a guarantor of the 2012 notes if that subsidiary does not guarantee the 2012 notes.

We may, at our option, redeem some or all of the 2012 notes at any time.  In the event of a change in control, we will be required to repurchase the 2012 notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date.  The 2012 notes will mature on December 15, 2012.  The 2012 notes were issued under an indenture that contains covenants that, among other things, restrict, subject to certain exceptions, our ability to make restricted payments, incur additional indebtedness, enter into transactions with affiliates, create liens on assets, pay dividends, merge, consolidate, sell assets and enter into sale and leaseback transactions.

The 2016 notes are unsecured senior subordinated obligations of the Issuer and rank (1) junior in right of payment to all of the Issuer’s existing and future senior indebtedness, including its indebtedness under the credit facilities, (2) equal in right of payment with the Issuer’s existing and future senior subordinated indebtedness, including the notes and its guarantee of the 2012 notes and the convertible debentures, (3) senior in right of payment to any of the Issuer’s future indebtedness that is expressly subordinated in right of payment to the 2016 notes, and (4) structurally junior in right of payment to all of the liabilities of any of our other subsidiaries that do not guarantee the 2016 notes.

The 2016 notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Company and each of its wholly owned domestic subsidiaries (other than the Issuer).  The guarantee of each guarantor of the 2016 notes ranks (1) junior in right of payment to all of such guarantor’s existing and future senior indebtedness, including its guarantee of borrowings under the credit facilities, (2) equal in right of payment with existing and future senior subordinated indebtedness of such guarantor, including, in the case of the Company, the 2012 notes and the convertible debentures and its guarantee of the notes, and, in the case of each of the other guarantors, its guarantee of the 2012 notes, the convertible debentures and the notes, (3) senior in right of payment to any future indebtedness of such guarantor that is expressly subordinated in right of payment to its guarantee of the 2016 notes, and (4) structurally junior in right of payment to all of the liabilities of any subsidiary of such guarantor if that subsidiary does not guarantee the 2016 notes.

The Issuer may, at its option, redeem some or all of the 2016 notes at any time prior to June 15, 2012 at a price equal to 100% of the principal amount of the 2016 notes plus accrued and unpaid interest, if any, to the date of redemption plus a “make whole” premium.  The Issuer may redeem some or all of the 2016 notes for cash at any time on or after June 15, 2012 at the prices specified in the indenture governing those notes.  In addition, at any time on or prior to June 15, 2011, the Issuer may redeem up to 35% of the initially outstanding aggregate principal amount of the 2016 notes at a redemption price of 107.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds contributed to the capital of the Issuer from one or more equity offerings of the Company.  Additionally, if a holder of 2016 notes is required to be licensed or found qualified under any applicable gaming laws or regulations and that holder does not become so licensed or found qualified or suitable, then the Issuer will have the right, subject to certain notice provisions set forth in the indenture, to (1) require that holder to dispose of all or a portion of those 2016 notes or (2) redeem the 2016 notes of that holder at a redemption price calculated as set forth in the indenture.  If the Company or the Issuer sells certain of its assets or experiences specific kinds of changes in control, the Issuer must offer to repurchase the 2016 notes.  The 2016 notes mature on June 15, 2016, unless earlier redeemed or repurchased.  The 2016 notes were issued under an indenture that contains covenants that, among other things, restrict, subject to certain exceptions, our ability to make restricted payments, incur additional indebtedness, enter into transactions with affiliates, create liens on assets, pay dividends, merge, consolidate, sell assets and enter into sale and leaseback transactions.

For more information regarding the existing notes, see Note 8 to our consolidated financial statements included in our Current Report on Form 8-K filed on May 18, 2009, which report is incorporated herein by reference.

Convertible Debentures

Our indebtedness includes approximately $99.2 million in aggregate principal amount of 0.75% convertible senior subordinated debentures due 2024 (which we collectively refer to elsewhere in this registration statement as the “convertible debentures”).

The convertible debentures are unsecured senior subordinated obligations of the Company and rank (1) junior in right of payment to all of the Company’s existing and future senior indebtedness, including its guarantee of the Issuer’s indebtedness under the credit facilities, (2) equal in right of payment with the Company’s existing and future senior subordinated indebtedness, including the 2012 notes and its guarantee of the 2016 notes and the notes, (3) senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated in right of payment to the convertible debentures, and (4) structurally junior in right of payment to all of the liabilities of any of our other subsidiaries that do not guarantee the convertible debentures.

The convertible debentures are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by the Company’s wholly owned domestic subsidiaries, including the Issuer.  The guarantee of each guarantor of the convertible debentures ranks (1) junior in right of payment to all of such guarantor’s existing and future senior indebtedness, including, in the case of the Issuer, its indebtedness under the credit facilities and, in the case of each other guarantor, its guarantee of the Issuer’s indebtedness under the credit facilities, (2) equal in right of payment with any existing and future senior subordinated indebtedness of such guarantor, including, in the case of the Issuer, the 2016 notes and the notes and, in the case of each other guarantor, its guarantee of the 2012 notes, the 2016 notes and the notes, (3) senior in right of payment to any future indebtedness of such guarantor that is expressly subordinated in right of payment to the guarantee of the convertible debentures, and (4) structurally junior in right of payment to all of the existing and future indebtedness of any subsidiary of a guarantor of the convertible debentures if that subsidiary does not guarantee the convertible debentures.

Holders of the convertible debentures may convert them into cash and shares of our common stock prior to their maturity at a conversion rate that equates to approximately $29.10 per share (subject to adjustment in certain circumstances), unless the convertible debentures have previously been redeemed or repurchased, if (1) the price of our common stock reaches a specified threshold at specified times, (2) the convertible debentures are called for redemption, except for certain redemptions described in the indenture, or (3) specified corporate transactions occur.  In the event of conversion, we will pay holders of the convertible debentures being converted cash in an amount equal to the lesser of our total conversion obligation and the principal amount of the convertible debentures so converted, and will deliver shares of our common stock in respect of any excess of our total conversion obligation over such principal amount.

We may, at our option, redeem the convertible debentures on or after June 1, 2010, at 100% of the principal amount of the convertible debentures, plus accrued and unpaid interest to, but excluding, the redemption date.  Holders of the convertible debentures may require us to repurchase all or a portion of the convertible debentures in cash on each of June 1, 2010, December 1, 2014 and December 1, 2019 at 100% of the principal amount of the convertible debentures to be repurchased plus accrued and unpaid interest to the date of repurchase.  Holders of convertible debentures may also require us to repurchase convertible debentures at 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date, in the event of certain fundamental changes.

The convertible debentures mature in 2024.  The convertible debentures were issued under an indenture that, among other things, restricts, subject to certain exceptions, our ability to merge, consolidate and sell assets.

For more information regarding the convertible debentures, see Note 8 to our consolidated financial statements included in our Current Report on Form 8-K filed on May 18, 2009, which report is incorporated herein by reference.

Certain Other Indebtedness

In May and June 2009, certain of our foreign subsidiaries issued unsecured promissory notes with an aggregate principal amount of approximately £28.1 million, or approximately $45.5 million (based on the exchange rate used in our consolidated balance sheet as of June 30, 2009), in connection with the deferral of a portion of the earn-out and contingent bonuses that were payable in connection with our 2006 acquisition of Global Draw.  These notes bear simple interest at the rate of 6.90% per annum, mature in May and June 2011 and are guaranteed on a joint and several basis by the Issuer, the Company and certain of its domestic subsidiaries.  For more information regarding the Global Draw promissory notes, see Note 6 to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

One of our foreign subsidiaries has borrowings from two banks in China totaling RMB256 million, or approximately $37.5 million (based on the exchange rate used in our consolidated balance sheet as of June 30, 2009).  These loans mature in February and April 2010.

Surety Bonds

As of June 30, 2009, the Company had arranged for the issuance of a total of $201.8 million of surety bonds in respect of outstanding contracts to which we and/or our subsidiaries are parties.  The Company has reimbursement or indemnification obligations with respect to these bonds in the event that the sureties are required to make payment and, in some cases, such bonds are supported by springing liens, solely on those assets related to the performance of the relevant contractual obligations, that may attach following payment on such bonds.

DESCRIPTION OF NOTES

The old notes were, and the new notes will be, issued by Scientific Games International, Inc. (the “Issuer”) under an indenture, dated as of May 21, 2009, by and among the Issuer, Scientific Games Corporation (the “Company”), the other wholly owned domestic subsidiaries of the Company (together with the Company, the “guarantors”) and The Bank of Nova Scotia Trust Company of New York, as trustee.  The form and terms of the new notes will be identical in all material respects to the form and term of the old notes, except that the terms of new notes:

•                  include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (“TIA”);

•                  will be registered under the Securities Act;

•                  will not be subject to restrictions on transfer under the Securities Act;

•                  will not be entitled to the registration rights that apply to the old notes; and

•                  will not be subject to any increase in annual interest rate as described below under “Description of Notes — Registration Rights.”

The following summary of certain provisions of the indenture is not complete and is qualified in its entirety by reference to the Trust Indenture Act of 1939, the indenture and the registration rights agreement.  We urge you to read the indenture, the notes and the registration rights agreement because they, and not this description, define your rights as holders of these notes.  You may request copies of these agreements at the Company’s address set forth in the forepart of this registration statement.  See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” For purposes of this section, references to the Company include only Scientific Games Corporation and not its subsidiaries and references to the Issuer include only Scientific Games International, Inc. and not its subsidiaries or its ultimate parent company, Scientific Games Corporation.  A holder of old notes may not sell or otherwise transfer the old notes except in compliance with the provisions described in this registration statement under “Transfer Restrictions” and “—Registration Rights.”

Brief Description of the Notes

The notes:

•                  are unsecured senior subordinated obligations of the Issuer;

•                  are subordinated in right of payment to all existing and future Senior Debt of the Issuer;

•                  are senior in right of payment to any future Indebtedness that is specifically subordinated to the notes;

•                  rank equally in right of payment to any future senior subordinated debt of the Issuer; and

•                  are guaranteed on a senior subordinated basis by each guarantor.

Principal, Maturity and Interest

The Issuer issued the old notes in an initial aggregate principal amount of $225.0 million.  The old notes were issued in minimum denominations of $2,000 and any greater integral multiple of $1,000.  The notes will mature on June 15, 2019.  Interest on the notes will accrue at the rate of 9.250% per annum and will be payable semi-annually in cash on June 15 and December 15 of each year, with an initial interest payment on December 15, 2009.  The Issuer will make each interest payment to the persons who are registered holders of notes at the close of business on the immediately preceding June 1 and December 1.  Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Initially, the trustee will act as paying agent and registrar for the notes.  The Issuer may change any paying agent or registrar without notice to the holders of the notes.  The Issuer will pay principal and premium, if any, on the notes at the trustee’s corporate trust office in New York, New York.  At the Issuer’s option, interest may be paid at the trustee’s corporate trust office in New York, New York or by check mailed to the registered address of holders of the notes.

Indenture May be Used for Future Issuances

Subject to compliance with the covenant described under the subheading “—Covenants— Limitation on incurrence of additional indebtedness,” the Issuer may issue more notes under the indenture on the same terms and conditions as the notes being offered hereby, except for issue date and issue price, in an unlimited aggregate principal amount (the “Additional Notes”); provided that such Additional Notes are part of the same issue as the notes for U.S. federal income tax purposes.  The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase.  Unless the context otherwise requires, for all purposes of the indenture and this “Description of Notes,” references to the notes include any Additional Notes actually issued.

Redemption

Optional redemption.  On and after June 15, 2014, the Issuer will be entitled, at its option on one or more occasions, to redeem all or any portion of the notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on June 15 of the years set forth below, plus, in each case, accrued and unpaid interest to the date of redemption:

Period	Percentage
2014	104.625%
2015	103.083%
2016	101.542%
2017 and thereafter	100.000%

Optional redemption upon equity offering.  On or prior to June 15, 2012, the Issuer may, at its option on one or more occasions, redeem up to 35% of the initially outstanding aggregate principal amount of the notes (which includes Additional Notes, if any) with the net cash proceeds contributed to the capital of the Issuer from one or more Equity Offerings, at a redemption price equal to 109.25% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided, however, that:

(1)                    at least 65% of the initially outstanding aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after any such redemption; and

(2)                    each such redemption occurs within 120 days after the date of the related Equity Offering.

Redemption at make-whole premium.  At any time prior to June 15, 2014, the Issuer may redeem all or any portion of the notes on one or more occasions upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption subject to the rights of holders of notes on the relevant record dates occurring prior to the redemption date to receive interest due on the relevant interest payment date.

Regulatory redemption.  At any time any holder or beneficial owner of notes is determined to be a Disqualified Holder, then the Issuer will have the right, at its option:

(1)                    to require such holder or beneficial owner to dispose of all or a portion of its notes within 60 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of the relevant notice of finding by the applicable Gaming Authority, or

(2)                    to redeem all or a portion of the notes of such holder or beneficial owner upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the lesser of:

(a)                  the principal amount thereof, and

(b)                 the price at which such holder or beneficial owner acquired the notes, together with, in the case of either clause (a) or (b), accrued and unpaid interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority (subject to the rights of holders of notes on the relevant record dates occurring prior to such redemption date to receive interest due on the relevant interest payment date); provided, however, that if such Gaming Authority restricts the redemption price to a lesser amount then such lesser amount will be the redemption price.

Immediately upon a determination by a Gaming Authority that a holder or beneficial owner of notes (or an Affiliate thereof) will not be licensed, qualified or found suitable or is denied a license, qualification or finding of suitability, the holder or beneficial owner will, to the extent required by applicable Gaming Laws, have no further rights with respect to the notes to:

(1)                    exercise, directly or indirectly, through any person, any right conferred by the notes; or

(2)                    receive any interest or any other distribution or payment with respect to the notes, except the redemption price.

The Issuer will notify the trustee in writing of any such redemption as soon as practicable.  The holder or beneficial owner (or an Affiliate thereof) applying for a license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

Mandatory redemption.  The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

In the event that less than all of the notes are to be redeemed at any time, the trustee will select the notes or portions thereof to be redeemed among the holders of notes as follows:

(1)                    if the notes are listed, in compliance with any applicable requirements of the principal national securities exchange on which the notes are listed; or

(2)                    if the notes are not so listed, on a pro rata basis, by lot or by any other method the trustee considers fair and appropriate.

The Issuer will redeem notes of $2,000 or less in whole and not in part.  Notes in a principal amount in excess of $2,000 may be redeemed in part in multiples of $2,000 only.  Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.  Notice of any redemption upon an Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount of the note to be redeemed.  A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder thereof upon cancellation of the original note.  On and after any redemption date, interest will cease to accrue on the notes or parts thereof called for redemption as long as the Issuer has deposited with the paying agent funds in satisfaction of the redemption price pursuant to the indenture.

Ranking

Senior indebtedness versus notes

The payment of the principal of, premium, if any, and interest on the notes and the payment of any guarantee of the notes will be subordinated in right of payment to the prior payment in full of all Senior Debt of the Issuer or the relevant guarantor, as the case may be, including the obligations of the Issuer and such guarantor under the Credit Agreement.

As of June 30, 2009:

(1)                    the Issuer’s Senior Debt totaled approximately $593.7 million, including $50.6 million of outstanding letters of credit, all of which were secured Senior Debt under the Credit Agreement, and the Issuer had $199.4 million of additional availability under the Credit Agreement (all of which would be secured); and

(2)                    the Senior Debt of the Company and the subsidiary guarantors totaled approximately $201.8 million, in the form of outstanding surety bonds (excluding their obligations as guarantors of the Issuer’s obligations under the Credit Agreement and the promissory notes with an aggregate principal amount of approximately £28.1 million, or approximately $45.5 million (based on the exchange rate used in our consolidated balance sheet as of June 30, 2009), issued in connection with the deferral of a portion of the earn-out and contingent bonuses that were payable in connection with the Company’s 2006 acquisition of Global Draw, referred to as the “Global Draw promissory notes”).

Although the indenture contains limitations on the amount of additional Indebtedness that the Issuer and the guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Debt.  See “—Covenants—Limitation on incurrence of additional indebtedness.”

Liabilities of subsidiaries versus notes

Substantially all of the Company’s operations are conducted through its subsidiaries.  The Company and its wholly owned domestic subsidiaries (other than the Issuer) will guarantee the notes, and the guarantees of such subsidiaries may be released, as described below under “—Guarantees.” Claims of creditors of the Company’s non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of the non-guarantor subsidiaries over the claims of the Issuer’s creditors, including holders of the notes, even if such claims do not constitute Senior Debt.  Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of the non-guarantor subsidiaries.

As of June 30, 2009, the non-guarantor subsidiaries had outstanding total third party liabilities of $225.8 million, including the Global Draw promissory notes and trade payables.

Although the indenture limits the incurrence of Indebtedness and preferred stock of certain of the Company’s subsidiaries, such limitation is subject to a number of significant qualifications.  Moreover, the indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the indenture.  See “—Covenants—Limitation on incurrence of additional indebtedness.”

Other senior subordinated indebtedness versus notes

Only Indebtedness of the Issuer or a guarantor that is Senior Debt ranks senior to the notes or the relevant guarantee in accordance with the provisions of the indenture.  The notes and the guarantees will in all respects rank pari passu with all other senior subordinated indebtedness of the Issuer or the relevant guarantor, as the case may be, including the Convertible Debentures and the Existing Notes, and the guarantees of each thereof.

As of June 30, 2009, the Issuer and the guarantors had $529.5 million of outstanding senior subordinated indebtedness that ranks equally with the notes and the guarantees, all of which was issued or guaranteed, as applicable, on a senior subordinated basis by the Issuer and the other guarantors of the notes.

The Issuer and the guarantors agreed in the indenture that they will not incur any Indebtedness that is subordinate or junior in right of payment to the Issuer’s Senior Debt or the Senior Debt of such guarantor, as applicable, unless such Indebtedness is senior subordinated indebtedness of the Issuer or the guarantors, as applicable, or is expressly subordinated in right of payment to senior subordinated indebtedness of the Issuer or the guarantors, as applicable.  The indenture does not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) Senior Debt as subordinated or junior to any other Senior Debt merely because it has a junior priority with respect to the same collateral.

Payment of notes

We may not make any payments (or make any deposit pursuant to the provisions described under “—Defeasance”) on the notes (except that holders of notes may receive and retain payments made from the trust described under “—Defeasance”) if:

(1)                    a default in the payment of the principal of or premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2)                    any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt to which such default relates to accelerate its maturity and the trustee receives a payment blockage notice of such other default from (A) the holders of any Designated Senior Debt (with a copy to the Issuer) or (B) directly from the Issuer.

Payments on the notes will be resumed

(1)                    in the case of a payment default, upon the date on which such default is cured, waived or ceases to exist; and

(2)                    in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured, waived or ceases to exist or 179 days after the date on which the applicable notice is received by the trustee, unless the maturity of any Designated Senior Debt has been accelerated.  No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of receipt by the trustee of the payment blockage notice.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or be made, the basis for a subsequent payment blockage notice.  Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property:

(1)                    the holders of Senior Debt of the Issuer will be entitled to receive payment in full in cash of such Senior Debt before the holders of the notes are entitled to receive any payment;

(2)                    until the Senior Debt of the Issuer is paid in full in cash, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Debt as their interests may appear, except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under “—Defeasance;” and

(3)                    if a distribution is made to holders of the notes, that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Debt of the Issuer and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a default from occurring under the indenture upon the failure of the Issuer to pay interest or principal with respect to the notes when due by their terms.  If payment of the notes is accelerated because of an Event of Default, the Issuer or the trustee must promptly notify the holders of Designated Senior Debt of the Issuer or the representative of such Designated Senior Debt of the acceleration.

A guarantor’s obligations under its guarantee are senior subordinated obligations.  As such, the rights of holders of notes to receive payment by a guarantor pursuant to its guarantee will be subordinated in right of payment to the rights of holders of Senior Debt of such guarantor.

The terms of the subordination and payment blockage provisions described above with respect to the Issuer’s obligations under the notes apply equally to a guarantor and the obligations of such guarantor under its guarantee.  As a result of the subordination provisions described above, in the event of a liquidation or insolvency proceeding, creditors of the Issuer or a guarantor who are holders of Senior Debt of the Issuer or a guarantor, as the case may be, may recover more, ratably, than the holders of the notes, and creditors of ours who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the notes.  The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the trustee for the payment of principal of and interest on the notes pursuant to the provisions described under “—Defeasance.”

Guarantees

The guarantors jointly and severally guaranteed, on a senior subordinated basis, the Issuer’s performance of its obligations under the notes and the indenture, including the payment of principal with respect to the notes.  The guarantors currently consist of the Company and all of the Company’s wholly owned domestic subsidiaries (other than the Issuer).

The guarantees are subordinated to Senior Debt of the relevant guarantor on the same basis as the notes are subordinated to Senior Debt of the Issuer.  The obligations of each guarantor (other than the obligations of the Company under its guarantee) will be limited as necessary to prevent such guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal or state law.  Each guarantor (other than the Company) that makes a payment or distribution under a guarantee will be entitled to a contribution from each other guarantor in an amount pro rata, based on the net assets of each guarantor (other than the Company), determined in accordance with GAAP.

Each guarantor may consolidate with or merge into or sell its assets to the Issuer or another guarantor without limitation, or with other persons upon the terms and conditions set forth in the indenture.  See “—Covenants—Merger, consolidation and sale of assets.” In the event all of the Capital Stock of a guarantor (other than the Company) is sold or otherwise disposed of, by merger or otherwise, by the Company or any of its subsidiaries to any person that is not a Restricted Subsidiary of the Company and the sale or disposition is otherwise in compliance with the provisions set forth in “—Covenants—Limitation on asset sales,” such guarantor’s guarantee will be released and such guarantor shall be relieved of all of its obligations and duties under the indenture and the notes.  A guarantor’s guarantee (other than the guarantee by the Company) will also be released and such guarantor will also be released from all obligations and duties under the indenture and the notes (1) if such guarantor is released from any and all guarantees of Indebtedness of the Company and the Issuer and (2) if such guarantor will remain a subsidiary of the Company, it has no other outstanding Indebtedness other than Indebtedness that could be incurred by a Restricted Subsidiary that is not a guarantor of the notes on the date of the proposed release of such guarantor’s guarantee.

Registration Rights

The Company, the Issuer and the other guarantors entered into a registration rights agreement with the initial purchasers of the old notes on the Issue Date.  In that agreement, the Company and the Issuer agreed for the benefit of the holders of the old notes that they will file with the SEC, within 90 days after the Issue Date, and use their commercially reasonable efforts to cause to become effective, a registration statement relating to an offer to exchange the old notes for an issue of SEC-registered notes (the “new notes”) with terms identical to the notes (except that the new notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

Promptly after the SEC declares the exchange offer registration statement effective, the Issuer will offer the new notes in return for the notes.  The exchange offer will remain open for at least 20 business days after the date the Issuer mails notice of the exchange offer to holders.  For each note surrendered to the Issuer under the exchange offer, the holder will receive an Exchange Note of equal principal amount.  Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the notes or, if no interest has been paid on the notes, from the Issue Date.  If applicable interpretations of the staff of the SEC do not permit the Issuer to effect the exchange offer, the Issuer will use its commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until the first anniversary of the date such shelf registration statement becomes effective, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold.  The Issuer will, in the event of such a shelf registration, provide to each holder copies of a prospectus, notify each holder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes.  A holder that sells notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations).  The obligation to complete the exchange offer and/or file a shelf registration statement will terminate on the second anniversary of the date of the registration rights agreement.

If the exchange offer registration statement is not filed within 90 days after the Issue Date, or the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 270 days after the Issue Date (provided that, if the Company determines in good faith that it is in possession of material non-public information, it may extend either such date by up to 90 additional days under customary “blackout” provisions), the annual interest rate borne by the notes will be increased by 0.25% per annum for the first 90-day period immediately following such date and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.0% per annum thereafter until the exchange offer registration statement is filed, the exchange offer is completed, the shelf registration statement is declared effective or the obligation to complete the exchange offer and/or file the shelf registration statement terminates, as applicable, at which time the interest rate will revert to the original interest rate on the Issue Date.

If the Issuer effects the exchange offer, it will be entitled to close the exchange offer 20 business days after its commencement; provided that the Issuer has accepted all old notes validly surrendered in accordance with the terms of the exchange offer.  Old notes not tendered in the exchange offer will be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from the Company upon request.

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require that the Issuer repurchase all or a portion (in integral multiples of $2,000; provided that the Issuer will repurchase notes of $2,000 or less in whole and not in part) of such holder’s notes, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.  Prior to the mailing of the notice described in the next paragraph below, but in any event within 30 days following any Change of Control, the Company and the Issuer covenant to

(a)                    repay in full all Indebtedness under, and terminate all commitments under, the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full all Indebtedness under, and terminate all commitments under, the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer, or

(b)                   obtain the requisite consents under the Credit Agreement and all such other Senior Debt to permit the purchase of the notes as provided below.

The Company and the Issuer shall first comply with the covenant in the immediately preceding sentence before the Issuer shall be required to repurchase notes pursuant to the provisions described below.  The Company’s or the Issuer’s failure to comply with this covenant shall constitute an Event of Default described in clause (3) and not in clause (2) under “Events of Default” below.

Within 30 days following the date upon which the Change of Control occurred, the Issuer will send, by first class mail, a notice to each holder, with a copy to the trustee, offering to purchase the notes as described above (the “Change of Control Offer”).  The notice will state,  among other things, the payment date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed (other than as may be required by law).  The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The occurrence of a Change of Control would constitute a default under the Credit Agreement.  Our future Senior Debt may contain prohibitions of certain events that would constitute a Change of Control or require such Senior Debt to be repurchased or repaid upon a Change of Control.  Moreover, the exercise by the holders of their right to require the Issuer to purchase the notes could cause a default under such Senior Debt, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer.  Finally, the Issuer’s ability to pay cash to the holders upon a purchase may be limited by the Issuer’s then existing financial resources.  There can be no assurance that sufficient funds will be available when necessary to make required purchases.  The provisions under the indenture relative to the Issuer’s obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified prior to the occurrence of a Change of Control with the written consent of the holders of a majority in principal amount of the notes.

The Company and the Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, the Company and the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the “Change of Control” provisions of the indenture by virtue thereof.

Covenants

Limitation on restricted payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

(a)                    declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or in warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock,

(b)                   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options (other than debt securities or Disqualified Capital Stock) to purchase or acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock, warrants, rights or options for Qualified Capital Stock and/or for warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, or

(c)                    make any Restricted Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b) and (c) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment, or immediately after giving effect thereto,

(1)                    a Default or an Event of Default shall have occurred and be continuing,

(2)                    the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “—Limitation on incurrence of additional indebtedness” covenant, or

(3)                    the aggregate amount of Restricted Payments made subsequent to the Issue Date (without duplication and excluding Restricted Payments permitted by clauses (2)(a), (3), (4), (5) and (6) of the following paragraph) shall exceed the sum of:

(w)               the sum of (i) $88.2 million and (ii) 50% of the cumulative Consolidated Net Income, or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss, of the Company earned subsequent to March 31, 2009 and on or prior to the last day of the most recent fiscal quarter for which internal financial statements are available, treating such period as a single accounting period, plus

(x)                   the sum of (i) 100% of the aggregate net cash proceeds received by the Company from any person (other than a subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs of Qualified Capital Stock, or in respect of warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, including Qualified Capital Stock issued upon the conversion of convertible Indebtedness and (ii) 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs, plus

(y)                 the amount by which Indebtedness of the Company or a Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or a Restricted Subsidiary convertible or exchangeable for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange), plus

(z)                   with respect to Restricted Investments made after December 23, 2004, the net reduction after the Issue Date of such Restricted Investments as a result of (without duplication with respect to any item below as among such items or any item listed in clause (3) of the next paragraph):

(i)                         any disposition of any such Restricted Investments sold or otherwise liquidated or repaid, to the extent of the net cash proceeds received by the Company or a Restricted Subsidiary,

(ii)                      cash dividends or repayments of loans or advances in cash to the Company or any Restricted Subsidiary or, to the extent that a guarantee issued by the Company or a Restricted Subsidiary constitutes a Restricted Investment, the release of such guarantee, or

(iii)                   a person becoming a Restricted Subsidiary, to the extent of the Company’s portion (proportionate to the Company’s equity interest in such person) of the fair market value of the net assets of such person;

provided, that any net reduction in Restricted Investments pursuant to this clause (z) shall only be included in the calculation required by clause (3) above to the extent that such net reduction in Restricted Investments is not included in the Company’s Consolidated Net Income.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit

(1)                    the payment of any dividend or distribution or the redemption of any securities within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice by the Company of such redemption, if the dividend or distribution would have been permitted on the date of declaration or the redemption would have been permitted on the date of the giving of the formal notice thereof;

(2)                    so long as no Default or Event of Default shall have occurred and be continuing, the making of any Restricted Payment, either

(a)                  in exchange for shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, or

(b)                 through the application of the net proceeds of a sale for cash (other than to a subsidiary of the Company) of shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, so long as such net proceeds are applied pursuant to this clause (b) within 180 days of such sale;

(3)                    so long as no Default or Event of Default shall have occurred and be continuing, any other Restricted Payment by the Company; provided, however, that the aggregate amounts expended pursuant to this clause (3) do not exceed $50.0 million plus, to the extent that any Restricted Payment made pursuant to this clause (3) is in the form of a Restricted Investment, the net reduction of such Restricted Investments as a result of (without duplication with respect to any item below as among such items or any item listed in clause (3)(z) of the previous paragraph):

(a)                  any disposition of any such Restricted Investments sold or otherwise liquidated or repaid, to the extent of the net cash proceeds received by the Company or a Restricted Subsidiary,

(b)                 cash dividends or repayments of loans or advances in cash to the Company or any Restricted Subsidiary or, to the extent that a guarantee issued by the Company or a Restricted Subsidiary constitutes a Restricted Investment, the release of such guarantee, or

(c)                  a person becoming a Restricted Subsidiary, to the extent of the Company’s portion (proportionate to the Company’s equity interest in such person) of the fair market value of the net assets of such person;

provided, that any net reduction in Restricted Investments pursuant to this clause (3) shall only be included in the calculation required by this clause (3) to the extent that such net reduction in Restricted Investments is not included in the Company’s Consolidated Net Income;

(4)                    the repurchase of any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Capital Stock deemed to occur upon the exercise of stock options to acquire Qualified Capital Stock or other similar arrangements to acquire Qualified Capital Stock if such repurchased Capital Stock or warrants, rights or options to acquire shares of any such Capital Stock represent a portion of the exercise price thereof and applicable withholding taxes, if any;

(5)                    the making of any payments pursuant to (a) the Existing Convertible Debentures Hedge and Warrant Option Transactions or (b) any Refinancing Convertible Debentures Hedge and Warrant Option Transactions; provided that the aggregate amount of all such Restricted Payments made pursuant to subclause (b) of this clause (5), minus cash received from counterparties to such agreements and confirmations upon entering into such agreements and confirmations, shall not exceed $40.0 million; and

(6)                    so long as no Default or Event of Default shall have occurred and be continuing, any other Restricted Payment by the Company in an aggregate amount not to exceed $15.0 million in any fiscal year (with unused amounts in any fiscal year being carried forward to succeeding fiscal years); provided that the aggregate Restricted Payments made under this clause (6) in any fiscal year do not exceed $50.0 million.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of the immediately preceding paragraph, amounts expended (to the extent such expenditure is in the form of cash) pursuant to clauses (1) and (2)(b) of this paragraph will be included in such calculation.

Limitation on incurrence of additional indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness, other than Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, the Issuer or any guarantor may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is equal to or greater than 2.0 to 1.0.

For purposes of determining compliance with this “—Limitation on incurrence of additional indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in the definition of “Permitted Indebtedness”, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant, or later divide, classify or reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness (or portion thereof, as applicable) will be treated as having been incurred pursuant to only such clause or clauses or the first paragraph of this covenant.  Indebtedness under the Credit Agreement outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (2) of the definition of Permitted Indebtedness.

Neither the Issuer nor any guarantor will, directly or indirectly, in any event incur any Indebtedness that, by its terms or by the terms of any agreement governing such Indebtedness, is both subordinated pursuant to its terms in right of payment to any other Indebtedness of the Issuer or such guarantor, as the case may be, and senior in right of payment to the notes or any such guarantor’s guarantee, as the case may be.

Limitations on transactions with affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with any of its Affiliates (an “Affiliate Transaction”), other than

(x)                     Affiliate Transactions permitted under the next paragraph, and

(y)                   Affiliate Transactions on terms that are no less favorable to the Company or such Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a person that is not an Affiliate;

provided, however, that for a transaction or series of related transactions with an aggregate value of $10.0 million or more

(1)                    such determination shall be made in good faith by a majority of the disinterested members of the board of the directors of the Company, or

(2)                    the board of directors of the Company shall have received an opinion from an independent nationally recognized investment banking, accounting or valuation firm, selected by the Company, that such transaction or series of related transactions is on terms that are fair, from a financial point of view, to the Company or such Restricted Subsidiary; and

provided, further, that for a transaction or series of related transactions with an aggregate value of $30.0 million or more,

(1)                    such determination shall be made in good faith by a majority of the disinterested members of the board of directors of the Company, and

(2)                    the board of directors of the Company shall have received an opinion from an independent nationally recognized investment banking, accounting or valuation firm, selected by the Company, that such transaction or series of related transactions is on terms that are fair, from a financial point of view, to the Company or such Restricted Subsidiary.

The foregoing restrictions will not apply to:

(1)                    reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any subsidiary as determined in good faith by the Company’s board of directors or senior management;

(2)                    transactions between or among the Company and any of its Restricted Subsidiaries so long as no portion of the minority interest in such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company or directors or officers of such subsidiary that hold stock of such subsidiary to the extent that local law requires a resident of such jurisdiction to own stock of such company) or between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the indenture;

(3)                    any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

(4)                    Permitted Investments and Restricted Payments permitted by the indenture;

(5)                    commercially reasonable transactions between the Company or a Restricted Subsidiary and any Joint Venture in the ordinary course of business that have been determined by the board of directors or senior management of the Company to comply with clause (y) of the first paragraph above; and

(6)                    the issuance or sale of any Qualified Capital Stock of the Company.

Limitation on liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom; provided, however, that in addition to creating Permitted Liens on their properties or assets, the Company and any of its Restricted Subsidiaries may create any Lien securing Indebtedness upon any of their properties or assets (including, but not limited to, any Capital Stock of its subsidiaries) if the notes are equally and ratably secured.  Limitation on dividend and other payment restrictions affecting subsidiaries The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)                    pay dividends or make any other distributions on or in respect of its Capital Stock;

(b)                   make loans or advances to or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(c)                    transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

(1)                    applicable law and agreements with governmental authorities with respect to assets located in their jurisdiction,

(2)                    the notes, the indenture or any guarantee thereof,

(3)                    (A) customary provisions restricting (1) the subletting or assignment of any lease or (2) the transfer of copyrighted or patented materials, (B) provisions in agreements that restrict the assignment of such agreements or rights thereunder or (C) provisions of a customary nature contained in the terms of Capital Stock restricting the payment of dividends and the making of distributions on Capital Stock,

(4)                    any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than (a) the person or the properties or assets of the person so acquired (including the Capital Stock of such person), or (b) any Restricted Subsidiary having no assets other than (i) the person or the properties or assets of the person so acquired (including the Capital Stock of such person) and (ii) other assets having a fair market value not in excess of $250,000, and, in each case, the monetary proceeds thereof,

(5)                    any agreement or instrument (A) in effect at or entered into on the Issue Date or (B) governing Senior Debt, including the Credit Agreement,

(6)                    any agreement or instrument governing Indebtedness incurred pursuant to clause (9), (13) or (16) of the definition of Permitted Indebtedness,

(7)                    restrictions on the transfer of assets subject to any Lien permitted under the indenture,

(8)                    restrictions imposed by any agreement to sell assets not in violation of the indenture to any person pending the closing of such sale,

(9)                    customary rights of first refusal with respect to the Company’s and its Restricted Subsidiaries’ interests in their respective Restricted Subsidiaries and Joint Ventures,

(10)              Indebtedness of a person that was a Restricted Subsidiary at the time of incurrence and the incurrence of which Indebtedness is permitted by the provisions described under “—Limitation on incurrence of additional indebtedness;” provided that such encumbrances and restrictions apply only to such Restricted Subsidiary and its assets; and provided, further, that the board of directors of the Company has determined in good faith, at the time of creation of each such encumbrance or restriction, that such encumbrances and restrictions would not singly or in the aggregate have a materially adverse effect on the holders of the notes,

(11)              the subordination of any Indebtedness owed by the Company or any of its Restricted Subsidiaries to the Company or any other Restricted Subsidiary to any other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that (A) such other Indebtedness is permitted under the indenture and (B) the board of directors of the Company has determined in good faith, at the time of creation of each such encumbrance or restriction, that such encumbrances and restrictions would not singly or in the aggregate have a materially adverse effect on the holders of the notes, or

(12)              an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above or any other agreement evidencing Indebtedness permitted under the indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement are not less favorable to the Company in any material respect as determined by the board of directors of the Company than the provisions of the Indebtedness being refinanced.

Limitation on preferred stock of restricted subsidiaries

The Company will not permit any of its Restricted Subsidiaries that are not guarantors of the notes to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company that is not a guarantor of the notes.

Merger, consolidation and sale of assets

Neither the Company nor the Issuer will, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any person unless:

(1)                    either (A) the Company, the Issuer or a Restricted Subsidiary of the Company shall be the surviving or continuing person or (B) the person, if other than the Company, the Issuer or a Restricted Subsidiary of the Company, formed by such consolidation or into which the Company or the Issuer is merged, or the person that acquires by sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company’s assets determined on a consolidated basis for the Company and its Restricted Subsidiaries (the “Surviving Entity”), (x) shall be a person organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture, executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the indenture and the registration rights agreement on the part of the Company or the Issuer, as applicable, to be performed or observed;

(2)                    immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above, including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction, either (A) the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the “—Limitation on incurrence of additional indebtedness” covenant or (B) the Consolidated Fixed Charge Coverage Ratio for the Company or such Surviving Entity, as the case may be, immediately following such transaction would be equal to or greater than such ratio for the Company immediately prior to such transaction;

(3)                    immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above, including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)                    the Issuer or such Surviving Entity, as the case may be, shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, shall comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to the execution of such supplemental indenture have been satisfied.

For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, other than to a Wholly Owned Subsidiary that is a guarantor, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company or the Issuer, as applicable, in accordance with the foregoing, in which the Company or the Issuer, as applicable, is not the continuing person, the successor person formed by such consolidation or into which the Company or the Issuer, as applicable, is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the Issuer, as applicable, under the indenture and the notes with the same effect as if such Surviving Entity had been named as such and the Company or the Issuer, as applicable, shall be relieved of all of its obligations and duties under the indenture and the notes.

Each guarantor (other than the Company), other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture, will not, and the Company will not cause or permit any such guarantor to, consolidate with or merge with or into any person other than the Company, the Issuer or any other guarantor unless:

(1)                    the entity formed by or surviving any such consolidation or merger, if other than such guarantor, or to which such sale, lease, conveyance or other disposition shall have been made is a person organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2)                    such entity assumes by supplemental indenture all of the obligations of such guarantor under the guarantee;

(3)                    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)                    immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Any merger or consolidation of a guarantor (other than the Company) with and into the Company or the Issuer, with the Company or the Issuer being the Surviving Entity, or another guarantor that is a Wholly Owned Restricted Subsidiary of the Company need not comply with this covenant.

Limitation on asset sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)                    the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of, as determined in good faith by the Company’s board of directors;

(2)                    at least 75% of the consideration received by the Company or such Restricted Subsidiary exclusive of indemnities, as the case may be, from such Asset Sale is cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of (a) any liabilities of the Company or any such Restricted Subsidiary, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, that are assumed by the transferee of any such assets, (b) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 60 days of the time of such disposition, to the extent of the cash or Cash Equivalents received, and (c) any Designated Non-Cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c), not to exceed $50.0 million, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, will be deemed to be cash for the purposes of this clause (2); and

(3)                    upon the consummation of an Asset Sale, the Company applies directly or through a Restricted Subsidiary, or causes such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either (A) to repay Senior Debt (and in the case of any Indebtedness outstanding under a revolving credit facility and repaid in satisfaction of this covenant, to permanently reduce the amounts that may be reborrowed thereunder by an equivalent amount), with the Net Cash Proceeds received in respect thereof, (B) to reinvest in Productive Assets, or (C) a combination of prepayment, reduction and investment permitted by the foregoing clauses (3)(A) and (3)(B);

provided that the 75% limitation referred to above will not apply to any sale, transfer or other disposition of assets in which the cash portion of the consideration received therefor is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 75% limitation.  On the 361st day after an Asset Sale or such earlier date, if any, as the board of directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) and (3)(C) of the preceding sentence (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds that have not been so applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and (3)(C) of the preceding sentence (each, a “Net Proceeds Offer Amount”) will be applied by the Issuer to make an offer to repurchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis that amount of notes equal to the Net Proceeds Offer Amount multiplied by a fraction, the numerator of which is the aggregate principal amount of notes then outstanding and the denominator of which is the sum of the aggregate principal amount of notes and Pari Passu Indebtedness then outstanding (the “Pro Rata Share”), at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued interest to the date of repurchase.

Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $20.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $20.0 million, at which time the Issuer will apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer, the first date the aggregate of all such deferred Net Proceeds Offer Amounts is at least $20.0 million being deemed to be a Net Proceeds Offer Trigger Date.  To the extent that the aggregate purchase price of notes tendered pursuant to any Net Proceeds Offer is less than the Pro Rata Share, the Issuer or any guarantor may use such amount for any purpose not prohibited by the indenture.  Upon completion of any Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset to zero.

The Credit Agreement restricts the ability of the Issuer to repurchase the notes.  Accordingly, if required to make a Net Proceeds Offer, the Issuer would need the consent of the lenders under the Credit Agreement.  The failure of the Issuer to make a required Net Proceeds Offer and repurchase notes subject thereto would be an Event of Default.

Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent

(1)                    at least 50% of the consideration for such Asset Sale constitutes Productive Assets; and

(2)                    such Asset Sale is for fair market value; provided that if the fair market value is determined to exceed $50.0 million, such determination will be made in good faith by the Company’s board of directors; provided, further, that the fair market value of any consideration not constituting Productive Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph will constitute Net Cash Proceeds subject to the provisions of the first two paragraphs of this covenant.

In the event of the transfer of substantially all, but not all, of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under the “—Merger, consolidation and sale of assets” covenant, the successor corporation will be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and will comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.  In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold will be deemed to be Net Cash Proceeds for purposes of this covenant.

Notice of a Net Proceeds Offer will be mailed to the holders as shown on the register of holders not less than 30 days nor more than 60 days before the payment date for the Net Proceeds Offer, with a copy to the trustee, and will comply with the procedures set forth in the indenture.  Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part (in integral multiples of $2,000 principal amount; provided that the Issuer will repurchase notes of $2,000 or less in whole and not in part) at maturity in exchange for cash.  To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be repurchased on a pro rata basis (based on amounts tendered).  A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

If an offer is made to repurchase the notes pursuant to a Net Proceeds Offer, the Company will and will cause its Restricted Subsidiaries to comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Limitation of guarantees by restricted subsidiaries

The Company will not permit any Restricted Subsidiary (other than the Issuer and the guarantors), directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company or the Issuer, other than

(1)                    Indebtedness incurred in reliance on clause (12) (to the extent the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was permitted to be guaranteed by Restricted Subsidiaries) of the definition of Permitted Indebtedness or under Currency Agreements in reliance on clause (5) of the definition of Permitted Indebtedness,

(2)                    Interest Swap Obligations incurred in reliance on clause (4) of the definition of Permitted Indebtedness, or

(3)                    additional Indebtedness incurred in reliance on clause (13) of the definition of Permitted Indebtedness,

unless, in any such case

(a)                    such Restricted Subsidiary has executed and delivered or executes and delivers a supplemental indenture to the indenture, providing a guarantee of payment of the notes by such Restricted Subsidiary in the form required by the indenture; and

(b)                   if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinate Indebtedness is similarly subordinated to the guarantee of the notes.

Any guarantee of the notes by a Restricted Subsidiary will provide by its terms that it will be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any holder, upon:

(1)                    the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such guarantee of the notes was executed and delivered pursuant to the preceding paragraph; or

(2)                    any sale or other disposition (by merger or otherwise) to any person that is not a Restricted Subsidiary of the Company, of all of the Company’s Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided, however, that

(a)                  such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the indenture; and

(b)                 such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

Limitation on sale and leaseback transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided that the Issuer and any guarantor may enter into a Sale and Leaseback Transaction if

(1)                    the Issuer or such guarantor could have

(a)                  incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the “—Limitation on incurrence of additional indebtedness” covenant, and

(b)                 incurred a Lien to secure such Indebtedness pursuant to the “—Limitation on liens” covenant;

(2)                    the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the board of directors of the Company and set forth in an Officers’ Certificate delivered to the trustee, of the property that is the subject of such Sale and Leaseback Transaction; and

(3)                    the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer or the applicable guarantor applies the proceeds of such transaction in accordance with, the “—Limitation on asset sales” covenant.

Events of Default

The following events are defined in the indenture as “Events of Default”:

(1)                    the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days; or

(2)                    the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, including the failure to make a payment to repurchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer; or

 (3)                 a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 45 days after the Issuer receives written notice specifying the default, and demanding that such default be remedied, from the trustee or the holders of at least 25% of the outstanding principal amount of the notes; or

(4)                    the failure to pay at final maturity, giving effect to any extensions thereof, the principal amount of any Indebtedness of the Company, the Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary, other than intercompany Indebtedness, and such failure continues for a period of 20 days or more, or the acceleration of the final stated maturity of any such Indebtedness, which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company, the Issuer or such Restricted Subsidiary of notice of any such acceleration, if, in either case, the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, in each case with respect to which the 20-day period described above has passed, aggregates $25.0 million or more at any time; or

(5)                    any final judgment or final judgments for the payment of money in excess (net of amounts covered by third-party insurance with insurance carriers who in the reasonable judgment of the board of directors are creditworthy and who have not disclaimed liability with respect to such judgment or judgments) of $25.0 million is rendered against the Company, the Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary and is not discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; or

(6)                    certain events of bankruptcy affecting the Company, the Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary; or

(7)                    any of the guarantees ceases to be in full force and effect or any of the guarantees is held in a judicial proceeding to be null and void and unenforceable or any of the guarantees is found to be invalid by a final judgment or order that is not appealable or any of the guarantors denies its liability under its guarantee, other than by reason of a release of a guarantor in accordance with the terms of the indenture.

During the continuance of any Event of Default specified in the indenture (other than an Event of Default with respect to bankruptcy proceedings of the Company or the Issuer), the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Issuer and the trustee specifying the respective Event of Default and that it is a “notice of acceleration”, and the same will become immediately due and payable.  If an Event of Default with respect to bankruptcy proceedings of the Company or the Issuer occurs and is continuing, then such amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

The indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

(1)                    if the rescission would not conflict with any judgment or decree;

 (2)                 if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)                    to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)                    if the Issuer has paid the trustee its reasonable compensation and reimbursed the trustee for its reasonable expenses, disbursements and advances; and

(5)                    in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee has received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.  The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

Defeasance

The indenture will cease to be of further effect as to all outstanding notes, except as to

(1)                    rights of registration of transfer, substitution and exchange of notes,

(2)                    rights of holders to receive payments of principal of, premium, if any, and interest on the notes and any other rights of the holders with respect to such amounts,

(3)                    the rights, obligations and immunities of the trustee under the indenture and (4) certain other specified provisions in the indenture (the foregoing exceptions (1) through (4) are collectively referred to as the “Reserved Rights”), if:

(a)                  the Issuer irrevocably deposits, or causes to be deposited, with the trustee, in trust for the benefit of the holders pursuant to an irrevocable trust and security agreement (1) U.S. Legal Tender, (2) U.S. Government Obligations or (3) a combination thereof, in an amount sufficient after payment of all federal, state and local taxes or other charges or assessments in respect thereof payable by the trustee, which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the notes, U.S. Legal Tender in an amount which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof, delivered to the trustee, is sufficient to pay the principal of, premium, if any, and interest on the notes then outstanding on the dates on which any such payments are due and payable in accordance with the terms of the indenture and of the notes; provided, however, that (x) the trustee of the irrevocable trust shall have been irrevocably instructed to pay such money or the proceeds of such U.S. Government Obligations to the trustee; and (y) the trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of said principal, premium (if any) and interest with respect to the notes;

(b)                 the Issuer delivers to the trustee an Opinion of Counsel from independent counsel reasonably satisfactory to the trustee or a tax ruling from the Internal Revenue Service to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(c)                  the Issuer delivers to the trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, such money or the proceeds of such U.S. Government Obligations will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(d)                 the Issuer delivers to the trustee an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent relating to the satisfaction and discharge of the indenture have been complied with.

In addition, the Issuer may terminate all of its obligations under the indenture, except as to certain of the Reserved Rights, when (1) all outstanding notes theretofore authenticated have been delivered to the trustee for cancellation and the Issuer has paid or caused to be paid all sums payable under the indenture by the Issuer or (2) the Issuer has called for redemption pursuant to the indenture all of the notes, the amounts described in clause (a) above have been deposited as described therein, the conditions in clauses (x) and (y) of the proviso to such clause (a) have been satisfied and the certificate and opinion described in clause (d) above have been delivered.  Notwithstanding the foregoing, the Opinions of Counsel required by clauses (b) and (c) above need not be delivered if all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable, (2) will become due and payable on the maturity date within one year or (3) are to be called for redemption within one year.  In addition, the Issuer may at its option and at any time elect to terminate its obligations with respect to certain covenants that are set forth in the indenture, some of which are described under “—Covenants” above.

Modification of the Indenture

From time to time, the Issuer and the trustee, without the consent of the holders of the notes, may amend the indenture or the notes for the following reasons:

(1)                    to cure any ambiguity, defect or inconsistency so long as such change does not adversely affect the rights of any of the holders in any material respect;

(2)                    to evidence the succession of another person to the Issuer or the Company and the assumption by any such successor of the covenants of the Issuer or the Company under the indenture and the notes;

(3)                    to provide for uncertificated notes in addition to or in place of certificated notes;

(4)                    to comply with any requirements of the SEC in connection with the qualification of the indenture under the TIA;

(5)                    to make any change that would provide any additional benefit or rights to the holders or that does not adversely affect the rights of any holder in any material respect;

(6)                    to add a guarantor under the indenture;

(7)                    to make any change to the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Debt under the indenture, respectively; or

(8)                    to secure the notes and the guarantees;

provided that the Issuer has delivered to the trustee an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of the indenture.

Other modifications and amendments of the indenture or the notes may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder of the notes affected thereby, no amendment may:

(1)                    reduce the amount of notes whose holders must consent to an amendment;

(2)                    reduce the rate of or extend the time for payment of interest, including defaulted interest, on any notes;

(3)                    reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption, or reduce the redemption price therefor;

(4)                    make any notes payable in money other than that stated in the notes;

(5)                    make any change in provisions of the indenture protecting the right of each holder of a note to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal of or interest on the notes); or

(6) adversely affect the ranking of the notes or the guarantees.

In addition, following the occurrence of a Change of Control or an Asset Sale (if the Issuer is obligated to make and consummate a Net Proceeds Offer as a result of such Asset Sale), as the case may be, without the consent of holders of at least 75% of the outstanding aggregate principal amount of notes, an amendment or waiver may not make any change to the Issuer’s obligations to make and consummate the required Change of Control Offer or Net Proceeds Offer, as the case may be, or modify any of the provisions or definitions with respect thereto.

Additional Information

The indenture provides that the Company promptly will deliver to the trustee, but in any event no later than 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.  The indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC, to the extent permitted, and provide the trustee and holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.  The Company will also comply with the other provisions of TIA Section 314(a).

Governing Law

The indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture.  During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of the Issuer, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise.  Subject to the TIA, the trustee will be permitted to engage in other transactions; provided, however, that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, stockholder or incorporator of the Company or the Issuer will have any liability for any obligations of the Company or the Issuer under the notes, the guarantees or the indenture or for any claim based on, in respect of or by reason of such obligations of their creation.  Each holder by accepting a note waives and releases all such liability.  Such waiver and release are part of the consideration of the issuance of the notes.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture.  Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a person or any of its Restricted Subsidiaries existing at the time such person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its subsidiaries or is assumed in connection with the acquisition of assets from such person and not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

An “Affiliate” of a person means a person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such person; provided, however, that with respect to the Company the term Affiliate shall not include the Company or any subsidiary of the Company so long as no Affiliate of the Company has any direct or indirect interest therein, except through the Company or its subsidiaries.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:

(a)                    1.0% of the principal amount of such note; and

(b)                   the excess, if any, of:

(1)                  the present value at such Redemption Date of (i) the redemption price of the note at June 15, 2014 (such redemption price being set forth in the table appearing above under the caption “—Redemption—Optional redemption”) plus (ii) all required interest payments due on the note through June 15, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the treasury rate as of such Redemption Date plus 50 basis points; over

(2) the principal amount of the note.

“Asset Acquisition” means

(a)                    an Investment by the Company or any Restricted Subsidiary of the Company in any other person pursuant to which such person becomes a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or is merged with or into the Company or any Restricted Subsidiary of the Company, or

(b)                   the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any person which constitute all or substantially all of the assets of such person, any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries, including any Sale and Leaseback Transaction that does not give rise to a Capitalized Lease Obligation, to any person other than the Company or a Restricted Subsidiary of the Company of

(a)                    any Capital Stock of any Restricted Subsidiary of the Company; or

(b)                   any other property or assets, other than cash or Cash Equivalents, of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

provided, however, that Asset Sales will not include

(1)                    a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration, exclusive of indemnities, of less than $5.0 million,

(2)                    the sale of accounts receivable,

(3)                    the sale, lease, conveyance, disposition or other transfer of assets in the ordinary course of business,

(4)                    the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries or any guarantor as permitted under “—Merger, consolidation and sale of assets,”

(5)                    sales, transfers or other dispositions of assets resulting from the creation, incurrence or assumption of (but not any foreclosure with respect to) any Lien not prohibited by the provisions described under “—Limitation on liens,”

(6)                    sales, transfers or other dispositions of assets in a transaction constituting a Permitted Investment or a Restricted Payment permitted by the provisions described under “—Limitation on restricted payments,” and

(7)                    the grant of licenses to third parties in respect of intellectual property in the ordinary course of business of the Company or any of its Restricted Subsidiaries.

“Attributable Debt” in respect of a Sale and Leaseback Transaction consummated subsequent to the Issue Date means, at the time of determination, the present value, discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

“Capital Stock” means (1) with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents, however designated, of corporate stock, including each class of common stock and preferred stock of such person and (2) with respect to any person that is not a corporation, any and all partnership or other equity interests of such other person.

“Capitalized Lease Obligations” means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means

(1)                    marketable direct obligations issued by, or unconditionally guaranteed by, the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)                    marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3)                    commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)                    certificates of deposit or bankers’ acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5)                    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)                    investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1)                    any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company or the Issuer to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) (whether or not otherwise in compliance with the provisions of the indenture);

(2)                    the approval by the holders of Capital Stock of the Company or the Issuer of any plan for the liquidation or dissolution of the Company or the Issuer, respectively (whether or not otherwise in compliance with the provisions of the indenture);

(3)                    any person or Group shall become the owner, directly or indirectly, beneficially, of shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Capital Stock of the Company entitled under ordinary circumstances to elect a majority of the directors of the Company; or

(4)                    the replacement of a majority of the board of directors of the Company over a two-year period from the directors who constituted the board of directors at the beginning of such period (other than individuals designated to serve from time to time on the board of directors of the Company pursuant to the Stockholders’ Agreement, dated as of September 6, 2000, as amended or supplemented as of the Issue Date, among the Company and certain of its stockholders), and such replacement shall not have been approved by a vote of at least a majority of the board of directors then still in office who either were members of the board of directors at the beginning of such period or whose election as a member of the board of directors was previously so approved; provided, however, that Change of Control will not include the sale, lease, exchange or other transfer of all or substantially all of the assets of the Issuer to the Company or a subsidiary guarantor.

“Consolidated EBITDA” means, with respect to any person, for any period, the sum (without duplication) of

(1)                    Consolidated Net Income,

(2)                    to the extent Consolidated Net Income has been reduced thereby, all losses from Asset Sales or abandonments or reserves relating thereto, all items classified as extraordinary losses and all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses),

(3)                    Consolidated Interest Expense,

(4)                    Consolidated Non-Cash Charges,

(5)                    the amount of any restructuring charge deducted in such period in computing Consolidated Net Income; provided that the aggregate amount of all such amounts added pursuant to this clause (5) shall not exceed $15.0 million in any fiscal year, and

(6)                    the amount of any net loss (and less the amount of any net gain) resulting from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any person, the ratio of Consolidated EBITDA of such person during the most recent four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) for which internal financial statements are available to Consolidated Fixed Charges of such person for the Four Quarter Period.  In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” will be calculated after giving effect on a pro forma basis for the period of such calculation to

(1)                    the incurrence or repayment of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment or retirement of other Indebtedness (and the application of the proceeds thereof) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities), as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)                    any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if such person or any Restricted Subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebtedness.  Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(a)                    interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(b)                   if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(c)                    notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any person for any period, the sum, without duplication, of

(1)                    Consolidated Interest Expense, plus

(2)                    the product of

(x)                   the amount of all dividend payments on any series of Preferred Stock of such person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times; and

(y)                 a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such person expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any person for any period, the sum of, without duplication,

(1)                    the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, capitalized interest, and imputed interest with respect to Attributable Debt (but excluding (a) the write-off of deferred financing costs and

(b)                   the amortization of deferred financing charges), for such period determined on a consolidated basis in accordance with GAAP; and

(2)                    the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any person for any period, the aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom

(a)                    after tax gains or losses from Asset Sales (without regard to the $5.0 million threshold in clause (1) of the definition of Asset Sales) or abandonments or reserves relating thereto,

(b)                   items classified as extraordinary gains or losses, and the related tax effects according to GAAP,

(c)                    the net income (or loss) of any person acquired in a pooling of interests (including any common control acquisition) accrued prior to the date it becomes a subsidiary of such first person or is merged or consolidated with it or any subsidiary,

(d)                   the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that subsidiary of that income is restricted by contract, operation of law or otherwise,

(e)                    the net loss of any person, other than a Restricted Subsidiary of the Company, (f) the net income of any person, other than a Restricted Subsidiary, in which such person has an interest, except to the extent of cash dividends or distributions paid to such person or a Restricted Subsidiary of such person,

(g)                   gains from retirement of debt,

(h)                   amounts attributable to dividends paid in respect of Qualified Capital Stock to the extent such dividends are paid in shares of Qualified Capital Stock,

(i)                       any increase in amortization or depreciation or other noncash charges (including, without limitation, any non-cash fair value adjustment of inventory) resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Issue Date, net of taxes,

(j)                       any net after-tax impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,

(k)                    any non-cash cost related to the termination of any employee pension benefit plan, together with any related provision for taxes on any such termination (or the tax effect of any such termination),

(l)                       any deferred financing costs amortized or written off, and premiums and prepayment penalties paid in connection with the Transactions or any acquisition or disposition that is consummated after the Issue Date, and

(m)                 any charges resulting from the application of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”, No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” or No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.”

“Consolidated Non-Cash Charges” means, with respect to any person for any period, the aggregate depreciation, amortization and other non-cash expenses of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Convertible Debentures” means the Company’s 0.75% Senior Subordinated Convertible Debentures due 2024 issued in December 2004.

“Credit Agreement” means the Credit Agreement, dated as of June 9, 2008, as amended on March 27, 2009, among the Issuer, the Company, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, including all related notes, collateral documents and guarantees, in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the total commitment under, refinancing, replacing or otherwise restructuring (including adding subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officers’ certificate executed by the principal executive officer and the principal financial officer of the Company or such Restricted Subsidiary.

“Designated Senior Debt” means (1) any Senior Debt outstanding under the Credit Agreement and (2) any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by the Issuer as Designated Senior Debt in the instrument creating such Indebtedness.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the Issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the final maturity date of the notes.

“Disqualified Holder” means any holder or beneficial owner of the notes (i) who is requested or required pursuant to any Gaming Law to appear before, or submit to the jurisdiction of, or provide information to, any Gaming Authority and either refuses to do so or otherwise fails to comply with such request or requirement within a reasonable period of time or (ii) who is determined or shall have been determined by any Gaming Authority not to be suitable or qualified with respect to holding the notes.

“Equity Offering” means any private or public offering of Qualified Capital Stock of the Company.

“Existing Convertible Debentures Hedge and Warrant Option Transactions” means the transactions in connection with the issuance of the Convertible Debentures contemplated by (i) the letter agreements dated as of December 1, 2004, between the Company and each of J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, N.A., London Branch, and Bear, Stearns International Limited; (ii) the ISDA confirmations dated as of December 23, 2004, between the Company and each of J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, N.A., London Branch, and Bear, Stearns International Limited and the related deemed 2002 ISDA Master Agreements thereunder; and (iii) any other documents relating to the matters referenced in clauses (i) or (ii), and giving effect to any amendments or modifications thereto or substitutions or replacements thereof on terms no less favorable to the holders of the notes than the terms in effect on the Issue Date.

“Existing Notes” means the Company’s 6.25% Senior Subordinated Notes due 2012 issued in December 2004 and the Issuer’s 7.875% Senior Subordinated Notes due 2016 issued in June 2008.

“fair market value” or “fair value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction.  Fair market value shall be determined by the board of directors of the Company acting reasonably and in good faith and will be evidenced by a board resolution delivered to the trustee.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” is defined to mean generally accepted accounting principles in the United States of America as in effect as of December 23, 2004, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Gaming Authority” means any government, court, or federal, state, local, international or foreign governmental, administrative or regulatory or licensing body, agency, authority or official, which regulates or has authority over, including to issue or grant a license, contract, franchise or regulatory approval with respect to, any form of gaming activities (or proposed gaming activities) and related activities conducted by the Issuer or any of its Affiliates, including, without limitation, lottery, pari-mutuel wagering, sports wagering and video gaming activities.

“Gaming Law” means any federal, state, local, international or foreign law, statute, order, ordinance or interpretation pursuant to which any Gaming Authority possesses or asserts regulatory or licensing authority over gaming and related activities.

“Incur” or “incur” means, with respect to any Indebtedness, to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise with respect to, or otherwise become responsible for payment of such Indebtedness.

“Indebtedness” means with respect to any person, without duplication,

(1)                    the principal amount of all obligations of such person for borrowed money,

(2)                    the principal amount of all obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

(3)                    all Capitalized Lease Obligations of such person,

(4)                    all obligations of such person to pay the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding accounts payable and other current liabilities arising in the ordinary course of business),

(5)                    all obligations of such person for the reimbursement of any obligor on any letter of credit or banker’s acceptance,

(6)                    guarantees and other contingent obligations of such person in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

(7)                    all Indebtedness of any other person of the type referred to in clauses (1) through (6) above which is secured by any Lien on any property or asset of such person, the amount of such obligation being deemed to be the lesser of the fair market value at such date of any asset subject to any Lien securing the Indebtedness of others and the amount of the Indebtedness secured,

(8)                    all obligations under Currency Agreements and Interest Swap Obligations of such person, and

(9)                    all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, (1) the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness is required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value will be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock, and (2) accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “—Limitation on incurrence of additional indebtedness” covenant.  The amount of Indebtedness of any person at any date will be the amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such person for any contingent obligations described above.

“Interest Swap Obligations” means the obligations of any person, pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount.

“Investment” means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any person.

“Investment” shall exclude extensions of trade credit by the Company and its subsidiaries on commercially reasonable terms.  For the purposes of the “—Limitation on restricted payments” covenant,

(1)                    “Investment” will include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, and

(2)                    the amount of any Investment will be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment.

If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such subsidiary not sold or disposed.

“Issue Date” means May 21, 2009, the original date of issuance of the old notes.

“Joint Venture” means any person (other than a subsidiary of the Company) engaged in a Related Business with respect to which at least 15% of such person’s outstanding Capital Stock is owned directly or indirectly by the Company.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Moody’s” means Moody’s Investor Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of

(a)                    all out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(b)                   taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(c)                    the amounts of

(x)                   any repayments of debt secured, directly or indirectly, by Liens on the assets that are the subject of such Asset Sale, and

(y)                 any repayments of debt associated with such assets that is due by reason of such Asset Sale (i.e., such disposition is permitted by the terms of the instruments evidencing or applicable to such debt, or by the terms of a consent granted thereunder, on the condition the proceeds (or portion thereof) of such disposition be applied to such debt), and other fees, expenses and other expenditures, in each case, reasonably incurred as a consequence of such repayment of debt (whether or not such fees, expenses or expenditures are then due and payable or made, as the case may be);

(d)                   any portion of cash proceeds which the Issuer determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries will constitute Net Cash Proceeds on such date;

(e)                    all amounts deemed appropriate by the Issuer (as evidenced by a signed certificate of the principal financial officer of the Issuer delivered to the trustee) to be provided as a reserve, in accordance with GAAP (“GAAP Reserves”), against any liabilities associated with such assets which are the subject of such Asset Sale;

(f)                      all foreign, federal, state and local taxes payable (including taxes reasonably estimated to be payable) in connection with or as a result of such Asset Sale; and

(g)                   with respect to Asset Sales by Restricted Subsidiaries of the Company, the portion of such cash payments attributable to persons holding a minority interest in such Restricted Subsidiary.

Notwithstanding the foregoing, Net Cash Proceeds will not include proceeds received in a foreign jurisdiction from an Asset Sale of an asset located outside the United States to the extent (and only to the extent)

(1)                    such proceeds cannot under applicable law be transferred to the United States; or

(2)                    such transfer would result (in the good faith determination of the board of directors of the Company set forth in a board resolution) in an aggregate tax liability that would be materially greater than if such Asset Sale occurred in the United States;

provided that if, as, and to the extent that any of such proceeds may lawfully be in the case of clause (1) or are in the case of clause (2) transferred to the United States, such proceeds will be deemed to be cash payments that are subject to the terms of this definition of Net Cash Proceeds.

“Obligations” means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or a guarantor of the notes ranking pari passu with the notes or a guarantee of the notes, as the case may be, that the obligor thereon is required to offer to repurchase or repay on a permanent basis in connection with an Asset Sale.

“Permitted Indebtedness” means, without duplication,

(1)                    the notes (other than Additional Notes) and the guarantees thereof and the new notes and guarantees thereof,

(2)                    Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $850.0 million, less the amount of any prepayment thereunder made with the proceeds of an Asset Sale in accordance with and in satisfaction of the “—Limitation on asset sales” covenant,

(3)                    Indebtedness (other than Indebtedness contemplated by clause (1) or (2) of this definition) of the Company and its subsidiaries outstanding on the Issue Date,

(4)                    Interest Swap Obligations of the Company or any of its subsidiaries covering Indebtedness of the Company or any of its subsidiaries; provided, however, that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the indenture; provided, further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company or any of its subsidiaries from fluctuation in interest rates on their respective outstanding Indebtedness,

(5)                    Indebtedness under Currency Agreements,

(6)                    intercompany Indebtedness owed by the Company to any Restricted Subsidiary of the Company or by any Restricted Subsidiary of the Company to the Company or any Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company in each case subject to no Lien held by a person other than the Company or a Restricted Subsidiary of the Company; provided, however, that if, as of any date any person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date will be deemed the date of incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness under this clause (6),

(7)                    Acquired Indebtedness to the extent the Company could have incurred such Indebtedness in accordance with the “—Limitation on incurrence of additional indebtedness” covenant on the date such Indebtedness became Acquired Indebtedness,

(8)                    (A) guarantees by Restricted Subsidiaries (other than the Issuer) pursuant to the “—Limitation of guarantees by restricted subsidiaries” covenant or guarantees by Restricted Subsidiaries (other than the Issuer) of Indebtedness of other Restricted Subsidiaries to the extent that such Indebtedness is otherwise permitted under the indenture and (B) guarantees by the Company or the Issuer of the Company’s Wholly Owned Restricted Subsidiaries’ Indebtedness; provided that such Indebtedness is permitted to be incurred under the indenture,

(9)                    Indebtedness incurred by the Company or any Restricted Subsidiary in connection with the purchase or improvement of property (real or personal) or equipment or other capital expenditures in the ordinary course of business, in an aggregate amount (including refinancing Indebtedness in respect thereof) not to exceed $50.0 million in any fiscal year,

(10)              Indebtedness of the Company or any Restricted Subsidiary evidenced by Capitalized Lease Obligations which, when taken together with all other Indebtedness Incurred pursuant to this clause (10) and outstanding on the date of such Incurrence, does not exceed $25.0 million,

(11)              guarantees, letters of credit and indemnity agreements relating to performance and surety bonds incurred in the ordinary course of business,

(12)              any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness incurred in accordance with the “—Limitation on incurrence of additional indebtedness” covenant (other than pursuant to clause (2), (6), (9), (10), (11), (13), (14), (15) or (16) of this definition), including any additional Indebtedness incurred to pay premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof (“Required Premiums”) and fees in connection therewith; provided, however, that any such event does not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Required Premiums and related fees or (B) otherwise permitted to be incurred under the indenture) of the Company and its subsidiaries and (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold,

(13)              additional Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (13) and outstanding on the date of such Incurrence (which amount may, but need not, be incurred in whole or in part under the Credit Agreement), does exceed the greater of $125.0 million and 6.25% of the Company’s Total Assets,

(14)              Indebtedness of the Company or any Restricted Subsidiary in respect of the contingent deferred purchase price of any acquired property (including Capital Stock) in aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (14) and outstanding on the date of such Incurrence, does not exceed $15.0 million,

(15)              the guarantee of Indebtedness of Joint Ventures to the extent permitted by clause (6) of the definition of Permitted Investments in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (15) and outstanding on the date of such Incurrence, does not exceed the greater of $50.0 million and 2.5% of the Company’s Total Assets, and

(16)              Indebtedness of Foreign Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (16) and outstanding on the date of such Incurrence, does not exceed $50.0 million.

“Permitted Investments” means

(1)                    Investments by the Company or any Restricted Subsidiary of the Company in, or for the benefit of, any Restricted Subsidiary of the Company (whether existing on the Issue Date or created thereafter and including Investments in any person, if after giving effect to such Investment, such person would be a Restricted Subsidiary of the Company or such person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company) and Investments in, or for the benefit of, the Company by any Restricted Subsidiary of the Company;

(2)                    Investments in cash or Cash Equivalents;

(3)                    Investments existing on the Issue Date;

(4)                    Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of or other resolution of claims or disputes, and in each case, extensions, modifications and amendments thereof;

(5)                    so long as no Default or Event of Default has occurred and is continuing, loans and advances in the ordinary course of business by the Company and its Restricted Subsidiaries to their respective employees not to exceed $2.5 million at any one time outstanding;

(6)                    so long as no Default or Event of Default has occurred and is continuing, additional Investments in a person or persons principally engaged in a Related Business in an aggregate amount which, when taken together with all other Investments made pursuant to this clause (6) and outstanding on the date of such Investment, does not exceed the greater of $250.0 million and 10% of the Company’s Total Assets;

(7)                    Investments received by the Company or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided, however, in the case of an Asset Sale, such Asset Sale is effected in compliance with the “—Limitation on asset sales” covenant;

(8)                    Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ business and otherwise in compliance with the indenture;

(9)                    guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness, which guarantees are otherwise permitted to be incurred by the Company or such Restricted Subsidiary under the indenture;

(10)              any Investments received in exchange for the issuance of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Qualified Capital Stock; and

(11)              any Investment by the Company or any Restricted Subsidiary in a Joint Venture in an aggregate amount which, when taken together with all other Investments made pursuant to this clause (11) and outstanding on the date of such Investment, does not exceed $100.0 million.

“Permitted Junior Securities” means

(1)                    Qualified Capital Stock of the Issuer or any guarantor; or

(2)                    debt securities that are subordinated to (a) all Senior Debt and (b) any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the guarantees of the notes are subordinated to Senior Debt under the indenture.

“Permitted Liens” means

(1)                    Liens securing Indebtedness consisting of Capitalized Lease Obligations;

(2)                    Liens securing any Senior Debt, including liens securing the Credit Agreement in effect on the Issue Date;

(3)                    Liens on property existing at the time of acquisition thereof by the Company or a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition;

(4)                    Liens at any time outstanding with respect to assets of the Company and its Restricted Subsidiaries, the fair market value of which at the time the Lien was imposed does not exceed $1.0 million;

(5)                    Liens securing Indebtedness incurred pursuant to clauses (9), (11), (13) or (14) of the definition of Permitted Indebtedness; provided that such Indebtedness is Senior Debt;

(6)                    Liens created to replace Liens described in clause (3) above or clause (7) below to the extent that such Liens do not extend beyond the originally encumbered property (other than improvements thereto or thereon, attachments and other modifications reasonably required to maintain such property) and are not otherwise materially less favorable to the Company and its Restricted Subsidiaries than the Liens being replaced, as determined by the board of directors of the Company in good faith; and

(7)                    Liens existing on the Issue Date.

“Preferred Stock” of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms of the indenture, a calculation in accordance with Article 11 of Regulation S-X under the Securities Act.

“Productive Assets” means assets of a kind used or usable in the businesses of the Company and its Restricted Subsidiaries as conducted on the date of the relevant Asset Sale or any Related Business (including Capital Stock in any such businesses or Related Business and licenses or similar rights to operate); provided, however, that accounts receivable acquired as part of an acquisition of assets of a kind used or usable in such businesses will be deemed to be Productive Assets.

“Qualified Capital Stock” means any stock that is not Disqualified Capital Stock.

“Refinancing Convertible Debentures Hedge and Warrant Option Transactions” means any hedge and warrant option transactions entered into after the Issue Date in respect of any convertible indebtedness issued for the purpose of refinancing (whether through redemption, repurchase or otherwise) of the Convertible Debentures, which hedge and warrant option transactions are on terms that are, other than with respect to pricing terms, substantially similar to the agreements and confirmations referred to in clauses (i) and (ii) of the definition of Existing Convertible Debenture Hedge and Warrant Option Transactions and in any event on terms, other than with respect to pricing terms, no less favorable to the holders.

“Related Business” means the businesses of the Company and its Restricted Subsidiaries as conducted on the Issue Date and similar, complementary or related businesses or reasonable extensions, developments or expansions thereof.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of any person means any subsidiary of such person that at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of the McGraw-Hill Companies, and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such property; provided, however, that a Sale and Leaseback Transaction will not include a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration (exclusive of indemnities) of less than $1.0 million (a “De Minimis Transaction”) so long as the aggregate consideration (exclusive of indemnities) received by the Company or its Restricted Subsidiaries from all De Minimis Transactions does not exceed an aggregate of $10.0 million.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Issuer or any guarantor of the notes, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness will not be senior in right of payment to the notes.  Without limiting the generality of the foregoing, “Senior Debt” will also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, all monetary obligations (including guarantees thereof) of every nature of the Issuer under the Credit Agreement in effect on the Issue Date, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities.  “Senior Debt” will not include

(1)                    Indebtedness evidenced by the notes or a guarantee of the notes;

(2)                    any Indebtedness of the Issuer or such guarantor to the Company or a subsidiary of the Company;

(3)                    Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Company or any subsidiary of the Company or Affiliate of the Company (including, without limitation, amounts owed for compensation);

(4)                    trade payables and other current liabilities arising in the ordinary course of business in connection with obtaining goods, materials or services;

(5)                    Indebtedness represented by Disqualified Capital Stock;

(6)                    any liability for federal, state, local or other taxes owed or owing by the Issuer or such guarantor;

(7)                    that portion of any Indebtedness incurred in violation of the indenture;

(8)                    any Indebtedness which is, by its express terms, subordinated in right of payment or junior to any other Indebtedness of the Company or such guarantor; and

(9)                    any Indebtedness which, when incurred and without respect to any other election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company or such guarantor.

“Significant Subsidiary” shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

“Total Assets” means for any person, as of any determination date, the total consolidated assets of such person and its Restricted Subsidiaries, as calculated in accordance with GAAP, as of the most recent date for which an internal balance sheet is available, and giving pro forma effect (determined in the same manner as provided for in the definition of Consolidated Fixed Charge Coverage Ratio) to transactions that would change the amount of Total Assets.

“Transactions” means the offer and sale of the notes.

“Unrestricted Subsidiary” of any person means

(1)                    any subsidiary of such person that at the time of determination is or continues to be designated an Unrestricted Subsidiary by the board of directors of such person in the manner provided below; and

(2)                    any subsidiary of an Unrestricted Subsidiary.

The board of directors of the Company may designate any subsidiary (other than the Issuer) (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company, the Issuer or any other subsidiary of the Company that is not a subsidiary of the subsidiary to be so designated; provided, however, that

(x)                   the Issuer certifies to the trustee that such designation complies with the “—Limitation on restricted payments” covenant; and

(y)                 each subsidiary to be so designated and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries except to the extent permitted by the provisions of the “—Limitation on incurrence of additional indebtedness” covenant and the “—Limitation on restricted payments” covenant.

The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if

(x)                     immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “—Limitation on incurrence of additional indebtedness” covenant and

(y)                   immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.  Any such designation by the board of directors will be evidenced to the trustee by promptly filing with the trustee a copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing

(a)                    the then outstanding aggregate principal amount of such Indebtedness into

(b)                   the sum of the total of the products obtained by multiplying

(1)                  the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(2)                  the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any person means any Restricted Subsidiary of such person of which all the outstanding voting securities (other than directors’ qualifying shares) are owned by such person or any Wholly Owned Restricted Subsidiary of such person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The old notes were initially issued in the form of several registered notes in global form, without interest coupons, as follows:

•                  notes sold to qualified institutional buyers under Rule 144A were represented by the Rule 144A global note; and

•                  notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S were represented by the Regulation S global note.

Upon issuance, each of the old notes were, and each of the new notes will be, deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each note was, and will be, limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants.  We expect that under procedures established by DTC:

•                  upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants; and

•                  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among the Global Notes

After consummation of the exchange offer, beneficial interests in one old note may generally be exchanged for interests in another old note and beneficial interest in one new note may generally be exchanged for interest in another new note.  Depending on whether the transfer is being made during or after the Distribution Compliance Period, and to which global note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the indenture.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC.  We provide the following summaries of those operations and procedures solely for the convenience of investors.  The operations and procedures of DTC are controlled by DTC and may be changed at any time.  Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•                  a limited purpose trust company organized under the laws of the State of New York;

•                  a “banking organization” within the meaning of the New York State Banking Law;

•                  a member of the Federal Reserve System;

•                  a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•                  a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants.  DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations.  Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.  Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture.  Except as provided below, owners of beneficial interests in a global note:

•                  will not be entitled to have notes represented by the global note registered in their names;

•                  will not receive or be entitled to receive physical, certificated notes; and

•                  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note.  Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.  If the laws of a jurisdiction require that certain persons take physical delivery of securities in definitive form, the ability to transfer beneficial interests in a global note to such persons may be limited.  Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person holding a beneficial interest in a global note to pledge its interest to a person or entity that does not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of a physical security.

DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC.  However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time.  Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing its operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•                  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•                  DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•                  we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•                  certain other events provided in the indenture should occur.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relevant to the exchange of old notes for new notes (collectively, the “notes”) pursuant to the exchange offer and the ownership and disposition of the new notes, but does not purport to be a complete analysis of all potential tax effects.  The discussion is based upon the Code, U.S. Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time.  Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes.  This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.  The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

As used herein, “U.S. Holder” means a beneficial owner of the notes who or that is or is treated for U.S. federal income tax purposes as:

•                  an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•                  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•                  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•                  a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a U.S. person.

No rulings from the IRS have or will be sought with respect to the matters discussed below.  There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of old notes for new notes or of the ownership or disposition of the new notes or that any such position would not be sustained.  If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership.  Such partner should consult its tax advisor as to the tax consequences of the partnership’s purchase, ownership and disposition of the notes.  Holders of notes should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

Exchange Pursuant to the Exchange Offer

The exchange of the old notes for the new notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes.  Accordingly, the exchange of old notes for new notes will not be a taxable event to holders for U.S. federal income tax purposes.  Moreover, the new notes will have the same tax attributes as the old notes exchanged therefor and the same tax consequences to holders as the old notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

U.S. Holders

Interest

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.  In certain circumstances (see “Description of notes—Redemption” and “Description of notes—Change of control”), the Issuer may be obligated to pay amounts in excess of stated interest or principal on the notes.  The Issuer intends to take the position that the notes should not be treated as contingent payment debt instruments because of the possibility of such additional payments.  This position is based in part on assumptions regarding the possibility, as of the date of issuance of the notes, that such additional amounts will have to be paid.  The Issuer’s determination regarding these additional payments is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations.  The Issuer’s determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue additional interest income on its notes, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies.  In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder.

Original Issue Discount

The notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes and accordingly, U.S. Holders of notes are subject to special rules relating to the accrual of income for tax purposes, as described below.  U.S. Holders of notes generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting.  As a result, U.S. Holders must include OID in income in advance of the receipt of cash attributable to such income.

The notes were issued with OID equal to the excess of the notes’ “stated redemption price at maturity” over the “issue price” of the notes.  The stated redemption price at maturity of the notes includes all payments on the notes other than payments of “qualified stated interest.”  Stated interest on the notes will be treated as qualified stated interest.  The issue price of the notes is the first price at which a substantial amount of the notes was sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers).  The amount of OID includible in income by a U.S. Holder of a note is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion thereof in which such U.S. Holder holds such note (“accrued OID”).  A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period.  The “accrual period” of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period.  The amount of OID that accrues with respect to any accrual period is the excess of (i) the product of the note’s “adjusted issue price” at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (ii) the amount of qualified stated interest allocable to such accrual period.  The adjusted issue price of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note (other than payments of qualified stated interest).

Market Discount

If a U.S. Holder acquires a note at a cost that is less than its revised issue price, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition).  In general, the “revised issue price” of a note will be such note’s adjusted issue price, as defined above under “—Original issue discount.”

Under the market discount rules of the Code, a U.S. Holder is required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the accrued market discount that has not previously been included in income.  If such note is disposed of by the U.S. Holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the U.S. Holder as if the holder had sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis.  A U.S. Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis.  This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes.  A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply.  This election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.  A U.S. Holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income under the election.

Premium and Acquisition Premium

If a U.S. Holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the date of acquisition (other than payments of qualified stated interest), the holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to the excess, and generally will not be required to include any OID in income.  Generally, a U.S. Holder may elect to amortize the premium as an offset to qualified stated interest income, using a constant yield method similar to that described above, over the remaining term of the note.  The notes are subject to call provisions at the Issuer’s option at various times, as described under “Description of notes—Redemption.”  A U.S. Holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date.  A U.S. Holder who elects to amortize bond premium must reduce the holder’s tax basis in the note by the amount of the premium used to offset qualified stated interest income as set forth above.  An election to amortize bond premium applies to all taxable debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS.

If a U.S. Holder purchases a note issued with OID at an “acquisition premium,” the amount of OID that the U.S. Holder includes in gross income is reduced to reflect the acquisition premium.  A note is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is (a) less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest and (b) greater than the note’s adjusted issue price.

If a note is purchased at an acquisition premium, the U.S. Holder reduces the amount of OID that otherwise would be included in income during an accrual period by an amount equal to (i) the amount of OID otherwise includible in income multiplied by (ii) a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the U.S. Holder over the adjusted issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note’s adjusted issue price.

As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the U.S. Holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

Election to Treat All Interest as OID

U.S. Holders may elect to include in gross income all interest that accrues on a note, including any stated interest, OID, market discount, de minimis market discount and unstated interest, as adjusted by amortizable bond premium and acquisition premium, by using the constant yield method described above under the heading “—Original issue discount.”  This election for a note with amortizable bond premium will result in a deemed election to amortize bond premium for all taxable debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the

IRS.  Similarly, this election for a note with market discount will result in a deemed election to accrue market discount in income currently for the note and for all other debt instruments acquired by the U.S. Holder with market discount on or after the first day of the taxable year to which the election first applies, and may be revoked only with the consent of the IRS.  A U.S. Holder’s tax basis in a note will be increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will recognize gain or loss on the sale, exchange (other than pursuant to a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less the amount allocable to any accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder’s adjusted tax basis in the note.  A U.S. Holder’s adjusted basis in a note generally will be the U.S. Holder’s cost thereof, increased by OID or market discount previously included in income with respect to the note and reduced by the amount of any amortizable bond premium previously taken into account with respect to the note and any principal payments previously received with respect to the note.  Other than as described above under “—Market discount,” this gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year.  The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

A U.S. Holder may be subject to information reporting and a backup withholding tax with respect to interest and OID on the notes and the proceeds received upon the sale or other disposition of such notes.  Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding.  A U.S. Holder will be subject backup withholding tax if such holder is not otherwise exempt and such holder:

•                  fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•                  furnishes an incorrect TIN;

•                  is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•                  fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable.  The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

Non-U.S. Holders

A non-U.S. Holder is a beneficial owner of the notes who is not a U.S. Holder.

Interest and OID

Payments of interest and OID made to a non-U.S. Holder will not be subject to a U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that such payments are not effectively connected with a U.S. trade or business and:

•                  such holder does not directly or indirectly, actually or constructively, own 10% or more of the voting stock of the Issuer;

•      such holder is not a controlled foreign corporation that is related to the Issuer through actual or constructive stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•      either (1) the non-U.S. Holder certifies in a statement provided to the Issuer or the paying agent, under penalties of perjury, that it is not a “U.S. person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. Holder certifies to the Issuer or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a U.S. person and provides the Issuer or the paying agent with a copy of such statement or (3) the non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest and OID under a tax treaty between the U.S. and the non-U.S. Holder’s country of residence.  To claim such a reduction or exemption, a non-U.S. Holder must generally complete IRS Form W-8BEN and claim this exemption on the form.  In some cases, a non-U.S. Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.  A non-U.S. Holder generally will also be exempt from withholding tax on interest and OID if such interest and OID is effectively connected with such holder’s conduct of a U.S. trade or business (as described below) and the holder provides the Issuer or the paying agent with an IRS Form W-8ECI.  In certain circumstances (see “Description of notes—Redemption” and “Description of notes—Change of control”), the Issuer may be obligated to pay amounts in excess of stated interest or principal on the notes.  Such payments may be treated as interest, subject to the rules described above, or as additional amounts paid in exchange for the notes, subject to the rules described below under “—Sale or other taxable disposition of the notes,” as applicable, or as other income subject to U.S. federal withholding tax.  A non-U.S. Holder that is subject to withholding tax on any such payments should consult its own tax advisors as to whether it can obtain a refund for all or a portion of the withholding tax.

The certification requirements described above may require a non-U.S. Holder that claims the benefit of an income tax treaty to also provide its U.S. taxpayer identification number.  Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. persons.

Sale or Other Taxable Disposition of the Notes

A non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note that is not effectively connected with a U.S. trade or business of the non-U.S. Holder.  However, a non-U.S. Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

U.S. Trade or Business

If interest, OID or gain from a disposition of the notes is effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business, and, if an income tax treaty applies, the non-U.S. Holder maintains a U.S. “permanent establishment” to which the interest, OID or gain is attributable, the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest, OID or gain on a net basis in the same manner as if it were a U.S. Holder.  If interest or OID income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided on IRS Form W-8ECI).  A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.  For this purpose, interest and OID on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest, OID or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

Backup withholding will not apply to payments of interest or OID, made by the Issuer or the paying agent to a non-U.S. Holder of a note if the holder meets the identification and certification requirements discussed above under “Non-U.S. Holders—Interest” for exemption from U.S. federal withholding tax or otherwise establishes an exemption.  However, information reporting on IRS Form 1042-S may still apply with respect to interest payments.  Payments of the proceeds from a disposition by a non-U.S. Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•      a U.S. person;

•      a controlled foreign corporation for U.S. federal income tax purposes;

•      a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period;

•      or a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

Payment of the proceeds from a disposition by a non-U.S. Holder of a note made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.  Non-U.S. Holders should consult their own tax advisors regarding the application of withholding, information reporting and backup withholding in their particular circumstance and the availability of any procedure for obtaining an exemption from withholding, information reporting and backup withholding under current Treasury Regulations.  In this regard, the current Treasury Regulations provide that a certification may not be relied on if the payor knows or has reasons to know that the certification may be false.  The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of new notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreements and will indemnify the holders of outstanding notes including any broker-dealers, and certain parties related to such holders, against certain types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes and the guarantees offered hereby is being passed upon for us by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company and its subsidiaries in the Company’s Current Report on Form 8-K filed on May 18, 2009 (including the financial statement schedule included therein), and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in its reports thereon included in the Company’s Current Report on Form 8-K filed on May 18, 2009 and incorporated herein by reference.  The Deloitte & Touche LLP report on the Company’s consolidated financial statements as of and for the years ended December 31, 2008 and 2007 was based in part on the report of Reconta Ernst & Young S.p.A. on the financial statements of Consorzio Lotterie Nazionali (“CLN”), the Company’s investment accounted for using the equity method, as of December 31, 2008 and 2007 and for the years then ended.

The CLN financial statements, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Reconta Ernst & Young S.p.A., an independent registered public accounting firm, as set forth in its report thereon, included therein and incorporated herein by reference.

The financial statements of the Company and CLN referred to above are incorporated herein in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

$225,000,000

SCIENTIFIC GAMES INTERNATIONAL, INC.

(as Issuer)

SCIENTIFIC GAMES CORPORATION

(as Guarantor)

Exchange Offer for
9.250% Senior Subordinated Notes due 2019

No dealer, sales representative or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Scientific Games Corporation or any of its subsidiaries.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to sell or the solicitation of an offer to buy such securities, in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation.  Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Scientific Games Corporation and any of its subsidiaries since the date hereof or that information contained in this prospectus is correct as of any time subsequent to its date.

Prospectus

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officers of Scientific Games Corporation and Scientific Games International, Inc.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the certificates (or articles) of incorporation and bylaws, or certificates of formation and limited liability company agreements, as the case may be, of Scientific Games Corporation (the “Company”), Scientific Games International, Inc. (the “Issuer”) and the subsidiary guarantors discussed below.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL grants corporations the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL allows a corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

The bylaws of the Company provide for indemnification of its directors, officers, employees and other agents of the Company for such liabilities in such manner under such circumstances and to the extent permitted by Section 145 of the DGCL.  The bylaws of the Company also provide that the Board of Directors of the Company may authorize the purchase and maintenance of insurance for the purpose of such indemnification.

The Company’s certificate of incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The bylaws of the Issuer contain indemnification provisions that closely mirror the language in Section 145 of the DGCL. In addition, the bylaws of the Issuer authorize the purchase and maintenance of insurance on behalf of directors, officers, employees and agents against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as a director, officer, employee or agent, whether or not the Issuer would have the power to indemnify such person against such liability under such bylaws or applicable law.

The Issuer’s certificate of incorporation provides that no director of the Issuer shall be personally liable to the Issuer or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The Company maintains an insurance policy on behalf of itself and its subsidiaries, including the Issuer and the subsidiary guarantors discussed below, and on behalf of the directors and officers thereof, covering certain third-party claims which may be asserted against such entities, directors and/or officers.

Indemnification of Directors and Officers of the Subsidiary Guarantors

The following summaries are qualified in their entirety by reference to the complete text of any statutes referred to below and the certificates of incorporation and the bylaws or similar organizational documents of each guarantor (other than the Company) guaranteeing the Issuer’s 9.250% Senior Subordinated Notes due 2019.

Delaware Corporate Subsidiary Guarantors

The indemnification provisions of the DGCL described in “Indemnification of Directors and Officers of Scientific Games Corporation and Scientific Games International, Inc.” above also relate to the directors and officers of Scientific Games Products, Inc. (“SGP”), Scientific Games SA, Inc. (“SGSA”) and SG Racing, Inc. (“SGRI”), each a Delaware corporation (collectively, the “Delaware Corporate Subsidiary Guarantors”).

The bylaws of each Delaware Corporate Subsidiary Guarantor contain indemnification provisions. The bylaws of SGSA and SGRI provide for the indemnification of their respective directors and officers to the fullest extent permitted by the DGCL.  The bylaws of SGP contain indemnification provisions that closely mirror the language in Section 145 of the DGCL. The bylaws of SGP authorize the purchase and maintenance of insurance on behalf of directors, officers, employees and agents against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as a director, officer, employee or agent, whether or not SGP would have the power to indemnify such person against such liability under its bylaws.  Similarly, the bylaws of SGSA authorize the maintenance of insurance on behalf of directors, officers, employees and agents against any expense, liability or loss, whether or not SGSA would have the power to indemnify such person against such liability under such bylaws or applicable law.

The certificate of incorporation of SGP provides that no director of SGP shall be personally liable to SGP or its stockholders for monetary damages for breach of duty of care or other duty as a director, to the fullest extent permitted by the DGCL.  The certificate of incorporation of SGRI provides that the personal liability of the directors of SGRI is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

Delaware Limited Liability Company Subsidiary Guarantors

MDI Entertainment, LLC (“MDI”), Scientific Games Racing, LLC (“SGRL”) and TRACKPLAY, LLC are Delaware limited liability companies.  Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Neither the limited liability company agreement nor the certificate of formation of MDI contains provisions indemnifying or limiting the liability of the managers or officers of MDI.

The limited liability company agreement of SGRL provides that, to the extent legally permissible, SGRL shall indemnify its managers and officers (including persons who serve at SGRL’s request as directors, managers, officers or trustees of another organization) against all liabilities and expenses, in connection with the defense or disposition of any action, suit or proceeding, whether civil or criminal, in which such person may be involved or with which such person may be threatened, while in office or thereafter, by reason of having been such director, manager, officer or trustee, except with respect to any matter as to which such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that the action was not unlawful and was in the best interests of SGRL.

The certificate of formation of SGRL provides that the company shall indemnify and hold harmless each member, each manager and each officer to the fullest extent permitted by law.

The limited liability company agreement of TPL provides that TPL agrees to indemnify and save harmless its members, managers and their respective officers, directors, employees and shareholders from and against any and all claims, liabilities, damages, losses, costs and expenses that are incurred by such persons and arise out of or in connection with the business of TPL, provided that no indemnification may be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that the acts of such person were committed with gross negligence, in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.  The limited liability company agreement of TPL authorizes TPL to maintain insurance to protect its members, managers and their respective officers, directors, employees and shareholders against any liabilities, damages, losses, costs and expenses, whether or not TPL would have the power to indemnify any such persons under the Delaware Limited Liability Company Act.

The certificate of formation of TPL does not contain provisions indemnifying or limiting the liability of the managers or officers of TPL.

Connecticut Subsidiary Guarantor (Autotote Enterprises, Inc., a Connecticut corporation (“AEI”))

Section 33-756 of the Business Corporation Act of the State of Connecticut (the “CBCA”), provides, in pertinent part, that a director is not liable for action taken as a director, or any failure to take any action, if he acted (1) in good faith, (2)  with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (3) in a manner he reasonably believes to be in the best interests of the corporation.

Section 33-772 of the CBCA provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 33-771 of the CBCA further provides that a corporation incorporated prior to January 1, 1997 shall, except to the extent that the certificate of incorporation expressly provides otherwise, indemnify any director who is made a party to any proceeding, other than an action by or in the right of the corporation or any proceeding with respect to which he was adjudged liable on the basis that he received financial benefit to which he was not entitled, whether or not involving action in his official capacity, against liability incurred in the proceeding if (1) he conducted himself in good faith, and (2) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation, and (b) in all other cases, that his conduct was at least not opposed to the best interests of the corporation, and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

In the case of a proceeding by or in the right of the corporation, section 33-771 of the CBCA provides that a corporation may not indemnify a director except for reasonable expenses incurred in connection with the proceeding if it is determined that the director (1) conducted himself in good faith, and (2) reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation, and (b) in all other cases, that his conduct was at least not opposed to the best interests of the corporation, and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Termination of a proceeding by judgment, order, settlement or conviction or a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct required by the CBCA.

Section 33-776 of the CBCA provides that a corporation incorporated prior to January 1, 1997 shall indemnify each officer, employee or agent of the corporation who is not a director to the same extent as the corporation is permitted to provide the same to a director as provided above.

Section 33-777 of the CBCA provides that a corporation may purchase and maintain insurance on behalf of directors, officers, employees or agents of the corporation, or who, while a director, officer, employee or agent of the corporation serves at the corporation's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by him in that capacity, or arising from his status as a director, officer, employee or agent, whether or not the corporation would have the power to indemnify or advance expenses to him against the same liabilities under the CBCA.

The certificate of incorporation of AEI provides that the personal liability of a director to AEI or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount that is equal to the compensation received by the director for serving AEI during the year of the violation if such breach did not (1) involve a knowing and culpable breach of law, (2) involve improper personal economic gain, (3) show a lack of good faith and a conscious disregard for the duty of the director to AEI, (4) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to AEI or (5) create liability under Section 33-321 of the Connecticut General Statutes.

The bylaws of AEI do not contain provisions indemnifying or limiting the liability of the directors or officers of AEI.

Nevada Subsidiary Guarantor (Autotote Gaming, Inc., a Nevada corporation ("AGI"))

Section 78.7502 of the Nevada Revised Statutes (“NRS”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than in certain actions by or in the right of the corporation as described below, by reason of the fact that he is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by this person in connection with the action, suit or proceeding if he: (1) is not liable pursuant to Section 78.138 of the NRS; or (2) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 78.7502 of the NRS further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that he is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorney’s fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (1) is not liable pursuant to Section 78.138 of the NRS; or (2) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.138 of the NRS permits a corporation to eliminate or limit the individual liability of directors and officers to the corporation or its stockholders or creditors for any damages resulting from any act or failure to act in the capacity as a director or officer unless the act or failure to act constitutes a breach of the director’s or officer’s fiduciary duties and such breach involved intentional misconduct, fraud or a knowing violation of law.

In addition, Section 78.752 of the NRS authorizes a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

The bylaws of AGI provide for the indemnification, to the fullest extent permitted by Nevada law, of directors and officers of AGI against all expense, liability and loss reasonably incurred or suffered by any such person in connection with any action or suit, whether civil, criminal, administrative or investigative, to which such person is or was a party or threatened to be made a party, or is otherwise involved in, by reason of the fact that he or she is or was a director or officer of AGI or is or was serving in any capacity at the request of AGI as a director, officer, employee, agent, partner, or fiduciary of, or in any other capacity for, another enterprise.

The articles of incorporation of AGI provide that no director or officer shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer except for circumstances involving acts or omissions involving intentional misconduct, fraud or a knowing violation of law, or for unlawful distributions in violation of Section 78.300 of the NRS.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)    Exhibits.

Exhibit Number		Description

3.1	(a)

Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on March 20, 2003 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

3.1	(b)

Certificate of Amendment of the Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 7, 2007 (incorporated by reference to Exhibit 3.1(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

3.2	^	Certificate of Incorporation of Scientific Games International, Inc.

3.3	^	Certificate of Incorporation of Autotote Enterprises, Inc.

3.4	^	Articles of Incorporation of Autotote Gaming, Inc.

3.5	^	Certificate of Formation of MDI Entertainment, LLC

3.6	^	Certificate of Incorporation of Scientific Games Products, Inc.

3.7	^	Certificate of Formation of Scientific Games Racing, LLC

3.8	^	Certificate of Incorporation of Scientific Games SA, Inc.

3.9	^	Certificate of Incorporation of SG Racing, Inc.

3.10	^	Certificate of Incorporation of TRACKPLAY, LLC

3.11		Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 14, 2007).

3.12	^	Amended and Restated By-laws of Scientific Games International, Inc.

3.13	^	By-laws of Autotote Enterprises, Inc.

3.14	^	Amended and Restated Bylaws of Autotote Gaming, Inc.

3.15	^	Operating Declaration of MDI Entertainment, LLC

3.16	^	Bylaws of Scientific Games Products, Inc.

3.17	^	Operating Agreement of Scientific Games Racing, LLC

3.18	^	Amended and Restated By-laws of Scientific Games SA, Inc.

3.19	^	Amended and Restated By-laws of SG Racing, Inc.

3.20	^	Operating Agreement of TRACKPLAY, LLC

4.1

Indenture, dated as of May 21, 2009, among the Issuer, the Company, as a guarantor, the subsidiary guarantors party thereto, and The Bank of Nova Scotia Trust Company of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 27, 2009).

4.2

Registration Rights Agreement, dated May 21, 2009, among the Issuer, the Company, the subsidiary guarantors party thereto, and J.P. Morgan Securities Inc., Banc of America Securities LLC., Credit Suisse (USA) LLC and Goldman Sachs & Co., as representatives for the initial purchasers listed therein (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 27, 2009)

4.3	(a)	Senior Subordinated Note (No. 001) (included in Exhibit 4.1 above).

4.3	(b)	Senior Subordinated Note (No. 002) (included in Exhibit 4.1 above).

4.4

Indenture, dated as of December 23, 2004, among the Company, as issuer, the subsidiary guarantors party thereto, and Wells Fargo, National Association, as trustee, relating to the 6.25% Senior Subordinated Notes Due 2012 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 30, 2004).

4.5

Registration Rights Agreement, dated December 23, 2004, among the Company, the subsidiary guarantors party thereto, and J.P. Morgan Securities Inc., Bear Stearns & Co. Inc., Jefferies & Company, Inc., Ramius Securities, LLC, ABN AMRO Incorporated, BNY Capital Markets, Inc. and Commerzbank Capital Markets Corp. relating to the 6.25% Senior Subordinated Notes Due 2012 (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-4 (No. 333-124106) filed on April 15, 2005 (the “2005 S-4”)).

4.6		Form of 6.25% Senior Subordinated Note (incorporated by reference to Exhibits 4.3(a) and 4.3(b) to the 2005 S-4).

4.7

Indenture, dated as of December 23, 2004, among the Company, as issuer, the subsidiary guarantors party thereto, and Wells Fargo, National Association, as trustee, relating to the 0.75% Convertible Senior Subordinated Notes Due 2024 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on December 30, 2004).

4.8

Registration Rights Agreement, dated December 23, 2004 by and among the Company, the Subsidiary Guarantors, and J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc. as representatives of the Initial Purchasers and Jefferies & Company, Inc., Ramius Securities, LLC, BNY Capital Markets, Inc., Commerzbank Capital Markets Corp. and LaSalle Debt Capital Markets, a division of ABN AMRO Financial Services,  Inc. relating to the 0.75% Convertible Senior Subordinated Notes Due 2024 (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-3 (No. 333-124107) filed on April 15, 2005 (the “2005 S-3”)).

4.9		Form of 0.75% Convertible Senior Subordinated Debenture (incorporated by reference to Exhibits 4.3(a) and 4.3(b) to the 2005 S-3).

4.10

International Swaps and Derivative Association, Inc. Confirmation, dated December 23, 2004, between JPMorgan Chase Bank, National Association, and the Company with respect to Warrants (the “JPMorgan Confirmation”) (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on December 30, 2004).

4.11

International Swaps and Derivative Association, Inc. Confirmation, dated December 23, 2004, between Bear Stearns International Limited and the Company with respect to Warrants (the “Bear Confirmation”) (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on December 30, 2004).

4.12		Amendment dated December 23, 2004 to the JPMorgan Confirmation (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on December 30, 2004).

4.13	Amendment dated December 23, 2004 to the Bear Confirmation (incorporated by reference to Exhibit 4.6 to the Company’s Current Report on Form 8-K filed on December 30, 2004).

4.14

Indenture, dated as of June 11, 2008, among Scientific Games International, Inc., as issuer, the Company, as a guarantor, the subsidiary guarantors party thereto, and The Bank of Nova Scotia Trust Company of New York, as trustee, relating to the 7.875% Senior Subordinated Notes due 2016 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 13, 2008).

4.15

Registration Rights Agreement, dated June 11, 2008, by and among Scientific Games International, Inc., the Company, the subsidiary guarantors listed therein, and J.P. Morgan Securities Inc., Banc of America Securities LLC and UBS Securities LLC, as representatives for the initial purchasers listed therein, relating to the 7.875% Senior Subordinated Notes due 2016 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on June 13, 2008).

4.16

Form of 7.875% Senior Subordinated Notes due 2016 (incorporated by reference to Exhibits 4.3(a) and 4.3(b) to the Company’s Registration Statement on Form S-3ASR (No. 333-155346) filed on November 13, 2008).

*5.1	Opinion of Latham & Watkins LLP.

*5.2	Opinion of Tobin, Carberry, O’Malley, Riley & Selinger, P.C.

*5.3	Opinion of Duane Morris LLP.

10.1

Credit Agreement, dated as of June 9, 2008, among Scientific Games International, Inc., as borrower, the Company, as a guarantor, the several lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, Bank of America, N.A. and UBS Securities LLC, as co-syndication agents, and ING Capital LLC and Bank of Tokyo—Mitsubishi UFJ Trust Company, as co-documentation agents (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8 K filed on June 13, 2008).

10.2

Amendment, dated as of March 27, 2009, among SGI, as borrower, the Company, as guarantor, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, which amended the Credit Agreement, dated as of June 9, 2008, among such parties (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 2, 2009).

10.3

Guarantee and Collateral Agreement, dated as of June 9, 2008, among Scientific Games International, Inc., the Company, as a guarantor, and each other subsidiary of the Company listed on the signature pages thereto, as additional guarantors, in favor of JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 13, 2008).

10.4

Stockholders’ Agreement, dated September 6, 2000, by and among the Company, MacAndrews & Forbes Holdings Inc. (formerly known as Mafco Holdings Inc.) (“MacAndrews”) (as successor in interest under the agreement to Cirmatica Gaming S.A.) and Ramius Securities, LLC (incorporated by reference to Exhibit 10.38 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2000).

10.5

Supplemental Stockholders’ Agreement, dated June 26, 2002, by and among the Company and MacAndrews (as successor in interest to Cirmatica Gaming S.A.) (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

10.6	Letter Agreement, dated as of October 10, 2003, by and between the Company and MacAndrews further supplementing the Stockholders’ Agreement (incorporated by reference to Exhibit 3 to the Schedule 13D jointly filed by MacAndrews and SGMS Acquisition Corporation on November 26, 2003).

10.7

Letter Agreement dated February 15, 2007 between the Company and MacAndrews & Forbes Holdings Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 16, 2007).

10.8

Stock Purchase Agreement, dated as of May 1, 2007, by and among François-Charles Oberthur Fiduciaire, S.A., the Company and Scientific Games Holdings (Canada) Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 7, 2007).

10.9

Agreement, dated April 20, 2006, among the Company, Scientific Games International Holdings Limited, Scientific Games Beteiligungsgesellschaft mbH, Walter Grubmueller, Stephen George Frater, The Trustees of Warero Privatsitiftung and Jeffery Frederick Nash for the sale and purchase of the entire issued share capital of Neomi Associates, Inc. and Research and Development GmbH (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 26, 2006).

10.10

Share Purchase and Sale Agreement, dated April 4, 2005, by and among Scientific Games Chile Limitada, Epicentro S.A. and Inversiones Y Aesorias Iculpe Limitada (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 8, 2005).

10.11	1992 Equity Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 1998). (†)

10.12	1995 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 1997). (†)

10.13	1997 Incentive Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001). (†)

10.14	2003 Incentive Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 19, 2009). (†)

10.15

Elective Deferred Compensation Plan (Executive Deferred Compensation Plan and Non-Employee Directors Deferred Compensation Plan) (effective January 1, 2005, as amended and restated effective January 1, 2009) (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.16

Frozen Supplemental Executive Retirement Plan (as amended and restated effective January 1, 2009) (incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.17	2002 Employee Stock Purchase Plan, as amended and restated (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005). (†)

10.18

Employment Agreement dated as of January 1, 2006 by and between the Company and A. Lorne Weil (executed on August 8, 2006) (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006). (†)

10.19

Letter dated August 2, 2007 between A. Lorne Weil and the Company with respect to payment of Mr. Weil’s deferred compensation upon a termination of employment under Mr. Weil’s Employment Agreement dated as of January 1, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s

Quarterly Report on Form 10-Q for the quarter ended September 30, 2007). (†)

10.20

Amendment to Employment Agreement dated as of May 1, 2008 by and between the Company and A. Lorne Weil (executed on May 12, 2008), which amended Mr. Weil’s Employment Agreement dated as of January 1, 2006, as amended by the Letter dated August 2, 2007 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 14, 2008). (†)

10.21

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and A. Lorne Weil, which amended Mr. Weil’s Employment Agreement dated as of January 1, 2006, as amended by the Letter dated August 2, 2007 and the Amendment dated as of May 1, 2008 (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.22

Third Amendment to Employment Agreement dated as of May 29, 2009 between the Company and A. Lorne Weil, which amended Mr. Weil’s Employment Agreement dated as of January 1, 2006, as amended by the Letter dated August 2, 2007 and the Amendments dated as of May 1, 2008 and December 30, 2008 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 2, 2009). (†)

10.23

Employment Agreement dated as of May 1, 2008 by and between the Company and Joseph R. Wright (executed on May 14, 2008) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 14, 2008). (†)

10.24

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Joseph R. Wright, which amended Mr. Wright’s Employment Agreement dated as of May 1, 2008 (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.25

Second Amendment to Employment Agreement dated as of April 22, 2009 between the Company and Joseph R. Wright, which amended Mr. Wright’s Employment Agreement dated as of May 1, 2008 (executed on May 14, 2008), as amended by the Amendment dated as of December 30, 2008 (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009). (†)

10.26

Employment Agreement dated as of July 1, 2005 between the Company and Michael Chambrello (executed on June 17, 2005) (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005). (†)

10.27

Letter Agreement dated as of August 2, 2006 by and between the Company and Michael R. Chambrello, which amended Mr. Chambrello’s Employment Agreement dated as of July 1, 2005 (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006). (†)

10.28

Letter Agreement dated as of May 8, 2008 by and between the Company and Michael R. Chambrello, which amended Mr. Chambrello’s Employment Agreement dated as of July 1, 2005, as amended by the Letter Agreement dated as of August 2, 2006 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 14, 2008). (†)

10.29

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Michael R. Chambrello, which amended Mr. Chambrello’s Employment Agreement dated as of July 1, 2005, as amended by the Letter Agreement dated as of August 2, 2006 and the Letter Agreement dated as of May 8, 2008 (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.30

Employment Agreement dated as of March 2, 2009 (effective April 1, 2009) by and between the Company and Jeff Lipkin (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 2, 2009). (†)

10.31

Employment Agreement dated as of January 1, 2006 by and between the Company and Robert C. Becker (executed on August 2, 2006) (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006). (†)

10.32

Letter Agreement dated as of October 7, 2008 by and between the Company and Robert C. Becker, which amended Mr. Becker’s Employment Agreement dated as of January 1, 2006 (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.33

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Robert C. Becker, which amended Mr. Becker’s Employment Agreement dated as of January 1, 2006, as amended by the Letter Agreement dated as of October 7, 2008 (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.34

Superseding Employment, Separation, Non-Competition and General Release Agreement dated as of March 5, 2009 by and between the Company and Sally L. Conkright (executed on January 14, 2009) (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.35

Employment Agreement dated as of January 1, 2006 by and between the Company and Larry Potts (executed on August 2, 2006) (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006). (†)

10.36

Letter Agreement dated as of October 2, 2008 by and between the Company and Larry Potts, which amended Mr. Potts’ Employment Agreement dated as of January 1, 2006 (incorporated by reference to Exhibit 10.36 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.37

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Larry Potts, which amended Mr. Potts’ Employment Agreement dated as of January 1, 2006, as amended by the Letter Agreement dated as of October 2, 2008 (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.38

Superseding Employment, Separation and General Release Agreement dated as of July 1, 2008 by and between Scientific Games International, Inc. and William J. Huntley (executed on June 3, 2008) (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008) . (†)

10.39

Amendment to Superseding Employment, Separation and General Release Agreement dated as of December 30, 2008 by and between the Company and William J. Huntley, which amended Mr. Huntley’s Superseding Employment, Separation and General Release Agreement dated as of July 1, 2008 (incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.40

Employment Agreement dated as of January 1, 2006 by and between Scientific Games International, Inc. and Steven M. Saferin (executed on August 2, 2006) (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006). (†)

10.41

Letter Agreement dated as of August 5, 2008 by and between the Company and Steven M. Saferin, which amended Mr. Saferin’s Employment Agreement dated as of January 1, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 8, 2008). (†)

10.42

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Steven M. Saferin, which amended Mr. Saferin’s Employment Agreement dated as of January 1, 2006, as amended by the Letter Agreement dated as of August 5, 2008 (incorporated by reference to Exhibit 10.42 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.43

Letter Agreement dated as of April 16, 2009, between the Company and Steven M. Saferin, which amended Mr. Saferin’s Employment Agreement dated as of January 1, 2006 (executed on August 2, 2006), as amended by the Letter Agreement dated as of August 5, 2008 and the Amendment dated as of December 30, 2008 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009). (†)

10.44

Employment and Severance Benefits Agreement dated December 15, 2005 between the Company and Ira H. Raphaelson (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005). (†)

10.45

Letter Agreement dated as of August 2, 2006 by and between the Company and Ira H. Raphaelson, which amended Mr. Raphaelson’s Employment Agreement dated December 15, 2005 (effective as of February 1, 2006) (incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006). (†)

10.46

Letter Agreement dated as of October 6, 2008 by and between the Company and Ira H. Raphaelson, which amended Mr. Raphaelson’s Employment and Severance Benefits Agreement dated December 15, 2005, as amended by the Letter Agreement dated as of August 2, 2006 (incorporated by reference to Exhibit 10.45 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.47

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Ira H. Raphaelson, which amended Mr. Raphaelson’s Employment and Severance Benefits Agreement dated December 15, 2005, as amended by the Letter Agreement dated as of August 2, 2006 and the Letter Agreement dated as of October 6, 2008 (incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.48

Employment Agreement dated as of February 11, 2009 (effective as of January 1, 2009) by and between the Company and Stephen L. Gibbs (incorporated by reference to Exhibit 10.47 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.49

Separation Agreement dated as of March 27, 2009 by and between the Company and DeWayne E. Laird (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 2, 2009). (†)

10.50

Employment Inducement Stock Option Grant Agreement dated July 1, 2005 between the Company and Michael Chambrello (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005). (†)

10.51

Employment Inducement Stock Option Grant Agreement dated August 8, 2005 between the Company and Steven Beason (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005). (†)

12.1	^	Computation of Ratio of Earnings to Fixed Charges.

21.1	^	List of Subsidiaries.

*23.1		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

*23.2		Consent of Reconta Ernst & Young S.p.A., Independent Registered Public Accounting Firm.

*23.3		Consent of Latham & Watkins LLP (included in Exhibit 5.1 above).

*23.4		Consent of Tobin, Carberry, O'Malley, Riley & Selinger, P.C. (included in Exhibit 5.2 above).

*23.5		Consent of Duane Morris LLP (included in Exhibit 5.3 above).

24.1	^	Powers of Attorney.

25.1	^	Statement of Eligibility of The Bank of Nova Scotia Trust Company of New York to act as trustee under the Senior Subordinated Notes Indenture under the Trust Indenture Act of 1939.

*99.1		Form of Letter of Transmittal relating to the Senior Subordinated Notes due 2019.

*99.2		Form of Notice of Guaranteed Delivery Regarding the Exchange Offer.

*99.3		Form of Letter to DTC Participants Regarding the Exchange Offer.

*99.4		Form of Letter to Beneficial Holders Regarding the Exchange Offer.

*	Filed herewith.

^	Previously filed

(†)	Management contracts and compensation plans and arrangements.

(b)    Financial Statement Schedule.

Report of Independent Registered Public Accounting Firm Schedule II—Valuation and Qualifying Accounts (incorporated by reference to Item 15(a)(2) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

ITEM 22.  UNDERTAKINGS

The following undertakings are made by each of the undersigned registrants:

(a)                    The undersigned registrant hereby undertakes:

(1)                   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(ii)                    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)                   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)                   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)                    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 17, 2009.

SCIENTIFIC GAMES INTERNATIONAL, INC.

By:	/s/ Jeffrey S. Lipkin
	Name:	Jeffrey S. Lipkin
	Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Joseph R. Wright*	Chairman of the Board of Directors, Chief Executive Officer and Director (Principal Executive Officer)	September 17, 2009
Joseph R. Wright

	/s/ Jeffrey S. Lipkin	Vice President (Principal Financial Officer and Principal Accounting Officer)	September 17, 2009
Jeffrey S. Lipkin

	/s/ Michael R. Chambrello*	President, Chief Operating Officer and Director	September 17, 2009
Michael R. Chambrello

	/s/ Ira H. Raphaelson*	Vice President, General Counsel, Secretary and Director	September 17, 2009
Ira H. Raphaelson

*By:	/s/ Jeffrey S. Lipkin	Attorney-in fact
Jeffrey S. Lipkin

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 17, 2009.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Jeffrey S. Lipkin
	Name:	Jeffrey S. Lipkin
	Title:	Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated .

Signature	Title	Date

/s/ Joseph R. Wright*	Chief Executive Officer, Vice Chairman of the Board of Directors and Director (Principal Executive Officer)	September 17, 2009
Joseph R. Wright

/s/ Jeffrey S. Lipkin	Vice President and Chief Financial Officer (Principal Financial Officer)	September 17, 2009
Jeffrey S. Lipkin

/s/ Stephen L. Gibbs*	Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	September 17, 2009
Stephen L. Gibbs

/s/ A. Lorne Weil*	Chairman of the Board of Directors and Director	September 17, 2009
A. Lorne Weil

/s/ Peter A. Cohen*	Vice Chairman of the Board of Directors and Director	September 17, 2009
Peter A. Cohen

/s/ Gerald J. Ford*	Director	September 17, 2009
Gerald J. Ford

J. Robert Kerrey	Director

Ronald O. Perelman	Director

	Signature	Title	Date

	/s/ Michael J. Regan*	Director	September 17, 2009
Michael J. Regan

	/s/ Barry F. Schwartz*	Director	September 17, 2009
Barry F. Schwartz

Director
Eric M. Turner

*By:	/s/ Jeffrey S. Lipkin	Attorney-in fact
Jeffrey S. Lipkin

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New Haven, State of Connecticut, on September 17, 2009.

AUTOTOTE ENTERPRISES, INC.

By:	/s/ Jeffrey S. Lipkin
	Name:	Jeffrey S. Lipkin
	Title:	Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Brooks H. Pierce*	President (Principal Executive Officer)	September 17, 2009
Brooks H. Pierce

	/s/ Jeffrey S. Lipkin	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 17, 2009
Jeffrey S. Lipkin

	/s/ Michael R. Chambrello*	Director	September 17, 2009
Michael R. Chambrello

	/s/ Ira H. Raphaelson*	Vice President, General Counsel, Secretary and Director	September 17, 2009
Ira H. Raphaelson

	/s/ James Birney*	Assistant Secretary and Director	September 17, 2009
James Birney

*By:	/s/ Jeffrey S. Lipkin	Attorney-in fact
Jeffrey S. Lipkin

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 17, 2009.

AUTOTOTE GAMING, INC.

By:	/s/ Jeffrey S. Lipkin
	Name:	Jeffrey S. Lipkin
	Title:	Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Michael R. Chambrello*	President and Director (Principal Executive Officer)	September 17, 2009
Michael R. Chambrello

	/s/ Jeffrey S. Lipkin	Vice President, Chief Financial Officer and Director (Principal Financial Officer)	September 17, 2009
Jeffrey S. Lipkin

	/s/ Stephen L. Gibbs*	Vice President and Treasurer (Principal Accounting Officer)	September 17, 2009
Stephen L. Gibbs

	/s/ Ira H. Raphaelson*	Vice President, Secretary and Director	September 17, 2009
Ira H. Raphaelson

*By:	/s/ Jeffrey S. Lipkin	Attorney-in fact
Jeffrey S. Lipkin

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 17, 2009.

MDI ENTERTAINMENT, LLC

By:	Scientific Games International, Inc., its sole member

By:	/s/ Jeffrey S. Lipkin
	Name:	Jeffrey S. Lipkin
	Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey S. Lipkin	Vice President of sole member, Scientific Games International, Inc.	September 17, 2009
Jeffrey S. Lipkin

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 17, 2009.

SCIENTIFIC GAMES PRODUCTS, INC.

By:	/s/ Jeffrey S. Lipkin
	Name:	Jeffrey S. Lipkin
	Title:	Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ James B. Trask*	President (Principal Executive Officer)	September 17, 2009
James B. Trask

	/s/ Jeffrey S. Lipkin	Vice President and Chief Financial Officer (Principal	September 17, 2009
	Jeffrey S. Lipkin	Financial Officer and Principal Accounting Officer)

	/s/ Joseph R. Wright*	Director	September 17, 2009
Joseph R. Wright

	/s/ Michael R. Chambrello*	Director	September 17, 2009
Michael R. Chambrello

	/s/ Ira H. Raphaelson*	Vice President, Secretary and Director	September 17, 2009
Ira H. Raphaelson

*By:	/s/ Jeffrey S. Lipkin	Attorney-in fact
Jeffrey S. Lipkin

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 17, 2009.

SCIENTIFIC GAMES RACING, LLC

By:	/s/ Robert C. Becker
	Name:	Robert C. Becker
	Title:	Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Brooks H. Pierce*	President (Principal Executive Officer)	September 17, 2009
Brooks H. Pierce

	/s/ Mark J. Goldberg*	Vice President of Finance (Principal Financial Officer	September 17, 2009
	Mark J. Goldberg	and Principal Accounting Officer)

	/s/ Joseph R. Wright*	Manager	September 17, 2009
Joseph R. Wright

	/s/ Michael R. Chambrello*	Manager	September 17, 2009
Michael R. Chambrello

	/s/ Jeffrey S. Lipkin	Manager	September 17, 2009
Jeffrey S. Lipkin

*By:	/s/ Jeffrey S. Lipkin	Attorney-in fact
Jeffrey S. Lipkin

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 17, 2009.

SCIENTIFIC GAMES SA, INC.

By:	/s/ Jeffrey S. Lipkin
	Name:	Jeffrey S. Lipkin
	Title:	Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ James B. Trask*	President and Director (Principal Executive Officer)	September 17, 2009
James B. Trask

	/s/ Jeffrey S. Lipkin	Vice President, Chief Financial Officer and Director	September 17, 2009
	Jeffrey S. Lipkin	(Principal Financial Officer and Principal Accounting Officer)

	/s/ Ira H. Raphaelson*	General Counsel, Secretary and Director	September 17, 2009
Ira H. Raphaelson

*By:	/s/ Jeffrey S. Lipkin	Attorney-in fact
Jeffrey S. Lipkin

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 17, 2009.

SG RACING, INC.

By:	/s/ Jeffrey S. Lipkin
	Name:	Jeffrey S. Lipkin
	Title:	Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Joseph R. Wright*	Chairman of the Board of Directors, President and Director (Principal Executive Officer)	September 17, 2009
Joseph R. Wright

	/s/ Jeffrey S. Lipkin	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	September 17, 2009
Jeffrey S. Lipkin

	/s/ Ira H. Raphaelson*	Vice President, Secretary and Director	September 17, 2009
Ira H. Raphaelson

*By:	/s/ Jeffrey S. Lipkin	Attorney-in fact
Jeffrey S. Lipkin

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 17, 2009.

TRACKPLAY LLC

By:	Scientific Games Racing, LLC, its sole member

By:	/s/ Robert C. Becker
	Name:	Ira H. Raphaelson
	Title:	Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert C. Becker	Vice President and Treasurer of sole member, Scientific Games Racing, LLC	September 17, 2009
Robert C. Becker

EXHIBIT INDEX

(a) Exhibits.

Exhibit Number		Description

3.1	(a)

Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on March 20, 2003 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

3.1	(b)

Certificate of Amendment of the Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 7, 2007 (incorporated by reference to Exhibit 3.1(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

3.2	^	Certificate of Incorporation of Scientific Games International, Inc.

3.3	^	Certificate of Incorporation of Autotote Enterprises, Inc.

3.4	^	Articles of Incorporation of Autotote Gaming, Inc.

3.5	^	Certificate of Formation of MDI Entertainment, LLC

3.6	^	Certificate of Incorporation of Scientific Games Products, Inc.

3.7	^	Certificate of Formation of Scientific Games Racing, LLC

3.8	^	Certificate of Incorporation of Scientific Games SA, Inc.

3.9	^	Certificate of Incorporation of SG Racing, Inc.

3.10	^	Certificate of Incorporation of TRACKPLAY, LLC

3.11		Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 14, 2007).

3.12	^	Amended and Restated By-laws of Scientific Games International, Inc.

3.13	^	By-laws of Autotote Enterprises, Inc.

3.14	^	Amended and Restated Bylaws of Autotote Gaming, Inc.

3.15	^	Operating Declaration of MDI Entertainment, LLC

3.16	^	Bylaws of Scientific Games Products, Inc.

3.17	^	Operating Agreement of Scientific Games Racing, LLC

3.18	^	Amended and Restated By-laws of Scientific Games SA, Inc.

3.19	^	Amended and Restated By-laws of SG Racing, Inc.

3.20	^	Operating Agreement of TRACKPLAY, LLC

4.1

Indenture, dated as of May 21, 2009, among the Issuer, the Company, as a guarantor, the subsidiary guarantors party thereto, and The Bank of Nova Scotia Trust Company of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 27, 2009).

4.2

Registration Rights Agreement, dated May 21, 2009, among the Issuer, the Company, the subsidiary guarantors party thereto, and J.P. Morgan Securities Inc., Banc of America Securities LLC., Credit Suisse (USA) LLC and Goldman Sachs & Co., as representatives for the initial purchasers listed therein (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 27, 2009)

4.3	(a)	Senior Subordinated Note (No. 001) (included in Exhibit 4.1 above).

4.3	(b)	Senior Subordinated Note (No. 002) (included in Exhibit 4.1 above).

4.4

Indenture, dated as of December 23, 2004, among the Company, as issuer, the subsidiary guarantors party thereto, and Wells Fargo, National Association, as trustee, relating to the 6.25% Senior Subordinated Notes Due 2012 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 30, 2004).

4.5

Registration Rights Agreement, dated December 23, 2004, among the Company, the subsidiary guarantors party thereto, and J.P. Morgan Securities Inc., Bear Stearns & Co. Inc., Jefferies & Company, Inc., Ramius Securities, LLC, ABN AMRO Incorporated, BNY Capital Markets, Inc. and Commerzbank Capital Markets Corp. relating to the 6.25% Senior Subordinated Notes Due 2012 (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-4 (No. 333-124106) filed on April 15, 2005 (the “2005 S-4”)).

4.6		Form of 6.25% Senior Subordinated Note (incorporated by reference to Exhibits 4.3(a) and 4.3(b) to the 2005 S-4).

4.7

Indenture, dated as of December 23, 2004, among the Company, as issuer, the subsidiary guarantors party thereto, and Wells Fargo, National Association, as trustee, relating to the 0.75% Convertible Senior Subordinated Notes Due 2024 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on December 30, 2004).

4.8

Registration Rights Agreement, dated December 23, 2004 by and among the Company, the Subsidiary Guarantors, and J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc. as representatives of the Initial Purchasers and Jefferies & Company, Inc., Ramius Securities, LLC, BNY Capital Markets, Inc., Commerzbank Capital Markets Corp. and LaSalle Debt Capital Markets, a division of ABN AMRO Financial Services,  Inc. relating to the 0.75% Convertible Senior Subordinated Notes Due 2024 (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-3 (No. 333-124107) filed on April 15, 2005 (the “2005 S-3”)).

4.9		Form of 0.75% Convertible Senior Subordinated Debenture (incorporated by reference to Exhibits 4.3(a) and 4.3(b) to the 2005 S-3).

4.10

International Swaps and Derivative Association, Inc. Confirmation, dated December 23, 2004, between JPMorgan Chase Bank, National Association, and the Company with respect to Warrants (the “JPMorgan Confirmation”) (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on December 30, 2004).

4.11

International Swaps and Derivative Association, Inc. Confirmation, dated December 23, 2004, between Bear Stearns International Limited and the Company with respect to Warrants (the “Bear Confirmation”) (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on December 30, 2004).

4.12		Amendment dated December 23, 2004 to the JPMorgan Confirmation (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on December 30, 2004).

4.13	Amendment dated December 23, 2004 to the Bear Confirmation (incorporated by reference to Exhibit 4.6 to the Company’s Current Report on Form 8-K filed on December 30, 2004).

4.14

Indenture, dated as of June 11, 2008, among Scientific Games International, Inc., as issuer, the Company, as a guarantor, the subsidiary guarantors party thereto, and The Bank of Nova Scotia Trust Company of New York, as trustee, relating to the 7.875% Senior Subordinated Notes due 2016 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 13, 2008).

4.15

Registration Rights Agreement, dated June 11, 2008, by and among Scientific Games International, Inc., the Company, the subsidiary guarantors listed therein, and J.P. Morgan Securities Inc., Banc of America Securities LLC and UBS Securities LLC, as representatives for the initial purchasers listed therein, relating to the 7.875% Senior Subordinated Notes due 2016 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on June 13, 2008).

4.16

Form of 7.875% Senior Subordinated Notes due 2016 (incorporated by reference to Exhibits 4.3(a) and 4.3(b) to the Company’s Registration Statement on Form S-3ASR (No. 333-155346) filed on November 13, 2008).

*5.1	Opinion of Latham & Watkins LLP.

*5.2	Opinion of Tobin, Carberry, O’Malley, Riley & Selinger, P.C.

*5.3	Opinion of Duane Morris LLP.

10.1

Credit Agreement, dated as of June 9, 2008, among Scientific Games International, Inc., as borrower, the Company, as a guarantor, the several lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, Bank of America, N.A. and UBS Securities LLC, as co-syndication agents, and ING Capital LLC and Bank of Tokyo—Mitsubishi UFJ Trust Company, as co-documentation agents (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8 K filed on June 13, 2008).

10.2

Amendment, dated as of March 27, 2009, among SGI, as borrower, the Company, as guarantor, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, which amended the Credit Agreement, dated as of June 9, 2008, among such parties (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 2, 2009).

10.3

Guarantee and Collateral Agreement, dated as of June 9, 2008, among Scientific Games International, Inc., the Company, as a guarantor, and each other subsidiary of the Company listed on the signature pages thereto, as additional guarantors, in favor of JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 13, 2008).

10.4

Stockholders’ Agreement, dated September 6, 2000, by and among the Company, MacAndrews & Forbes Holdings Inc. (formerly known as Mafco Holdings Inc.) (“MacAndrews”) (as successor in interest under the agreement to Cirmatica Gaming S.A.) and Ramius Securities, LLC (incorporated by reference to Exhibit 10.38 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2000).

10.5

Supplemental Stockholders’ Agreement, dated June 26, 2002, by and among the Company and MacAndrews (as successor in interest to Cirmatica Gaming S.A.) (incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

10.6	Letter Agreement, dated as of October 10, 2003, by and between the Company and MacAndrews further supplementing the Stockholders’ Agreement (incorporated by reference to Exhibit 3 to the Schedule 13D jointly filed by MacAndrews and SGMS Acquisition Corporation on November 26, 2003).

10.7

Letter Agreement dated February 15, 2007 between the Company and MacAndrews & Forbes Holdings Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 16, 2007).

10.8

Stock Purchase Agreement, dated as of May 1, 2007, by and among François-Charles Oberthur Fiduciaire, S.A., the Company and Scientific Games Holdings (Canada) Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 7, 2007).

10.9

Agreement, dated April 20, 2006, among the Company, Scientific Games International Holdings Limited, Scientific Games Beteiligungsgesellschaft mbH, Walter Grubmueller, Stephen George Frater, The Trustees of Warero Privatsitiftung and Jeffery Frederick Nash for the sale and purchase of the entire issued share capital of Neomi Associates, Inc. and Research and Development GmbH (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 26, 2006).

10.10

Share Purchase and Sale Agreement, dated April 4, 2005, by and among Scientific Games Chile Limitada, Epicentro S.A. and Inversiones Y Aesorias Iculpe Limitada (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 8, 2005).

10.11	1992 Equity Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 1998). (†)

10.12	1995 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 1997). (†)

10.13	1997 Incentive Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001). (†)

10.14	2003 Incentive Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 19, 2009). (†)

10.15

Elective Deferred Compensation Plan (Executive Deferred Compensation Plan and Non-Employee Directors Deferred Compensation Plan) (effective January 1, 2005, as amended and restated effective January 1, 2009) (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.16

Frozen Supplemental Executive Retirement Plan (as amended and restated effective January 1, 2009) (incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.17	2002 Employee Stock Purchase Plan, as amended and restated (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005). (†)

10.18

Employment Agreement dated as of January 1, 2006 by and between the Company and A. Lorne Weil (executed on August 8, 2006) (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006). (†)

10.19

Letter dated August 2, 2007 between A. Lorne Weil and the Company with respect to payment of Mr. Weil’s deferred compensation upon a termination of employment under Mr. Weil’s Employment Agreement dated as of January 1, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s

Quarterly Report on Form 10-Q for the quarter ended September 30, 2007). (†)

10.20

Amendment to Employment Agreement dated as of May 1, 2008 by and between the Company and A. Lorne Weil (executed on May 12, 2008), which amended Mr. Weil’s Employment Agreement dated as of January 1, 2006, as amended by the Letter dated August 2, 2007 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 14, 2008). (†)

10.21

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and A. Lorne Weil, which amended Mr. Weil’s Employment Agreement dated as of January 1, 2006, as amended by the Letter dated August 2, 2007 and the Amendment dated as of May 1, 2008 (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.22

Third Amendment to Employment Agreement dated as of May 29, 2009 between the Company and A. Lorne Weil, which amended Mr. Weil’s Employment Agreement dated as of January 1, 2006, as amended by the Letter dated August 2, 2007 and the Amendments dated as of May 1, 2008 and December 30, 2008 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 2, 2009). (†)

10.23

Employment Agreement dated as of May 1, 2008 by and between the Company and Joseph R. Wright (executed on May 14, 2008) (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 14, 2008). (†)

10.24

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Joseph R. Wright, which amended Mr. Wright’s Employment Agreement dated as of May 1, 2008 (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.25

Second Amendment to Employment Agreement dated as of April 22, 2009 between the Company and Joseph R. Wright, which amended Mr. Wright’s Employment Agreement dated as of May 1, 2008 (executed on May 14, 2008), as amended by the Amendment dated as of December 30, 2008 (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009). (†)

10.26

Employment Agreement dated as of July 1, 2005 between the Company and Michael Chambrello (executed on June 17, 2005) (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005). (†)

10.27

Letter Agreement dated as of August 2, 2006 by and between the Company and Michael R. Chambrello, which amended Mr. Chambrello’s Employment Agreement dated as of July 1, 2005 (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006). (†)

10.28

Letter Agreement dated as of May 8, 2008 by and between the Company and Michael R. Chambrello, which amended Mr. Chambrello’s Employment Agreement dated as of July 1, 2005, as amended by the Letter Agreement dated as of August 2, 2006 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 14, 2008). (†)

10.29

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Michael R. Chambrello, which amended Mr.

Employment Agreement dated as of July 1, 2005, as amended by the Letter Agreement dated as of August 2, 2006 and the Letter Agreement dated as of May 8, 2008 (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.30

Employment Agreement dated as of March 2, 2009 (effective April 1, 2009) by and between the Company and Jeff Lipkin (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on April 2, 2009). (†)

10.31

Employment Agreement dated as of January 1, 2006 by and between the Company and Robert C. Becker (executed on August 2, 2006) (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006). (†)

10.32

Letter Agreement dated as of October 7, 2008 by and between the Company and Robert C. Becker, which amended Mr. Becker’s Employment Agreement dated as of January 1, 2006 (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.33

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Robert C. Becker, which amended Mr. Becker’s Employment Agreement dated as of January 1, 2006, as amended by the Letter Agreement dated as of October 7, 2008 (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.34

Superseding Employment, Separation, Non-Competition and General Release Agreement dated as of March 5, 2009 by and between the Company and Sally L. Conkright (executed on January 14, 2009) (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.35

Employment Agreement dated as of January 1, 2006 by and between the Company and Larry Potts (executed on August 2, 2006) (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006). (†)

10.36

Letter Agreement dated as of October 2, 2008 by and between the Company and Larry Potts, which amended Mr. Potts’ Employment Agreement dated as of January 1, 2006 (incorporated by reference to Exhibit 10.36 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.37

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Larry Potts, which amended Mr. Potts’ Employment Agreement dated as of January 1, 2006, as amended by the Letter Agreement dated as of October 2, 2008 (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.38

Superseding Employment, Separation and General Release Agreement dated as of July 1, 2008 by and between Scientific Games International, Inc. and William J. Huntley (executed on June 3, 2008) (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008) . (†)

10.39

Amendment to Superseding Employment, Separation and General Release Agreement dated as of December 30, 2008 by and between the Company and William J. Huntley, which amended Mr. Huntley’s Superseding Employment, Separation and General Release Agreement dated as of July 1, 2008 (incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.40

Employment Agreement dated as of January 1, 2006 by and between Scientific Games International, Inc. and Steven M. Saferin (executed on August 2, 2006) (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006). (†)

10.41

Letter Agreement dated as of August 5, 2008 by and between the Company and Steven M. Saferin, which amended Mr. Saferin’s Employment Agreement dated as of January 1, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 8, 2008). (†)

10.42

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Steven M. Saferin, which amended Mr. Saferin’s Employment Agreement dated as of January 1, 2006, as amended by the Letter Agreement dated as of August 5, 2008 (incorporated by reference to Exhibit 10.42 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.43

Letter Agreement dated as of April 16, 2009, between the Company and Steven M. Saferin, which amended Mr. Saferin’s Employment Agreement dated as of January 1, 2006 (executed on August 2, 2006), as amended by the Letter Agreement dated as of August 5, 2008 and the Amendment dated as of December 30, 2008 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009). (†)

10.44

Employment and Severance Benefits Agreement dated December 15, 2005 between the Company and Ira H. Raphaelson (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005). (†)

10.45

Letter Agreement dated as of August 2, 2006 by and between the Company and Ira H. Raphaelson, which amended Mr. Raphaelson’s Employment Agreement dated December 15, 2005 (effective as of February 1, 2006) (incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006). (†)

10.46

Letter Agreement dated as of October 6, 2008 by and between the Company and Ira H. Raphaelson, which amended Mr. Raphaelson’s Employment and Severance Benefits Agreement dated December 15, 2005, as amended by the Letter Agreement dated as of August 2, 2006 (incorporated by reference to Exhibit 10.45 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.47

Amendment to Employment Agreement dated as of December 30, 2008 by and between the Company and Ira H. Raphaelson, which amended Mr. Raphaelson’s Employment and Severance Benefits Agreement dated December 15, 2005, as amended by the Letter Agreement dated as of August 2, 2006 and the Letter Agreement dated as of October 6, 2008 (incorporated by reference to Exhibit 10.46 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.48

Employment Agreement dated as of February 11, 2009 (effective as of January 1, 2009) by and between the Company and Stephen L. Gibbs (incorporated by reference to Exhibit 10.47 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008). (†)

10.49

Separation Agreement dated as of March 27, 2009 by and between the Company and DeWayne E. Laird (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 2, 2009). (†)

10.50

Employment Inducement Stock Option Grant Agreement dated July 1, 2005 between the Company and Michael Chambrello (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005). (†)

10.51

Employment Inducement Stock Option Grant Agreement dated August 8, 2005 between the Company and Steven Beason (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005). (†)

12.1	^	Computation of Ratio of Earnings to Fixed Charges.

21.1	^	List of Subsidiaries.

*23.1		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

*23.2		Consent of Reconta Ernst & Young S.p.A., Independent Registered Public Accounting Firm.

*23.3		Consent of Latham & Watkins LLP (included in Exhibit 5.1 above).

*23.4		Consent of Tobin, Carberry, O’Malley, Riley & Selinger, P.C. (included in Exhibit 5.2 above).

*23.5		Consent of Duane Morris LLP (included in Exhibit 5.3 above).

24.1	^	Powers of Attorney.

25.1	^	Statement of Eligibility of The Bank of Nova Scotia Trust Company of New York to act as trustee under the Senior Subordinated Notes Indenture under the Trust Indenture Act of 1939.

*99.1		Form of Letter of Transmittal relating to the Senior Subordinated Notes due 2019.

*99.2		Form of Notice of Guaranteed Delivery Regarding the Exchange Offer.

*99.3		Form of Letter to DTC Participants Regarding the Exchange Offer.

*99.4		Form of Letter to Beneficial Holders Regarding the Exchange Offer.

*	Filed herewith.

^	Previously filed

(†)	Management contracts and compensation plans and arrangements.

(b)    Financial Statement Schedule.

Report of Independent Registered Public Accounting Firm Schedule II—Valuation and Qualifying Accounts (incorporated by reference to Item 15(a)(2) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).